Exhibit (d)

OESTERREICHISCHE KONTROLLBANK AKTIENGESELLSCHAFT

REPUBLIC OF AUSTRIA

This description of Oesterreichische Kontrollbank Aktiengesellschaft (“OeKB” or the “Bank”) and the Republic of Austria (“Austria” or the “Republic”) is dated April 15, 2016 and appears as Exhibit (d) to OeKB’s Annual Report on Form 18-K for the fiscal year ended December 31, 2015.

THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933) DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF OeKB’S SECURITIES. THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

In this description, all monetary amounts are expressed in euro (“EUR” or “€”) unless otherwise specified. Other currencies, including those replaced by the EUR, are abbreviated as follows:

Currency	Abbreviation	Currency	Abbreviation
Australian dollars	AUD
Austrian schillings	ATS	Norwegian krone	NOK
Canadian dollars	CAD	Pound Sterling	GBP
German mark	DEM	Swiss franc	CHF
Hungarian forint	HUF
Japanese yen	JPY	United States dollars	dollars, $, or USD

Solely for the convenience of the reader, except where expressly indicated, certain financial information with respect to OeKB has been translated from euro into dollars at the rate of 1.0887 dollars to the euro, the foreign exchange reference rate published by the European Central Bank on December 31, 2015, the last trading day of the year. Other financial information has been translated at specified rates of exchange in effect at the ends of the periods indicated or on the specified dates. These conversions should not be construed as representations that the euro amounts could have been or could be converted into dollars at that or any other rate. For further information with respect to exchange rates, including the average rates of exchange between the euro and the dollar since 2011, see “Republic of Austria—Foreign Exchange—Exchange Rates of the Euro”.

OESTERREICHISCHE KONTROLLBANK AKTIENGESELLSCHAFT

The Bank was established in 1946 under the Austrian Stock Corporation Act (Aktiengesetz) to provide services outside routine commercial banking functions to the Austrian economy. The Bank’s activities include the administration of export guarantees (as agent of the Republic) and the financing of Austrian exports. Its registered and head office is located at Am Hof 4, A-1010 Vienna, Austria.

In 1950 the Bank became involved in the financing and promotion of Austrian exports. Since the original adoption of the Export Promotion Act in 1964, which was replaced on June 1, 1981 by the Export Guarantees Act of 1981, and which has since been amended (the “Export Guarantees Act”), the Bank has acted as the sole agent of Austria for the administration of guarantees issued by Austria under this Act covering commercial, political and foreign exchange risks in connection with Austrian exports. The Bank also provides medium- and long-term financing to banks and foreign importers for export transactions, the repayment of which is guaranteed by Austria under the Export Guarantees Act. Substantially all borrowings by the Bank in connection with export loan financing are guaranteed either as to principal and interest, as to foreign exchange risk or as to both by Austria under the Export Financing Guarantees Act of 1981, as amended (the “Export Financing Guarantees Act”). See “Business—Export Services—Export Loan Financing by the Bank—Sources of Funds for Export Financing”. The Bank also engages in certain other financial activities including the organization and administration of domestic bond issues, in particular bond offerings by the Republic. Central Counterparty Austria, or CCP.A., a joint venture between the Bank and the Vienna Stock Exchange, operates the clearing system of the Vienna Stock Exchange. The Bank’s subsidiary OeKB CSD GmbH clears and settles OTC transactions as central securities depositary. In the context of the settlement of trades in foreign registered shares that are listed on the Vienna Stock Exchange, the Bank may be registered—in its former function as Austrian central securities depositary—as the holder of these shares. The Bank does not accept deposits from the general public or engage in general lending or other commercial banking activities. In 2008, the Bank, on behalf of the Republic, established the Oesterreichische Entwicklungsbank AG to assist developing countries in establishing private industry. See “Business—Export Services—Administration of Export Guarantees of the Republic”.

OESTERREICHISCHE KONTROLLBANK AKTIENGESELLSCHAFT

CAPITALIZATION

The total capitalization of the OeKB Group at December 31, 2015 was as follows:

	(Thousands of euros)(1)	(Thousands of dollars)(2)
Long-term indebtedness(3)
Deposits from banks	33,370	36,330
Deposits from customers	12,218	13,302
Debt securities in issue	4,155,809	4,524,430

Total long-term indebtedness	4,201,397	4,574,061
Equity	746,089	812,267

Total long-term capitalization	4,947,486	5,386,328
Short-term indebtedness
Deposits from banks	1,046,051	1,138,836
Deposits from customers	742,308	808,151
Debt securities in issue	19,468,897	21,195,788

Total short-term capitalization	21,257,256	23,142,775

Total capitalization	26,204,742	28,529,103

(Dollar amounts may not add due to rounding.)

(1)	The line items listed in this table have been extracted from the consolidated financial statements of the OeKB Group, which were prepared in accordance with International Financial Reporting Standards (IFRSs) as adopted by the EU, and the additional requirements pursuant to §§ 245a UGB (Austrian Commercial Code) and 59a BWG (Austrian Banking Act).
(2)	The amounts in this column have been translated into dollars at the exchange rate specified in the paragraph following the Table of Contents hereof.
(3)	The Bank has completed the following public issues from January 1, 2016 to April 15, 2016: USD 1,000,000,000 1.875% Guaranteed Global Notes due January 20, 2021, AUD 40,000,000 Reopening of 3.2% Guaranteed Notes due August 25, 2025; USD 700,000,000 Floating Rate Guaranteed Global Notes due August 10, 2017 and AUD 50,000,000 Reopening of 3.2% Guaranteed Notes due August 25, 2025.

BUSINESS

Our main business includes the administration of guarantees issued by the Republic for export transactions pursuant to the Export Guarantees Act. These guarantees (“Export Guarantees”) are not liabilities of the Bank. Our balance sheet is comprised principally of export loan financing. Austria directly pays all claims on Export Guarantees. In contrast, the Bank conducts its export loan financing activities, which relate exclusively to the refinancing of receivables covered either by Export Guarantees or, to a lesser extent, by private credit insurance and other means, for its own account.

Since the portion of exports for which the Bank administers Export Guarantees or provides export loan financing in relation to total Austrian exports is relatively low, and the demand for Export Guarantees and export loan financing relative to total export volumes tends to increase in economically difficult times, changes in Austria’s export volume typically only have a limited impact on the Bank’s operations.

The Bank also performs several significant functions in the Austrian capital markets. In this field, through Central Counterparty Austria, a joint venture with the Vienna Stock Exchange, and the operation of Austria’s central securities depository by its subsidiary OeKB CSD GmbH, the Bank exercises a central function in the custody and administration of securities and endeavors to improve existing services for the banking community, the Vienna Stock Exchange and capital markets participants.

Export Services

Administration of Export Guarantees of the Republic

Pursuant to the Export Guarantees Act, the Bank acts as the Republic’s sole agent for the administration of Export Guarantees. Except in cases in which the Bank itself is to be the beneficiary of an Export Guarantee, the Bank processes and performs a credit analysis of applications for Export Guarantees. All Export Guarantees must be authorized by the Republic and are issued and administered by the Bank on behalf of the Republic. During 2015, the Bank, as agent of the Republic, issued 738 Export Guarantees covering export transactions with a total value of EUR 3.7 billion (approximately $4.0 billion), and at December 31, 2015, the total value of all export transactions covered by Export Guarantees amounted to EUR 26.2 billion ($28.5 billion). In December 2012, the validity of the Export Guarantees Act was extended until December 31, 2017. Guarantees already issued under the Export Guarantees Act at that time will not be affected by its expiration.

Under the Export Guarantees Act, the Austrian Government could initiate a procurement procedure in which other institutions with an appropriate banking license within the European Economic Area would be eligible to compete with the Bank to become the Republic’s sole agent for the administration of Export Guarantees. In such event:

•	the Bank will remain the sole agent of the Republic for as long as no other party has been awarded an agency contract pursuant to the prescribed procurement procedure;

•	the Austrian Government is required to inform the Bank at least two years prior to initiating a procurement procedure for awarding a new agency contract to one of the tendering institutions, which will include the Bank; and

•	in case a new agent is appointed, any export guarantees and export financing transactions pending at that time will continue to be administered by the Bank and credit operations to raise the required funds will continue to be guaranteed by the Republic.

The Bank is a member of the Berne Union (International Union of Credit and Investment Insurers), which consists of 50 export credit and investment insurers from 40 countries.

In 2008, based on an amendment of the Export Guarantees Act, the Bank established, on behalf of the Republic, Oesterreichische Entwicklungsbank AG (Austrian Development Bank; the “Development Bank”), to be responsible for acquiring participations, granting loans and other financing measures and providing assistance, designed in agreement with the Ministry of Finance, to developing countries in establishing private industry. The Development Bank is a wholly owned subsidiary of the Bank and the board of management of the Development Bank is formed by two experienced employees from the Bank.

Risks Covered by Export Guarantees. Liabilities assumed by the Republic under the Export Guarantees Act take the form of guarantees for the due performance of contracts by the foreign contracting parties, or guarantees by aval on bills of exchange whose discount proceeds are applied to financing export transactions. The Export Guarantee scheme is comprised of 12 types of guarantees. The most significant is the guarantee for tied financial credits, which represented EUR 5.8 billion or 22.3% of total guarantees outstanding as of December 31, 2015.

Other significant Export Guarantees are investment guarantees (EUR 2.3 billion or 8.7% of total guarantees outstanding as of December 31, 2015) and guarantees for direct deliveries and services (EUR 1.6 billion or 6.1% of total guarantees outstanding as of December 31, 2015).

Payments under Export Guarantees. The 1981 regulation of the Minister of Finance under the Export Guarantees Act (the “Regulation”) provides that Austria will pay claims against it under Export Guarantees upon recognition of its liability (in cases of both matured claims and claims that mature after Austria recognizes its liability) in accordance with the payment schedule established in the underlying contract. The Regulation also provides acceleration of a payment schedule against Austria under an Export Guarantee. The Regulation permits Austria to deny liability under an Export Guarantee under certain circumstances, mainly in cases of fraud or misrepresentation in connection with the issuance of such guarantee or failure to comply with the guarantee’s conditions. In 2015, Austria, as guarantor, paid gross claims amounting to EUR 81 million (2014: EUR 102 million), while recoveries totaled EUR 58 million (2014: EUR 73 million).

Maximum Liability of Austria on Export Guarantees. The Export Guarantees Act establishes a ceiling of EUR 50.0 billion (USD 54.44 billion) on the liability of Austria under outstanding Export Guarantees. As of December 31, 2015, the total liability of Austria assumed in the form of Export Guarantees amounted to EUR 25.9 billion (USD 28.2 billion) or 52% of the maximum authorized liability. When calculating the extent of utilization, the basic amounts (maximum amount of guarantee less the lowest rate of retention to be borne by the beneficiary) outstanding under the guarantees and the total financing requirements reported in the case of guarantees by aval on bills of exchange are included.

Export Loan Financing by the Bank

In addition to the Bank’s role as sole agent for the administration of the Republic’s export guarantee program under the Export Guarantees Act, the Bank makes loans directly to banks including the shareholders of the Bank (“Refinancing Loans”) in order to permit such institutions to finance export loans made directly by them.

Export Loans and Commitments. The following table sets forth the aggregate principal amount of refinancing of tied loans and the acquisition of accounts receivable outstanding as of December 31, in each of the last five years:

	2011	2012	2013	2014	2015
	(Billions of euros)				(Billions of euros)	(Billions of dollars)
Tied loans	3.59	3.49	3.57	3.58	3.62	3.94
Acquisitions of accounts receivable	0.10	0.09	0.09	0.09	0.09	0.10
Other refinancing contracts	24.67	21.25	18.37	15.92	14.66	15.33

Total	28.36	24.83	22.03	19.59	18.37	23.79

Of the total export financing outstanding as of December 31, 2015, EUR 13.55 billion ($14.75 billion) were to banks which are shareholders of the Bank.

Moreover, we assume commitments to grant export financing. As of December 31, 2015, the balance of export financing not yet granted which we were contractually obligated to make was EUR 3.0 billion ($3.3 billion). This balance was scheduled to be drawn down as follows:

	(Millions of euros)	(Millions of dollars)
Through December 31,
2016	2,245	2,444
2017	284	309
2018	147	160
2019	314	342
2020	7	8

	2,997	3,263

All of these undisbursed amounts may be cancelled in whole or in part at the option of the potential borrower, but the aggregate amount of cancellations to date has been insignificant. The timing of the draw-downs of these undisbursed amounts may change from time to time due to late deliveries, construction delays or other reasons.

Of the Bank’s outstanding refinancing of export loans granted by banks at December 31, 2015, approximately 4.2% were for exports to European Union Member States, 13.3% to the rest of Europe (including Turkey and the Commonwealth of Independent States), 13.5% to Asia, 2.9% to Africa, and 1.7% to the Americas. The remaining percentage of approximately 68.5% was for export loans covered by guarantees by aval for which no regional breakdown is available.

Terms and Conditions of Export Financing. We denominate substantially all of our export financing in euro. We only finance the portions of loans that are fully covered by Export Guarantees, are insured or otherwise secured in accordance with the Export Financing Guarantees Act. When refinancing loans, the Bank obtains (1) assignments of the rights of the bank against its borrower and against Austria or a credit insurer under the Export Guarantee or credit insurance covering the refinanced loan or against any other qualified guarantor and (2) an assignment of the rights of the Austrian exporter against the foreign importer. In almost all cases where tied loans are not made directly to a foreign government, governmental agency or financial institution, these loans are, in addition to being covered by Export Guarantees, also guaranteed by a foreign government, governmental agency or financial institution.

Each export financing made by the Bank since 1975 has consisted of a portion bearing interest at a floating rate and a portion bearing interest at a fixed rate. Up to 5% of the principal bears interest at a floating rate, which depends on the maturity of the loans and is repaid prior to the fixed rate portion. The floating rate portion bears interest at the export finance rate usually determined quarterly by the Bank on the basis of the cost of our export-related borrowing operations. For the second quarter of 2016, this rate for euro loans was set at 0.55% per annum. A statutory committee chaired by the Ministry of Finance, after consultation with the Bank, sets the Bank’s interest rates for the fixed rate portions. The current fixed rate varies between 0.197% and 2.114% per annum, depending on the maturity and the disbursement date of the loans. Because the Bank adjusts the floating rate portions of export loans, it is able to recover increases in the costs of its borrowing operations, including borrowing operations to fund the fixed rate portions of its export financing.

Generally, loans made to refinance the export of consumer goods have a repayment term of less than one year and loans made to refinance the export of heavy industry goods or major projects generally have repayment terms of five to ten years. In certain cases, export financing on soft terms involving exports to developing countries may have longer maturities.

Sources of Funds for Export Financing. The principal sources of funds for our export financing activities are borrowings and issuances of debt securities, both in Austria and abroad. See “Financial Statements—Consolidated balance sheet of OeKB Group” and note 20 to the Financial Statements.

The Export Financing Guarantees Act authorizes the Minister of Finance to issue on behalf of Austria unconditional guarantees of Austria for the payment of principal and interest on borrowings incurred by the Bank for the purpose of financing export transactions, including export loans, or for the purpose of refinancing such borrowings. In addition, pursuant to Sec. 1 Para. 2 Lit. b of the Export Financing Guarantees Act, Austria is authorized to provide indemnification in the case of foreign currency borrowings, so that we shall not have to pay more principal and interest expressed in euro than contemplated at the time of the borrowing on the basis of then prevailing exchange rates. The Export Financing Guarantees Act provides that Austria’s guarantees may only be issued if, after giving effect to such issuance, the aggregate liability for payments of principal under all guarantees then in effect does not exceed the maximum outstanding aggregate amount which currently stands at EUR 45 billion ($49 billion). In December 2012, the validity of the Export Financing Guarantees Act was extended until December 31, 2018. Guarantees of Austria issued prior to such date will not be affected by the expiration of the Act. An amount equal to 10% of the euro equivalent of the outstanding guaranteed principal is added in computing the aggregate amount of such liability in view of the exchange rate risk. As of December 31, 2015, the total amount of outstanding liabilities of Austria under the Export Financing Guarantees Act was EUR 24.3 billion ($26.5 billion).

Payment of principal and interest on most foreign currency borrowings of the Bank is covered by Austria’s guarantees under the Export Financing Guarantees Act. Austria has indemnified the Bank against foreign exchange risks in connection with substantially all foreign currency borrowings by the Bank. As of December 31, 2015, the total of outstanding borrowings denominated in currencies other than euro by the Bank amounted to EUR 21.9 billion ($23.8 billion). As of December 31, 2015, the total amount of outstanding borrowings denominated in euro by the Bank amounted to EUR 4.7 billion ($5.1 billion).

Services for the Capital Market and the Energy Market

Domestic Capital Markets Activities. We act as an agency for the organization and administration of bond offerings by the Republic of Austria. Processing is effected via the automated and electronic Austrian Direct Auction System (“ADAS”) developed by OeKB. In 2015, we organized and administered new bond issues representing a notional amount of EUR 14.8 billion ($16.1 billion). Over the past few years, the group of financial institutions eligible to participate in auctions of bonds and money markets treasury bills of Austria has been expanded to include all financial institutions that hold a securities account with us as the central securities depositary. As of December 31, 2015, 21 financial institutions were eligible to participate in these auctions. Currently, both federal bonds and federal treasury bills are auctioned using the yield tender procedure. In connection with domestic debt offerings, we also act as principal paying agent. At the end of 2015, we administered payments for 70 bond issues and federal treasury bills.

The Capital Markets Act, which entered into force on January 1, 1992, and which was amended several times thereafter, entrusted the Bank with the function of a registration office. The registration office acts as a depositary for the prospectuses to be issued in compliance with the Capital Markets Act and the Investment Funds Act, and prepares a calendar for planned issues of securities and investments as defined in the Capital Markets Act. The registration office publishes on a daily basis and via Reuters the information regarding planned issues which it has received, in the form of a preview. Moreover, this information is published in electronic form once a week in the Bank’s information brochure “Kapitalmarktservice” which may be subscribed to by any interested person. In 2015, the registration office processed approximately 2,500,000 reports for the issue calendar, and approximately 7,800 prospectuses (including amendments to prospectuses) were filed in compliance with the Capital Markets Act and the Investment Funds Act.

Stock exchange trading, clearing and settlement. Pursuant to a decree of the Vienna Stock Exchange Council, we have been the clearing agency for the Vienna Stock Exchange since 1949. On November 5, 1999, trading on the Vienna Stock Exchange was entrusted to the Xetra trading system of the Deutsche Börse AG. Until January 31, 2005, we continued to clear and settle the transactions on the Vienna Stock Exchange even after the introduction of the German trading system. As of February 1, 2005, we transferred these activities to Central Counterparty Austria GmbH, a joint venture between the Bank and the Vienna Stock Exchange.

Central Securities Depositary. Since July 1, 1965, we have acted as the central depositary for securities in Austria. Depositors can open collective securities depositary accounts and benefit from the attendant advantages (simplification of securities custody, administration and transfer). Account holders include all members of the Vienna Stock Exchange, brokers and clearing institutions as well as foreign and domestic credit and financial institutions. In our capacity as central depositary, we have also entered into agreements with other central depositaries in order to ease cross-border settlement of securities transactions. Such agreements exist with the German, Dutch, French and Italian central depositaries, as well as with the Euroclear System (“Euroclear”) and Clearstream Banking société anonyme, Luxembourg (“Clearstream Luxembourg”). On September 12, 2015, we spun off our central depositary activities into a wholly owned subsidiary, OeKB CSD GmbH, in order to comply with the EU regulation on central securities depositories.

Competence Center for the Energy Market. In 2001, we took advantage of the deregulation of the electricity energy markets in Austria to develop a new business segment. The Bank performs the functions of financial clearing and risk management for “adjusted energy” (the difference between the contracts entered into by market participants on the basis of forecasts and the actual consumption/production of energy, which has to be consumed or generated by market participants). In 2003, we assumed the equivalent function for the gas energy market. On this basis, we are positioning ourselves as a competence center for the entire energy sector.

Other Services

Non-Export Loan Activities. As of December 31, 2015, the Bank’s non-export loans totaled approximately EUR 2.9 million ($3.2 million). Nearly all of these loans were made to OeKB employees.

Money Markets Operations. We are a dealer in the Austrian money markets in interest-bearing demand deposits and short-term time deposits of credit institutions including our shareholder banks. During 2015, the average daily closing balance of money markets accounts receivable of the Bank connected with such operations was approximately EUR 0.54 billion ($0.59 billion).

Information Services. Furthermore, the segment “Other Services” encompasses our information services which deliver studies, analyses, or concise summaries on global financial and economic developments mainly to business enterprises, domestic and foreign financial service providers as well as scientific and research institutions.

Administration of Government Guarantees for the Corporate Sector. The Bank acts as the Republic’s agent for the administration of guarantees provided for financings to Austrian large- and medium-sized companies outside the financial sector under the Corporate Liquidity Strengthening Act (Unternehmensliquiditätsstärkungsgesetz), which came into effect in August 2009. The Act is intended to address potential liquidity shortages resulting from the international financial crisis by providing government guarantees for financings in an aggregate amount of up to EUR 10 billion. The Act expired on December 31, 2010, although guarantees issued under the Act remained valid for another five years and expired by the end of 2015. See also “Republic of Austria—The Economy—Industry”.

MANAGEMENT AND EMPLOYEES

Our business is managed by a Board of Executive Directors. Our Supervisory Board appoints the members of the Board of Executive Directors for terms of up to five years. The current members of our Board of Executive Directors are Rudolf Scholten and Angelika Sommer-Hemetsberger.

During the financial year 2015, we had an average of 404 employees (including part-time employees on a proportionate basis, corresponding to the extent of their employment). On December 31, 2015, we had 444 employees (including part-time employees on a proportionate basis).

SHAREHOLDERS AND SUPERVISORY BOARD

On December 31, 2015, our share capital was EUR 130 million, divided into 880,000 ordinary no-par value shares, all of which are issued and fully paid. The shares are in registered form.

Our share capital is owned by leading Austrian banks and financial institutions as follows:

Name of Shareholder	% of Share Capital
CABET-Holding-Aktiengesellschaft, Vienna (UniCredit Bank Austria Group)	24.750%
UniCredit Bank Austria AG, Vienna	16.140%
Erste Group Bank AG, Vienna	12.890%
Schoellerbank Aktiengesellschaft, Vienna	8.260%
AVZ Finanz-Holding GmbH, Vienna	8.250%
Raiffeisen Zentralbank Österreich Aktiengesellschaft, Vienna	8.120%
BAWAG P.S.K. Bank für Arbeit und Wirtschaft und Österreichische Postsparkasse Aktiengesellschaft, Vienna	5.090%
Raiffeisen OeKB Beteiligungsgesellschaft mbH (Raiffeisen Group), Vienna	5.000%
Oberbank AG, Linz	3.890%
Bank für Tirol und Vorarlberg Aktiengesellschaft, Innsbruck	3.055%
BKS Bank AG, Klagenfurt	3.055%
Volksbank Wien AG, Vienna	1.500%

100.000%

A substantial portion of our business is with our shareholders and their affiliates and with various other organizations with which the members of our Supervisory Board and our Board of Executive Directors are affiliated as directors, officers or otherwise. We do not consider the Bank to be a competitor of its shareholders or of other Austrian banks and credit institutions. We generally do not initiate transactions, whether or not they involve related parties, without consultation with our shareholders through their representatives on our Supervisory Board. When we do transact business with our shareholders, we do so on an arm’s-length basis. See “Business”.

Our Supervisory Board currently consists of the following members elected by the shareholders of the Bank:

Name	Principal Occupation
Erich Hampel Chairman	Former Chairman of the Board of Executive Directors and Vice-Chairman of the Supervisory Board, UniCredit Bank Austria AG

Walter Rothensteiner 1st Vice-Chairman	General Manager and Chairman of the Board of Executive Directors, Raiffeisen Zentralbank Österreich Aktiengesellschaft

Thomas Uher 2nd Vice-Chairman	Chairman of the Board of Executive Directors, Erste Bank der oesterreichischen Sparkassen AG

Helmut Bernkopf	Director and member of the Board of Executive Directors, UniCredit Bank Austria AG

Peter Bosek	Director and member of the Board of Executive Directors, Erste Bank der oesterreichischen Sparkassen AG

Michael Glaser	Director of UniCredit Bank Austria AG

Andreas Gottschling	Member of the Board of Executive Directors, Erste Group Bank AG, Vienna

Dieter Hengl	Deputy Chief Risk Officer, UniCredit Bank Austria AG

Herbert Messinger	Head of Austrian Corporate Business, BAWAG P.S.K. Bank für Arbeit und Wirtschaft und Österreichische Postsparkasse Aktiengesellschaft

Karl Sevelda	General Manager and Chairman of the Board of Executive Directors, Raiffeisen Bank International AG

Jozef Sikela	Member of the Board of Executive Directors, Erste Group Bank AG

Herta Stockbauer	Director and Chairwoman of the Board of Executive Directors, BKS Bank AG

Herbert Tempsch	Head of Financing and Advisory Austria, UniCredit Bank Austria AG

Susanne Wendler	Head of Corporates Austria, UniCredit Bank Austria AG

Robert Zadrazil	Director and member of the Board of Executive Directors, UniCredit Bank Austria AG

Franz Zwickl	Former member of the Board of Executive Directors, UniCredit Bank Austria AG

In addition, Austrian law requires that our employees be represented on the Supervisory Board by delegates elected to four-year terms by the Staff Council. These delegates have the right to vote on substantially all questions at meetings of the Supervisory Board. The employee delegates on the Supervisory Board are: Martin Krull, Erna Scheriau, Alexandra Griebl, Elisabeth Halys, Christian Leicher, Ulrike Ritthaler, Christoph Seper and Markus Tichy.

The Supervisory Board reports to the shareholders on the Bank’s management and financial condition. The authorization of certain transactions by the Board of Executive Directors, including borrowing and lending by the Bank in excess of certain amounts, is subject to approval by the Supervisory Board. With respect to our borrowing and lending activities, the Supervisory Board has delegated this function to an Executive Committee consisting of the following persons:

Erich Hampel	Chairman of the Supervisory Board
Walter Rothensteiner	1st Vice-Chairman of the Supervisory Board
Martin Krull	Employee delegate on the Supervisory Board

As required by the Austrian Stock Corporation Act (Aktiengesetz), the Supervisory Board has appointed a committee for the examination and preparation of the approval of the annual financial statements (Ausschuss zur Prüfung und Vorbereitung der Feststellung des Jahresabschlusses) which consists of the chairman and the 1st vice-chairman of the Supervisory Board and the chairman of the works council (Betriebsratsvorsitzender).

State Commissioners/Representatives and Government Commissioners

Pursuant to the Austrian Banking Act of 1993 (Bankwesengesetz), the Minister of Finance of Austria must appoint a State Commissioner and a Deputy State Commissioner for most banks, including OeKB. The State Commissioners are entitled to participate in the meetings of the shareholders and of the Supervisory Board of the Bank and must object to resolutions which in their view violate the laws or regulations of Austria. The objection of a State Commissioner suspends the effectiveness of such resolutions until the determination by the Financial Markets Authority as to their validity. In addition, the Export Financing Guarantees Act authorizes the Minister of Finance to appoint a Representative and a Deputy Representative who are charged with protecting the interests of Austria in connection with the guarantees assumed by Austria under the Act. These Representatives are entitled to examine all books and records of the Bank and to participate without vote in all deliberations of the Bank relating to borrowings by the Bank which are the subject of guarantees of Austria under the Export Financing Guarantees Act.

The names of the current State Commissioners/Representatives under both statutes and the positions they hold in the Austrian Government are as follows:

Harald Waiglein, State Commissioner/Representative	Head of Directorate General III—Economic Policy and Financial Markets, Austrian Federal Ministry of Finance

Johann Kinast, Deputy State Commissioner/Representative	Head of Unit III/8—Export Guarantees and Debt Rescheduling, Austrian Federal Ministry of Finance

In addition, two Government Commissioners have been appointed pursuant to the Covered Bond Act 1905. Although the Bank does not currently issue any covered bonds, this is provided for in Article 27 of the Bank’s Statutes.

The names of the current Government Commissioners appointed under the Covered Bond Act 1905 and the positions they hold in the Austrian Government are as follows:

Beate Schaffer, Government Commissioner	Head of Unit III/5—Legal affairs Banking, Capital Markets & Pension Funds, Austrian Federal Ministry of Finance

Edith Wanger, Deputy Government Commissioner	Department Director in the Austrian Federal Ministry of Finance

FINANCIAL STATEMENTS

OeKB Group 2015 consolidated financial statements

Consolidated statement of comprehensive income

					Change
€ thousand	Notes		2015	2014	in %
Interest and similar income		293,202	292,428	344,436	-15.1%
Minus negative interest from money market business		(574)		—	—
Minus negative interest from credit business		(200)		—	—
Interest and similar expenses		(289,833)	(212,958)	(264,512)	9.6%
Minus positive interest from money market business		433		—	—
Minus positive interest from refinancing business		76,442		—	—

Net interest income	7		79,470	79,924	-0.6%
Share of profit of equity-accounted investments, net of tax	7, 18		5,142	5,887	-12.7%
Impairment losses on loans and advances and other credit risk provisions	8		(60)	(91)	-34.0%
Fee and commission income			55,530	56,044	-0.9%
Fee and commission expenses			(11,231)	(10,302)	9.0%
Net fee and commission income	9		44,299	45,742	-3.2%
Administrative expenses	10		(83,181)	(78,808)	5.5%
Net other operating income	11		5,774	7,609	-24.1%

Operating profit			51,444	60,263	-14.6%
Net gain or loss on financial instruments	12		9,343	23,979	-61.0%

Profit before tax			60,787	84,242	-27.8%
Income tax and other taxes	13		(13,613)	(18,596)	-26.8%

Profit for the year			47,174	65,646	-28.1%
Items that will not be reclassified in the income statement
Actuarial gains/(losses) on defined benefit plans	21		999	(14,894)	-106.7%
Equity-accounted investments - share of other comprehensive income/(expense)	18		(98)	(384)	-74.5%
Tax effects	13		(250)	3,723	-106.7%

Other comprehensive income/(expense) after tax			651	(11,555)	-105.6%

Total comprehensive income for the year			47,825	54,091	-11.6%
Profit for the year attributable to
Owners of the parent			46,950	65,401	-28.2%
Non-controlling interests			224	245	-8.8%

			47,174	65,646	-28.1%
Total comprehensive income for the year attributable to
Owners of the parent			47,596	53,875	-11.7%
Non-controlling interests			228	216	5.7%

			47,825	54,091	-11.6%

The accompanying notes form an integral part of these consolidated financial statements.

Earnings per share

	2015	2014
Total comprehensive income for the year attributable to owners of the parent, in € thousand	47,596	53,875
Average number of shares outstanding	880,000	880,000

Earnings per share, in €	54.09	61.22

At 31 December 2015, as in the previous year, there were no exercisable conversion or option rights. The stated earnings per share therefore represent basic earnings per share and are not subject to dilution.

Consolidated balance sheet of OeKB Group

Assets

				Change
€ thousand	Notes	31 Dec 2015	31 Dec 2014	in %
Cash and balances at central banks	25	223,147	271,838	-17.9%
Loans and advances to banks	14	17,874,580	19,311,835	-7.4%
Loans and advances to customers	14	1,481,426	1,510,321	-1.9%
Allowance for impairment losses on loans and advances	15	(622)	(562)	10.7%
Other financial instruments	16	2,602,495	1,789,342	45.4%
Derivatives designated as hedging instruments	33	6,331,911	4,872,878	29.9%
Interests in equity-accounted investments	18	67,763	67,670	0.1%
Property and equipment and intangible assets	17	23,065	26,173	-11.9%
Current tax assets		4,393	409	974.0%
Deferred tax assets	22	85,313	83,209	2.5%
Other assets	19	82,260	68,456	20.2%

Total assets		28,775,731	28,001,569	2.8%

Liabilities and equity

				Change
€ thousand	Notes	31 Dec 2015	31 Dec 2014	in %
Deposits from banks	20	1,079,421	513,146	110.4%
Deposits from customers	20	754,526	814,380	-7.3%
Debt securities in issue	20	23,624,706	23,541,088	0.4%
Derivatives designated as hedging instruments	33	915,216	1,026,694	-10.9%
Provisions	21	1,498,072	1,237,201	21.1%
Current tax liabilities		2,406	4,359	-44.8%
Deferred tax liabilities	22	28,018	26,478	5.8%
Other liabilities	23	127,277	119,799	6.2%
Equity	24	746,089	718,424	3.9%
Attributable to non-controlling interests		4,439	4,352	2.0%

Total liabilities and equity		28,775,731	28,001,569	2.8%

The accompanying notes form an integral part of these consolidated financial statements.

Consolidated statement of changes in equity of OeKB Group

The amounts of subscribed share capital and capital reserves shown in the following tables are the same as those reported in the separate financial statements of Oesterreichische Kontrollbank AG.

More information on equity is provided in note 24.

Consolidated statement of changes in equity 2015

					Attributable to	Non-
		Called-up	Capital	Retained	shareholders	controlling
€ thousand	Notes	share capital	reserves	earnings	of the parent	interests	Total equity
At 1 January 2015		130,000	3,347	580,725	714,072	4,352	718,424
Profit for the year		—	—	46,950	46,950	224	47,174
Other comprehensive income	24	—	—	647	647	4	651

Total comprehensive income for the year		—	—	47,596	47,596	228	47,825
Transactions with owners (dividends)	24	—	—	(20,020)	(20,020)	(140)	(20,160)

At 31 Dec 2015		130,000	3,347	608,302	741,650	4,439	746,089

Consolidated statement of changes in equity 2014

					Attributable to	Non-
		Called-up	Capital	Retained	shareholders	controlling
€ thousand	Notes	share capital	reserves	earnings	of the parent	interests	Total equity
At 1 January 2014		130,000	3,347	546,870	680,217	4,273	684,490
Profit for the year		—	—	65,401	65,401	245	65,646
Other comprehensive (expense)	24	—	—	(11,526)	(11,526)	(29)	(11,555)

Total comprehensive income for the year		—	—	53,875	53,875	216	54,091
Transactions with owners (dividends)	24	—	—	(20,020)	(20,020)	(137)	(20,159)

At 31 Dec 2014		130,000	3,347	580,725	714,072	4,352	718,424

The accompanying notes form an integral part of these consolidated financial statements.

Consolidated statement of cash flows of OeKB Group

As of 2015, the loans and advances to banks and customers are presented divided into proceeds from amortisation and disposal and from purchase. At the same time deposits from banks and customers as well as debt securities in issue are presented in proceeds and purchase of amortisation. The comparative data from the previous year was restated. Further detail on cash and cash equivalents and additional information on the cash flow statement are provided in note 25.

Consolidated statement of cash flows of OeKB Group

€ thousand	2015	2014
Cash and cash equivalents at beginning of period	271,838	520,631
Net cash from/(used in) operating activities	83,654	154,076
Net cash from/(used in) investing activities	601,452	1,922,881
Net cash (used in) financing activities	(733,797)	(2,325,750)

Cash and cash equivalents at end of period	223,147	271,838

The accompanying notes form an integral part of these consolidated financial statements.

€ thousand	Notes	2015	2014
Profit before tax		60,787	84,242
Non-cash items included in profit before tax, and adjustments to reconcile profit before tax to cash flows from operating activities
Depreciation, amortisation and impairment of property and equipment	17	4,688	4,558
Depreciation, amortisation and impairment of intangible assets	17	582	240
Changes in provisions		(2,957)	5,150
Gains/(losses) from disposal and/or valuation of property and equipment		79	—
Gains/(losses) from disposal and/or valuation of investments in other unconsolidated companies	12	(1,074)	—
Unrealised (losses) from valuation of investments	12	(5,873)	(22,658)
Unrealised gains/(losses) from valuation of issues and swaps	12	12,731	(1,162,736)
Unrealised gains/(losses) from foreign exchange fluctuation	12	(12,871)	1,162,676
Gains/(losses) from exchange rate fluctuation		(192)	(277)
Other non-cash items		(2,306)	(2,660)
Changes in operating assets and liabilities, after adjustment for non-cash components
Other operating assets		(11,949)	5,971
Other operating liabilities		8,269	35,433
Interest and dividends received		295,244	346,347
Interest paid		(241,200)	(285,286)
Income tax paid	13	(20,304)	(16,924)

Net cash from operating activities		83,654	154,076
Proceeds from amortisation and disposal of
Loans and advances to banks	14	23,539,356	28,202,630
Loans and advances to customers	14	532,210	1,995,889
Other financial instruments	16	180,589	99,868
Investments in other unconsolidated companies	16	11,104	—
Property and equipment and intangible assets		—	—
Purchase of
Loans and advances to banks	14	(22,147,764)	(26,151,709)
Loans and advances to customers	14	(503,200)	(2,017,272)
Other financial instruments	16	(1,007,700)	(205,465)
Property and equipment and intangible assets	17	(3,143)	(1,059)

Net cash from investing activities		601,452	1,922,881
Proceeds from
Deposits from banks	20	5,122,971	3,780,159
Deposits from customers	20	1,970,383	2,371,758
Debt securities in issue	20	24,676,148	22,504,754
Purchase of amortisation on
Deposits from banks	20	(4,556,743)	(3,647,871)
Deposits from customers	20	(2,030,237)	(2,232,123)
Debt securities in issue	20	(25,896,299)	(25,082,407)
Issue of shares		—	—
Dividends paid	24	(20,020)	(20,020)

Net cash (used in) financing activities		(733,797)	(2,325,750)

The accompanying notes form an integral part of these consolidated financial statements.

Notes on the consolidated financial statements of OeKB Group

Accounting policies

(1) General information

Oesterreichische Kontrollbank Aktiengesellschaft (‘OeKB’) is a special-purpose bank with its registered office in 1011 Vienna, Austria. The activities of OeKB Group consist largely of export services and capital market services.

Special features of the export guarantee system

The export guarantee system is based on the provisions of the Export Guarantees Act and the respective regulation issued by the Federal Minister of Finance. OeKB, as the agent of and on behalf of the Republic of Austria, offers cover for non-marketable risks, focusing on exports of capital goods and Austrian direct investment abroad. OeKB receives an adequate fee for the administration of these export guarantees (shown in fee and commission income in the export guarantee business, note 9).

Special features of the Export Financing Scheme (EFS)

The purpose of the OeKB Export Financing Scheme is to fund export credits extended by the banks participating in the scheme (with OeKB refinancing bank lending to the customer) and to provide direct lending (debt-rescheduling agreements with state agencies, purchase of accounts receivable from predominantly public bodies). The Export Financing Scheme is managed as a separate system of accounts. It encompasses most of the loans, interim investments and money market transactions on the one hand, and the required refinancing (including derivatives used for hedging) on the other. The majority of debt securities in issue bear a guarantee as well as an exchange rate guarantee of the Republic of Austria in accordance with the Export Financing Guarantees Act (AFFG). The provider of the guarantees receives an adequate guarantee fee (shown under interest and similar expenses). The volume of the EFS accounts for more than 95% of OeKB’s total assets.

The majority of loans to banks and customers under the EFS are covered by a guarantee of the Republic of Austria under the Export Financing Guarantees Act, making the remaining credit risk minimal for OeKB Group. Allowance for impairment losses on loans and advances for financing connected with the EFS are, consequently, not necessary.

Exchange rate risks essentially exist only in connection with raising long- and short-term funds for the Export Financing Scheme. These risks are largely secured by the exchange rate guarantee of the Republic of Austria under the Export Financing Guarantees Act. OeKB, thus, does not bear any exchange rate risk resulting from the Export Financing Scheme. A foreign currency strategy is agreed with the Austrian Ministry of Finance. The calculation and settlement of these exchange-rate positions is conducted in agreement with the Ministry of Finance for each individual transaction. Alternatively, the transactions are refinanced in the same currency and the exchange rate guarantee is extended to the next transaction. This exchange rate guarantee of the Republic of Austria is similar to a derivative financial instrument, and, for this reason, is shown as a derivative in the company financial statements.

The interest rate stabilisation provision in the EFS contains the surpluses from the current interest calculation.

Since the inception of the Export Financing Scheme in 1960, the interest rate stabilisation provision has established itself out of the ongoing surpluses. In accordance with an order from the Ministry of Finance in 1968, the surpluses from the EFS are to be channelled into a provision (interest rate stabilisation account). This provision is to be used for decreasing the effective scheme-specific refinancing interest rate in the following years. The Finance office for corporations (Vienna) has acknowledged the interest rate stabilisation provision as a provision or as a deductible debt position, in so far as it is used for decreasing the effective scheme-specific refinancing interest rate. The profit/loss from the current interest calculation of the EFS is neutralised through the transfer to the interest rate stabilisation provision in the consolidated financial statements.

OeKB is entitled to a settlement fee for the administration of the EFS. The fee is charged together with the interest for the export financing (share of the interest margin).

Services for the Capital Market

With a broad range of services for the capital market, OeKB Group is a hub for numerous activities required before and after the purchase or sale of securities. For decades now, these services have benefited financial services providers, issuers, investors and the Republic of Austria.

Oesterreichische Kontrollbank AG, Vienna, prepared the consolidated financial statements for the year ending 31 December 2015 in accordance exclusively with the International Financial Reporting Standards (IFRS) as adopted by the European Union, thus also satisfying the requirements of section 59a of the Austrian Banking Act and section 245a of the Austrian Commercial Code.

In preparing these financial statements, OeKB Group applied all IFRS (including IAS) and interpretations of them by the International Financial Reporting Interpretations Committee (IFRIC, formerly Standard Interpretations Committee or SIC) that were effective at the balance sheet date. Uniform accounting policies are used throughout the Group.

OeKB Group follows the IFRS-based regulatory requirements (FIN-REP) in the presentation of its financial statements. These requirements were reintroduced by the European Banking Authority (EBA) in 2014 and represent an obligatory regulatory framework to be applied by EU-based credit institutions. This harmonisation considerably increases the comparability of reports published by the regulator, by the investors and by OeKB Group.

Changes in accounting methods

New standards or changes to be introduced in 2015

Amendment to IAS 19 – Defined Benefit Plans: Employee Contributions

The amendments aim at clarifying the assignment of employee contributions or contributions by third parties to years of service, if these contributions are coupled with the length of service. Moreover, facilitations are provided, if the contributions are not dependent on the number of years served. The EU announced its acceptance of the above in its official circular on 17 December 2014. The amendments, which are to be implemented in financial years beginning on or after 1 February 2015, will work retrospectively. There will be no changes for OeKB Group.

Annual improvements – Cycle 2010–2012

As part of the Annual Improvement Project amendments were made to seven standards. By adapting formulations in individual IFRS, the existing rules should be clarified. Certain changes have an effect on annex data. IFRS standards 2, 3, 8, 13, IAS 16, 24 and 38 are affected. The amendments are mandatory for periods beginning on or after 1 February 2015, or in the case of the change to IFRS 2, on share-based payment, granted on or after 1 February 2015.

IFRS 2 – Share-based Payment

As OeKB Group has no share-based payment, there is no change to the consolidated financial statements.

IFRS 3 – Business Combinations

The regulations are not applicable for OeKB Group, and therefore, there are no changes in the consolidated financial statements.

IFRS 8 – Operating Segments

When summarizing business segments into reportable segments, the considerations by the management for identifying reportable segments are specified (a brief description of the summarized business segments and of the economic factors applied for determining the ‘comparable economic features’ as defined in IFRS 8.12). A transitional calculation of the segment asset values into the corresponding amounts in the financial statements is only required if data on the segment asset values is also part of the financial information which is reported on a regular basis to the responsible company authority (CODM). As the company authority responsible does not operate based on the assets in the business segment, the amendments have no effects on the consolidated financial statements.

IFRS 13 – Fair Value Measurement

Through an amendment to the ‘Basis for Conclusions’ of IFRS 13, it has become clear that with the amendments to IFRS 9 and IAS 39 resulting from IFRS 13, the IASB did not want to remove the possibility to waive a discount on short-term loans and advances and liabilities in case of non-materiality. OeKB Group is not affected by these amendments.

IAS 16 – Property, Plant and Equipment, IAS 38 – Intangible Assets

As OeKB Group does not use the revaluation method, there are no changes.

IAS 24 – Related Party Disclosures

The amendment broadens the definition of ‘related persons or entities’ to include companies which, either on their own or via a company in their group, perform management services in key positions for the reporting entity, without a close relationship, as defined in IAS 24, existing between the two companies (so-called management entities). For the expenses registered with the reporting entity for the services provided by the management entity, extra data is required in accordance with the newly inserted section 18A. However, no data is required by the reporting entity for the remuneration, which is, provided under IAS 24.17 by the management entity to those employees, encharged with management functions at the reporting entity. A voluntary early application of the rules is permissible. These amendments have no effects on OeKB Group.

Annual improvements – Cycle 2011–2013

As part of the Annual Improvement Project changes were made to four standards. With the adaptation of formulations in individual IFRS, the existing rules should be clarified. IFRS standards 1, 3, 13 and IAS 40 are affected. The EU announced its acceptance in its official circular on 18 December 2014. The amendments are to be implemented for financial years beginning on or after 1 January 2015.

IFRS 1 – First-time Adoption of International Financial Reporting Standards

Only those adopting IFRS for the first time are affected.

IFRS 3 – Business Combinations

OeKB Group has no need for this and, therefore, there are no changes in the consolidated financial statements.

IFRS 13 – Fair Value Measurement

As OeKB Group does not apply the portfolio exception under IFRS 13.48, the amendments have no effect on the consolidated financial statements.

IAS 40 – Investment Property

OeKB Group holds no property as a financial investment, so the amendment has no effect on the consolidated financial statements.

IFRIC 21 – Levies

OeKB Group accounts for the stabilisation levy as of the effective date of the levy obligation, therefore the amendment has no effect on the consolidated financial statements.

New standards and interpretations not yet applied

A number of new standards and changes to standards are to be implemented in the first reporting period of a new financial year after 1 January 2015, whereby an earlier implementation is possible. The Group did not apply the following new or changed standards earlier than required, when compiling these consolidated financial statements.

IFRS 9 – Financial Instruments

The version of IFRS 9 issued in July 2014 replaces the existing guidelines of IAS 39 – Financial Instruments: Recognition and Valuation.

IFRS 9 includes revised requirements for the classification and valuation of financial instruments, including a new model of expected credit losses for evolving impairment of financial assets and the new general hedge accounting model. It also takes over guidelines according to IAS 39 for recognition and derecognition of financial instruments.

Application of IFRS 9 is mandatory for periods beginning on or after 1 January 2018 with early adoption permitted.

We are currently analysing the potential impacts of the adoption of IFRS 9 on our consolidated financial statements.

IFRS 15 – Revenue from Contracts with Customers

IFRS 15 provides a comprehensive framework for determining whether or not to recognise revenue, in which amount and at which specific date. It replaces existing standards and interpretations on revenue recognition, including IAS 18 – Revenue, IAS 11 – Construction Contracts, and IFRIC 13 – Customer Loyalty Programmes.

The application of IFRS 15 is mandatory for periods beginning on or after 1 January 2018 with early adoption permitted.

We are currently analysing the potential impacts of the adoption of IFRS 15 on our consolidated financial statements.

IAS 16 and IAS 41 Amended by Agriculture: Bearer Plants

These amendments demand that a fruit-bearing plant, defined as a living organism, is listed in the financial statements as a tangible asset and falls under the scope of IAS 16 Tangible Assets, instead of IAS 41 Agriculture.

As the Group has no fruit-bearing plants, there are no changes in the consolidated financial statements.

The following new or changed standards are not expected to have a material impact on our consolidated financial statements.

Amended standards and interpretations		EU-acceptance	Effective date
IFRS 11	Income from shares in a joint arrangement	24 November 2015	1 January 2016
IFRS 14	Regulatory Deferral Accounts	declined	1 January 2016
Clarification of Acceptable Methods of
IAS 16/IAS 38	Depreciation and Amortisation	2 December 2015	1 January 2016
IAS 27	Company financial statements (under the equity method)	planned Q1/16	1 January 2016
Disposal of assets of an investor to or
contribution thereof in their associated
IFRS 10/IAS 28	company or joint venture	open	1 January 2016
Annual improvements (Cycle 2012-2014)	Sundry	14 December 2015	1 January 2016
IAS 1	Presentation of Financial Statements	17 December 2015	1 January 2016
IFRS 10/IFRS 12/
IAS 28	Consolidation of companies invested in	planned Q1/16	1 January 2016

(2) Scope of consolidation

A list of all entities that are represented in OeKB Group’s consolidated financial statements is provided in note 18, ‘Companies wholly or partly owned by OeKB’. Four companies are fully consolidated: Oesterreichische Kontrollbank AG (‘OeKB’, the Group parent) and the Vienna-based Oesterreichische Entwicklungsbank AG (‘OeEB’), OeKB CSD GmbH (‘OeKB CSD’) and “Österreichischer Exportfonds” GmbH (‘Exportfonds’). OeKB CSD was founded in 2015 and consolidated in the Group. OeKB CSD conducts the business previously done by the central securities depository, which was part of OeKB until the end of 2014. There are no changes in the consolidated financial statements with regard to the financial position and results of operations compared with the previous year as a result of the above.

Representing the unconsolidated entities held at cost, two subsidiaries were not consolidated (previous year: two); they are of minor overall significance to the Group’s financial position and results of operations. The combined total assets of these two entities represent 0.02% of the Group’s consolidated total assets, and their combined profit for the year represents less than 0.01% of the Group’s consolidated profit for the year. In OeKB Group’s consolidated financial statements, two companies (previous year: two) were accounted for by the equity method.

Number of companies included in the consolidated financial statements or held at cost, by accounting method

	31 Dec 2014	31 Dec 2015
Fully consolidated companies	2	3
Equity-accounted investees	2	2
Unconsolidated subsidiaries held at cost (adjusted acquisition costs included)	2	2
Other investments in companies held at cost (adjusted acquisition costs included)	9	8

Total	15	15

(3) Methods of consolidation

The consolidation of the Group accounts involves purchase-method accounting; equity-method accounting; consolidation of intercompany balances, expenses and revenues; and the elimination of intercompany profits. The separate annual accounts of the fully consolidated entities and of the entities accounted for by the equity method are uniformly prepared as of 31 December.

The Group elected to make use of an option under IFRS 1 on 1 January 2004 (the date of transition to IFRS) by adopting the book values from the initial consolidation that was performed under the Austrian Commercial Code, or UGB. Capital consolidation is thus accounted for by the book value method. Under this method, the cost of the acquired ownership interest is offset against the Group’s share of the subsidiary’s net assets at the time that control passes to the Group. As in previous periods, the provisions of IFRS 3 on business combinations were not yet applied in the year under review, as no relevant transactions occurred. Intercompany balances, expenses, revenues, profits and losses are eliminated when significant.

Group companies are accounted for under the equity method and are reported as interests in equity-accounted investments. In general, IFRS-compliant financial statements are used for the equity measurement. If these are not available, local financial statements, adjusted to adhere to the Group’s uniform accounting methods, are used. The annual results are obtained from the latest available annual separate financial statements and sub-groups’ consolidated financial statements, and the changes in equity are thus recognised in the year in which they occur. Dividends paid are eliminated. Profits for the year are shown in the consolidated income statement under share of profit of equity-accounted investments, net of tax. Shares in other income are shown under equity-accounted investments – share in other income.

(4) Foreign currency translation

The consolidated financial statements are presented in thousands of euros, rounded by the standard round-half-up convention. The euro is also OeKB Group’s functional currency.

Assets and liabilities denominated in foreign currencies are translated at the reference exchange rates of the European Central Bank at the balance sheet date as of 31 December 2015.

Foreign exchange reference rates at 31 December 2015

Mid rate	Currency	Mid rate	Currency	Mid rate	Currency	Mid rate	Currency
1.4897	AUD	7.4626	DKK	131.07	JPY	9.1895	SEK
1.5116	CAD	0.7339	GBP	9.603	NOK	1.0887	USD
1.0835	CHF	7.638	HRK	4.2639	PLN
27.023	CZK	315.98	HUF	4.524	RON

Foreign exchange reference rates at 31 December 2014

Mid rate	Currency	Mid rate	Currency	Mid rate	Currency	Mid rate	Currency
1.4829	AUD	7.4453	DKK	145.23	JPY	9.393	SEK
1.4063	CAD	0.7789	GBP	9.042	NOK	1.2141	USD
1.2024	CHF	7.658	HRK	4.2732	PLN
27.735	CZK	315.54	HUF	4.4828	RON

(5) Determination of fair value

A number of accounting methods and disclosures of OeKB Group require the determination of the fair value of financial assets and liabilities. A valuation team consisting of members of the Accounting & Financial Control, Risk Controlling, and International Finance departments measures the fair values. The monitoring of the measurement of fair values is centralised and is reported to the Executive Board.

The valuation team regularly reviews the significant non-observable input factors and the remeasurement gains and losses. Where information from third parties (such as quotations from brokers or from pricing services) is used to determine fair values, the respective valuation team reviews the valuation obtained from the third parties, supporting the conclusion that such measurements meet the IFRS requirements, including the level in the fair value hierarchy to which these measurements are to be classified.

Significant valuation results are reported to the Audit Committee.

In the determination of the fair values of assets and liabilities, OeKB Group, when possible, uses available market data. Based on the input factors employed in the valuation techniques, the fair values are assigned to different levels in the fair value hierarchy:

•	Level 1: Quoted prices (unadjusted) on active markets for identical assets and liabilites.

•	Level 2: The valuation parameters, i.e. other than quoted prices considered in level 1, which can be obtained for the asset value or the debt directly (as price) or indirectly (as a value derived from prices).

•	Level 3: Valuation parameters for assets and liabilities which are not based on available market data.

Other financial instruments are recognised at market values, using those values determined on the basis of quoted market prices or, in the case of investment fund units, on the basis of the net asset values calculated in accordance with the Investment Fund Act. These financial instruments are reported under ‘other financial instruments’ and assigned to level 1 in the fair value hierarchy under IFRS 13.

The relevant market prices and interest rates observed at the balance sheet date, that are obtained from widely accepted external sources, are used, as far as possible, to determine the market value as entry parameter for loans and advances to banks and customers, deposits from banks and customers, debt securities in issue as well as derivatives designated as hedging instruments. This method is based on the present value of discounted contractual cash flows. Financial instruments the market value of which is determined using the present value method are assigned to level 2 in the fair value hierarchy under IFRS 13.

Loans and advances to banks and loans and advances to customers consist predominantly of loans guaranteed by the Republic of Austria under the Export Guarantees Act. In the valuation of these assets, the discounting of contractual cash flows is based on a yield curve, observable on the market, adjusted by the credit spreads of the Austrian government.

A yield curve observable on the market was used to determine the market values of deposits from banks and customers and of debt securities in issue for the discounting of the contractual cash flows. For this, OeKB’s credit spreads at the valuation date were taken into account.

For items repayable on demand, the fair value equals the book value; this applies both to financial assets and financial liabilities.

For derivatives used for hedging, fair value is measured by discounting the contractual cash flows by the current swap curve, including adjustment of the credit valuation (CVA and DVA). A credit valuation adjustment (CVA) is a price estimate of the default risk of the counterparty in a financial transaction. A debt valuation adjustment (DVA) estimates the risk of an entity’s own default.

In determining the CVA/DVA, OeKB Group uses the Basel method for regulatory capital from credit losses, which is based on the path-dependent multiplication of the following variables and their subsequent aggregation:

•	Exposure at default: Market values at specific future points in time; calculated using Monte Carlo simulation.

•	Probability of default: Default probabilities at these points in time are calculated from the counterparty’s CDS spreads or the company’s own CDS spreads.

•	Loss given default: Estimation of the expected recovery in the case of counterparty default or own default.

Financial instruments falling neither under level 1 nor level 2 must be assigned to a separate category (level 3), within which fair value determination is based on special quantitative and qualitative information. OeKB Group does not hold any level 3 financial instruments.

Reclassifications between levels in the fair value hierarchy are recognised at the end of the reporting period in which the change occurred. In the financial year, investments in unconsolidated subsidiaries and investments in other unconsolidated companies (shown under other financial instruments) were reclassified as level 2 (from level 1). The comparative data from the previous year was also reclassified and the value for the previous year was restated.

Segment information

In the segment analysis presented below, the activities of OeKB Group are divided into business segments. The delineation of these three segments—Export Services, Capital Market Services and Other Services—is based on the internal control structure and the internal financial reporting to the Executive Board as the chief operating decision-making body. The financial information for these segments is regularly reviewed to allocate resources to the segments and judge their performance. In the segment analysis, unlike the presentation in the statement of comprehensive income, actuarial gains and losses under IAS 19 are presented as an element of staff costs within administrative expenses. Furthermore, in the segment information, unlike in the consolidated statement of comprehensive income, the share in other income from equity-accounted investments is shown under share of profit of equity-accounted investments, net of tax.

The Export Services segment encompasses the administration of guarantees provided by the Republic of Austria through OeKB as the government’s official agent under the Export Guarantees Act (in German: Ausfuhrförderungsgesetz); OeKB’s Export Financing Scheme; and the shareholding in “Österreichischer Exportfonds” GmbH. The Group receives volume-dependent fixed remuneration for operating the Export Financing Scheme; this is presented as net interest income. As a result of the running of the EFS, the regional focus of OeKB Group’s business activities lies in Austria. If foreign banks fulfil the EFS criteria, they are eligible for the Scheme. For a regional breakdown, see note 37.

The Capital Market Services segment comprises all services provided by Oesterreichische Kontrollbank AG relating to the capital market, clearing and settlement of on-exchange and off-exchange securities transactions, clearing services for the energy market and the shareholdings in OeKB CSD GmbH and CCP.A.

The Other Services segment consists of OeKB’s information and research services, its own-account investment portfolio and investments, the activities of OeKB Group in private sector credit insurance, and the shareholding in Oesterreichische Entwicklungsbank AG.

Key figures are operating profit (in all segments), net interest income in Export Services, and profit for the year in the Other Services segment.

Segment performance in 2015

Results by business segment in 2015

€ thousand	Export Services	Capital Market Services	Other Services	Total
Interest and similar income	263,930	(19)	28,517	292,428
Interest and similar expenses	(212,630)	—	(328)	(212,958)

Net interest income	51,299	(19)	28,189	79,470
Share of profit of equity-accounted investments, net of tax	—	(43)	5,087	5,044
Impairment losses on loans and advances and other credit risk provisions	—	—	(60)	(60)
Fee and commission income	16,761	32,095	6,673	55,530
Fee and commission expenses	(1,869)	(1,122)	(8,239)	(11,231)

Net fee and commission income	14,892	30,973	(1,565)	44,299
Administrative expense	(36,022)	(25,939)	(20,221)	(82,182)
Net other operating (expense)/income	(909)	1,061	5,622	5,774

Operating profit	29,260	6,033	17,052	52,345
Net gain or loss on financial instruments	(98)	9	9,432	9,343

Profit before tax	29,162	6,042	26,484	61,688
Income tax and other taxes	(7,182)	(1,477)	(5,204)	(13,863)

Profit for the year	21,980	4,565	21,280	47,825
Attributable to non-controlling interests	(228)	—	—	(228)
Attributable to owners of the parent	21,752	4,565	21,280	47,595
Segment assets	27,569,669	43,285	1,162,777	28,775,731
Segment liabilities	27,613,940	42,558	373,145	28,029,643

Transitional calculation of information on segments to be reported on for the 2015 Group value				€ thousand
Profit from segments to be reported on				47,825
Non-assignable amounts
Share of profit of equity-accounted investments, net of tax				98
Actuarial gains/(losses) on defined benefit plans				(999)
Tax effects stemming from actuarial gains/(losses) on defined benefit plans				250

Profit for the year according to the consolidated statement of comprehensive income				47,174

Results by business segment in 2014

€ thousand	Export Services	Capital Market Services	Other Services	Total
Interest and similar income	319,707	—	24,729	344,436
Interest and similar expenses	(264,293)	—	(219)	(264,512)

Net interest income	55,413	—	24,510	79,924
Share of profit of equity-accounted investments, net of tax	—	(73)	5,576	5,503
Impairment losses on loans and advances and other credit risk provisions	—	—	(91)	(91)
Fee and commission income	18,778	31,159	6,107	56,044
Fee and commission expenses	(2,189)	(1,577)	(6,536)	(10,302)

Net fee and commission income	16,589	29,582	(429)	45,742
Administrative expense	(42,813)	(28,736)	(22,153)	(93,702)
Net other operating (expense)/income	(812)	2,854	5,567	7,609

Operating profit	28,377	3,627	12,980	44,984
Net gain or loss on financial instruments	114	—	23,865	23,979

Profit before tax	28,491	3,627	36,845	68,963
Income tax and other taxes	(6,882)	(783)	(7,207)	(14,872)

Profit for the year	21,609	2,844	29,638	54,091
Attributable to non-controlling interests	(216)	—	—	(216)
Attributable to owners of the parent	21,393	2,844	29,638	53,875
Segment assets	26,446,078	13,751	1,541,740	28,001,569
Segment liabilities	26,883,819	41,868	357,458	27,283,145

Transitional calculation of information on segments to be reported on for the 2014 Group value				€ thousand
Profit from segments to be reported on				54,091
Non-assignable amounts
Share of profit of equity-accounted investments, net of tax				384
Actuarial gains/(losses) on defined benefit plans				14,894
Tax effects stemming from actuarial gains/(losses) on defined benefit plans				(3,723)

Profit for the year according to the consolidated statement of comprehensive income				65,646

Transactions offset between segments represent services rendered which are provided at cost. No reconciliation of the amounts for the reportable segments to the amounts recorded in the consolidated balance sheet is necessary, as the consolidation items are assigned directly to the segments.

The segment information is based on the same presentation and accounting policies as the consolidated financial statements, with the following exceptions. Actuarial gains and losses under IAS 19 are reported in the segment analysis within administrative expenses. The share of net other operating income of equity-accounted investments is shown as part of the share of profit of equity-accounted investments, net of tax.

Notes on the consolidated statement of comprehensive income of OeKB Group

(6) Consolidated statement of comprehensive income

Income and expenses are recognised as they accrue. Interest income is recognised on an accrual basis using the effective interest method. Dividend income is recognised at the time of the decision to pay the dividend.

Gains and losses on financial instruments are affected by fair value changes recognised through profit or loss, by impairment losses, reversal of impairment through profit or loss, exchange rate movements and derecognition.

For financial assets designated on initial recognition as at fair value through profit or loss, and thus measured as such, interest and dividend income is recorded within net interest income.

(7) Net interest income and share of profit of equity-accounted investments

€ thousand	Amortised cost 2014	Fair value option 2014	Total 2014	Amortised cost 2015	Fair value option 2015	Total 2015
Loans and advances and money market instruments	328,874	—	328,874	278,236	—	278,236
Fixed income securities	—	8,212	8,212	—	5,613	5,613
Equity shares and other variable income securities	—	5,896	5,896	—	6,849	6,849
Investments in unconsolidated subsidiaries and other companies	1,453	—	1,453	1,730	—	1,730

Interest income	330,327	14,108	344,436	279,966	12,462	292,428
Money market instruments and current accounts	(8,988)	—	(8,988)	(7,633)	—	(7,633)
Debt securities in issue	(132,758)	(122,766)	(255,524)	(57,018)	(148,307)	(205,325)

Interest expense	(141,746)	(122,766)	(264,512)	(64,651)	(148,307)	(212,958)

Net interest income	188,581	(108,658)	79,924	215,315	(135,845)	79,470
Share of profit of equity-accounted investments, net of tax	5,887	—	5,887	5,142	—	5,142

(8) Impairment losses on loans and advances and other credit risk provisions

In the 2015 financial year an impairment loss of € 60 thousand (2014: € 91 thousand) was amassed regarding microcredits extended by OeKB.

(9) Net fee and commission income

The export guarantee activities represent services provided by OeKB on behalf of the Austrian government. As a central and independent provider, OeKB offers energy clearing services in connection with credit rating services, financial clearing and risk management.

Net fee and commission income

€ thousand	2014	2015
Income from credit operations	5,762	5,478
Expenses from credit operations	(8,465)	(9,900)

Credit operations	(2,703)	(4,422)
Income from securities services	28,577	29,137
Expenses from securities services	(1,777)	(1,263)

Securities services	26,800	27,875
Export guarantee income	16,641	15,662
Export guarantee expenses	—	—

Export guarantees	16,641	15,662
Energy clearing income	2,615	2,831

Energy clearing expenses	—	—

Energy clearing	2,615	2,831
Income from other services	2,449	2,421
Expenses from other services	(60)	(68)

Other services	2,389	2,353

Net fee and commission income	45,742	44,299
Of which income	56,045	55,530
Of which expenses	(10,302)	(11,231)

(10) Administrative expenses

Administrative expenses

€ thousand	2014	2015
Salaries	36,606	37,508
Social security costs	8,423	8,608
Pension and other employee benefit costs	7,123	8,775

Staff costs	52,152	54,891
Other administrative expenses	21,856	23,017
Depreciation, amortisation and impairment of property and equipment and intangible assets	4,800	5,272

Administrative expenses	78,808	83,181

Expenses for the auditor and affiliated companies

€ thousand	2014	2015
Costs for the audit of the annual financial statements	320	285
Audit-related activities	227	325

Expenses for the auditor	547	610
Tax consultancy	125	85
Other consultancy	80	—

Expenses for companies affiliated with the auditor	205	85

(11) Net other operating income

The item ‘other operating income’ relates largely to service fees received by OeKB for providing outsourced services (for instance, accounting & financial control, information technology, human resources, internal audit and other services). ‘Other operating expenses’ relate mainly to the stability tax on Austrian banks.

Net other operating income

€ thousand	2014	2015
Other operating income	9,239	7,454
Other operating expenses	(1,630)	(1,680)

Net other operating income	7,609	5,774

(12) Net gain or loss on financial instruments

Net gain or loss on financial instruments represents gains and losses from the disposal and valuation of securities, interests in investments and other companies.

Net gain or loss on financial instruments

€ thousand	2014	2015
Net gain or loss from measurement at fair value through profit or loss
Foreign exchange differences	(1,162,676)	12,871
Debt securities in issue and derivatives	1,162,736	(12,731)

Subtotal	60	140
Other financial instruments	23,919	8,129
Net gain or loss on disposal of investments in unconsolidated companies	—	1,074

Net gain or loss on financial instruments	23,979	9,343
Of which at fair value through profit or loss	23,843	9,309
Of which at amortised cost	136	34

Foreign exchange differences and the fair-value debt securities in issue and derivatives relate to the Export Financing Scheme and are to be regarded as a single unit from an economic point of view. The net loss from foreign exchange differences arose predominantly from the changes in the USD and CHF exchange rate. Thanks to the hedging function of the derivatives and the exchange rate guarantee by the Republic of Austria, the foreign exchange differences are almost completely offset by the valuation gain on debt securities in issue and derivatives.

Gains on other financial instruments

€ thousand	2014	2015
Gains realised on disposal	1,270	2,268
Valuation losses	(502)	(2,442)
Valuation gains	23,151	8,304

Gains on other financial instruments	23,919	8,129

The change in fair values of financial liabilities resulted exclusively from changes in market interest rates.

(13) Income tax and other taxes

The recognition and calculation of income taxes is performed in accordance with IAS 12. Current income tax assets and liabilities are measured by reference to local tax rates. Deferred taxes are determined by the balance sheet/liability approach. Under this approach, the book values of the assets and liabilities in the balance sheet are compared with the respective tax base for the particular Group Company. Any temporary differences between the two sets of valuations lead to the recognition of deferred tax assets or liabilities.

Tax recognised in profit or loss

€ thousand	2014	2015
Current year	20,128	14,426
Adjustment for previous years	(121)	—

Total current tax expenses	20,007	14,426
Origination and reversal of temporary differences	(9)	(20)
Change in recognised deductible temporary differences	(1,402)	(793)

Net deferred taxes	(1,411)	(813)

Income tax and other taxes	18,596	13,613

Tax recognised in other comprehensive income

€ thousand	2014	2015
Actuarial (losses) on defined benefit plans	(3,723)	250

The actual taxes are calculated on the tax base for the financial year, at the local tax rates applicable to the individual Group companies.

The taxation at the standard Austrian income tax rate is reconciled with the reported actual taxes as shown in the following table. OeKB Group believes that its provisions for taxes are adequate for all open tax years based on its assessment of many factors, including interpretations of tax law and previous experience.

Effective tax rate reconciliation

€ thousand	2014		2015
Profit before tax	84,242	100.0%	60,787	100.0%
Tax expenses at Austrian standard corporate income tax rate	21,061	25.0%	15,172	25.0%
Non-deductible expenses	131	0.2%	213	0.4%
Tax-exempt income	(2,674)	-3.2%	(2,090)	-3.4%
Change in recognised deductible temporary differences	(43)	-0.1%	318	0.5%
Change in estimates related to previous years	121	0.1%	—	—

Total	18,596	22.2%	13,613	22.4%

Notes on the consolidated balance sheet of OeKB Group

(14) Loans and advances to banks and customers

Loans and advances to banks and customers, to the extent that they are originated by the Group, are carried at their nominal amount or at amortised cost, before deduction of impairment losses and including accrued interest. Individual allowances for impairment losses are recognised for identifiable individual credit risks and for country risks.

Impairment losses are not deducted from the corresponding loans and advances but are disclosed in the balance sheet as a separate line item. As a result of OeKB’s business model, most of its assets are loans and advances to banks under OeKB’s Export Financing Scheme and are guaranteed by the Republic of Austria, and therefore no provision for credit losses is required (see note 1, General information).

The analysis by rating category is presented in note 37.

Loans and advances to banks
€ thousand	Repayable on demand		Other maturities		Total
	31 Dec 2014	31 Dec 2015	31 Dec 2014	31 Dec 2015	31 Dec 2014	31 Dec 2015
Domestic banks	25,925	7,800	16,629,551	15,759,373	16,655,476	15,767,172
Foreign banks	8,609	3,484	2,647,750	2,103,925	2,656,359	2,107,408

Total	34,534	11,283	19,277,301	17,863,297	19,311,835	17,874,580

Loans and advances to customers

€ thousand	Domestic customers		Foreign customers		Total
	31 Dec 2014	31 Dec 2015	31 Dec 2014	31 Dec 2015	31 Dec 2014	31 Dec 2015
States or state-affiliated organisations	3,590	2,515	359,468	292,325	363,058	294,840
Other	1,014,970	1,054,649	132,293	131,937	1,147,263	1,186,586

Total	1,018,560	1,057,164	491,761	424,262	1,510,321	1,481,426

(15) Allowance for impairment losses on loans and advances and other credit risk provisions

The allowance for impairment losses on loans and advances and other credit risk provisions relates to impairment of loans and advances and to provisions for credits. The allowance and provisions are raised for all identifiable credit risks. As part of its risk management system, OeKB Group employs a credit analysis system and an internal rating procedure. Counterparties are classified into 22 internal credit rating categories based on an internal rating and mapping system that draws both on external ratings from internationally recognised rating agencies (Standard & Poor’s, Moody’s) and on internal ratings. Credit ratings are monitored on an ongoing basis. As a result, all banking book assets and off-balance sheet business can be classified according to creditworthiness and collateralisation. The largest share of the credit portfolio falls under the Export Financing Scheme described in note 1, the requirement for loan loss provisions is small.

The allowance for impairment losses on loans and advances shown on the balance sheet relates to loans and advances to customers, and only takes credit risks into account. The item also includes interest arrears on the balance sheet date. The amount of non-performing loans and advances before impairment allowances was € 622 thousand (2014: € 599 thousand).

On the balance sheet date there were no arrears and thus no impaired financial assets.

(16) Other financial instruments

The item ‘other financial instruments’ consists of all fixed and floating rate securities (including equities) and investments in unconsolidated subsidiaries and smaller shareholdings in other companies. Effects on profit or loss are shown in the statement of comprehensive income within net gain or loss on financial instruments. The date of initial recognition or derecognition of other financial instruments is the settlement date.

Bonds and other fixed income securities as well as equity shares and other floating rate securities are designated at fair value through profit or loss, consistent with the business model. The business model of the investment portfolio calls for taking long-term positions in bonds and investment funds. The portfolio is managed on the basis of market values. These securities are measured by OeKB Group at fair value through profit or loss. The Group does not have a trading portfolio.

The investments in unconsolidated subsidiaries and other companies are initially measured at amortised cost.

As part of liquidity management for the Export Financing Scheme, a liquid assets portfolio has been established that had a market value of € 1,906.3 million (2014: € 1,121.1 million) as at 31 December 2015.

Other financial instruments

€ thousand	31 Dec 2014	31 Dec 2015
Treasury bills	775,672	1,363,676
Bonds	607,068	824,872

Bonds and other fixed income securities	1,382,740	2,188,548
Of which listed bonds	1,382,740	2,188,548
Equity shares	—	—
Investment fund units	387,020	404,396

Equity shares and other variable income securities	387,020	404,396
Of which listed equity shares and other variable income securities	1,995	200
Investments in unconsolidated subsidiaries	1,536	1,536
Investments in other unconsolidated companies	18,045	8,015

Unconsolidated companies	19,581	9,551

Total other financial instruments	1,789,342	2,602,496
Of which at fair value through profit or loss	1,769,761	2,592,945
Of which at amortised cost	19,581	9,551
Due in the subsequent year
Bonds and other fixed income securities	166,161	80,441
Investment fund units (with fixed maturity)	10,000	—
Accrued interest	3,582	3,324

Total	179,743	83,765

(17) Property and equipment and intangible assets

Property and equipment comprises land and buildings used by the Group, and fixtures, fittings and equipment. Property and buildings used by the Group are those which are used primarily for the Group’s own business operations. The value of the property itself was € 4.4 million (2014: € 4.4 million).

Intangible assets comprise only purchased software.

Property and equipment and intangible assets are recorded at cost less accumulated depreciation and amortisation. The following economic lifetime is assumed:

Useful life

Years
Buildings	40
Fixtures, fittings and equipment,other than information technology	3 to 10
IT hardware	3 to 5
Software	3 to 5

Depreciation and appreciation are periodically reviewed.

Property and equipment and intangible assets 2015

€ thousand	Cost at 1 Jan 2015	Additions in 2015	Disposals in 2015	Cost at 31 Dec 2015	Accumulated depreciation and amortisation	Net book value at 31 Dec 2015	Net book value at 31 Dec 2014	Current-year depreciation and amortisation
Land and buildings	82,378	120	(8,520)	73,978	(56,712)	17,266	20,619	(3,398)
Fixtures, fittings and equipment	19,932	882	(1,300)	19,514	(15,583)	3,931	4,201	(1,292)
Assets under construction	120	—	(120)	—	—	—	120	—

Property and equipment	102,430	1,002	(9,940)	93,492	(72,295)	21,197	24,940	(4,690)
Software	3,562	1,988	(29)	5,521	(3,655)	1,866	475	(582)
Advanced payments on software	757	153	(910)	—	—	—	757	—

Intangible assets	4,319	2,141	(939)	5,521	(3,655)	1,866	1,232	(582)

Total	106,749	3,143	(10,879)	99,013	(75,950)	23,065	26,173	(5,272)

Property and equipment and intangible assets 2014
€ thousand	Cost at 1 Jan 2014	Additions in 2014	Disposals in 2014	Cost at 31 Dec 2014	Accumulated depreciation and amortisation	Net book value at 31 Dec 2014	Net book value at 31 Dec 2013	Current-year depreciation and amortisation
Land and buildings	82,378	—	—	82,378	(61,759)	20,619	23,975	(3,356)
Fixtures, fittings and equipment	22,366	574	(3,008)	19,932	(15,731)	4,201	4,858	(1,203)
Assets under construction	—	120	—	120	—	120	—	—

Property and equipment	104,744	694	(3,008)	102,430	(77,490)	24,940	28,833	(4,559)
Software	3,739	305	(482)	3,562	(3,087)	475	405	(240)
Advanced payments on software	697	60	—	757	—	757	698	—

Intangible assets	4,436	365	(482)	4,319	(3,087)	1,232	1,103	(240)

Total	109,180	1,059	(3,490)	106,749	(80,577)	26,173	29,936	(4,800)

(18) Companies wholly or partly owned by OeKB

Companies wholly or partly owned by OeKB

Company name and registered office	Banking Act Category[1]	Type of investment		Share- holding	Financial information
	Credit Institution/ Other Company	Directly held	Indirectly held	in %	Reporting date of latest annual accounts	Balance sheet total as defined in the UGB[2], €‘000’	Equity as defined in sec. 224(3) of the UGB, €‘000’	Profit for the year, €‘000’
Fully consolidated companies
Oesterreichische Entwicklungsbank AG, Vienna	CI	x		100.00%	31 Dec 2015	665,563	19,202	6,114
OeKB CSD GmbH, Vienna	CI	x		100.00%	31 Dec 2015	32,014	24,295	3,521
“Österreichischer Exportfonds” GmbH, Vienna	CI	x		70.00%	31 Dec 2015	1,077,200	12,347	1,078
Equity-accounted investments
OeKB EH Beteiligungs- und Management AG, Vienna	OC	x		51.00%	31 Dec 2015	95,207	94,955	11,583
Acredia Versicherung AG, Vienna	OC		x	51.00%	31 Dec 2015	152,273	92,620	11,436
PRISMA Risikoservice GmbH, Vienna	OC		x	51.00%	31 Dec 2015	—	12,738	2,873
PRISMA Risk Services D.O.O., Belgrade	OC		x	51.00%	31 Dec 2015	—	483	9
CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH, Vienna	OC	x		50.00%	31 Dec 2015	40,436	11,334	(51)
Unconsolidated subsidiaries held at amortised cost
OeKB Business Services GmbH, Vienna	OC	x		100.00%	31 Dec 2015	1,595	1,549	2
OeKB Zentraleuropa Holding GmbH, Vienna	OC	x		100.00%	31 Dec 2015	4,541	4,540	1
Investments in other unconsolidated companies, held at amortised cost
AGCS Gas Clearing and Settlement AG, Vienna	OC	x		20.00%	31 Dec 2014	19,608	2,988	210
APCS Power Clearing and Settlement AG, Vienna	OC	x		17.00%	31 Dec 2014	38,998	2,831	429
CISMO Clearing Integrated Services and Market Operations GmbH, Vienna	OC	x		18.50%	31 Dec 2014	4,746	3,343	2,543
Einlagensicherung der Banken und Bankiers Gesellschaft m.b.H., Vienna	OC	x		0.10%	31 Dec 2014	677	77	—
EXAA Abwicklungsstelle für Energieprodukte AG, Vienna	OC	x		8.06%	31 Dec 2014	5,055	2,924	507
“Garage Am Hof”
Gesellschaft m.b.H., Vienna	OC	x		2.00%	31 Dec 2014	5,158	4,256	1,069
OeMAG Abwicklungsstelle für Ökostrom AG, Vienna	OC	x		12.60%	31 Dec 2014	328,501	5,460	414
CEESEG Aktiengesellschaft (former Wiener Börse AG), Vienna	OC	x		6.60%	31 Dec 2014	398,616	351,510	22,842

[1]	‘Other Company’ (OC) refers to companies that are neither Credit Institutions nor Financial Institutions by the definitions of the Austrian Banking Act.
[2]	‘UGB’ refers to the Austrian Commercial Code.

The tables below provide material information on a non-wholly owned subsidiary and on equity-accounted investments.

“Österreichischer Exportfonds” GmbH, Vienna, Austria

€ thousand	2014	2015
Export Services segment	Minority shareholding 30%	Minority shareholding 30%
Net interest income	3,101	3,160
Operating profit	1,099	1,003
Profit for the year	818	745
Profit – attributable to non-controlling interests	245	224
Other comprehensive (expenses)/income	(98)	16
Total comprehensive income for the year	720	761
Total comprehensive income for the year - attributable to non-controlling interests	216	228
Current assets	1,029,494	1,077,747
Non-current assets	1,919	1,906
Current liabilities	1,003,077	1,051,516
Non-current liabilities	13,834	13,339
Net assets	14,502	14,798
Net assets attributable to non-controlling interests	4,352	4,439
Net cash from operating activities	779	665
Net cash (used in) investing activities	(2,313)	(48,200)
Net cash from financing activities	1,536	47,535
Net cash	2	2
Dividend payments to non-controlling interests	137	140

The book value of the equity-accounted investments on the balance sheet date was € 67.8 million (2014: € 67.7 million). Of this total, OeKB EH Beteiligungs- und Management AG accounted for € 62.1 million (2014: € 62.0 million) and CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH for € 5.7 million (2014: € 5.7 million).

The financial information for OeKB EH Beteiligungs- und Management AG is based on its IFRS consolidated financial statements. The data for CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH is based on national accounting standards (Austrian Commercial Code); the amounts under the Austrian Commercial Code largely match those under IFRS.

There are no contingent liabilities for the equity-accounted investments.

OeKB EH Beteiligungs- und Management AG, Vienna, Austria

Other Services segment	2014	2015
Shareholding	51%	51%
Share of voting rights	51%	51%

OeKB EH Beteiligungs- und Management AG is a holding company not listed on the stock exchange. It is the sole owner of Acredia Versicherung AG. Acredia markets its products under the brands: ‘PRISMA Die Kreditversicherung.’ and ‘OeKB Versicherung’. It offers a wide range of credit insurances to the Austrian export industry.

OeKB EH Beteiligungs- und Management AG is operated as a joint venture with Euler Hermes Aktiengesellschaft, Hamburg, and is included in the consolidated financial statements using the equity method. OeKB does not have the power of decision through voting rights or other rights, that would allow it to influence the returns from the affiliated company.

Insurance contracts are accounted for by applying IFRS 4 taking into account the provisions of the Insurance Supervision Act. In accordance with IFRS 4 the claims equalisation reserve under the Act (after deduction of deferred taxes) is reported in IFRS equity.

€ thousand	2014	2015
Earned premiums	26,057	23,839
Technical result	9,001	9,583
Profit before tax	14,335	12,375
Of which depreciation	279	918
Of which interest income	1,404	1,173
Of which interest expense	—	—
Profit for the year	11,687	10,167
Other comprehensive (expense)	(753)	(193)

Total comprehensive income for the year	10,934	9,974
Current assets	44,946	53,603
Of which cash and cash equivalents	19,412	30,496
Non-current assets	152,313	136,908
Current liabilities	20,412	18,200
Non-current liabilities	55,354	50,554

Equity	121,493	121,757
OeKB Group’s share of equity at the beginning of the period	61,983	61,960
OeKB Group’s share of total comprehensive income for the period	5,576	5,087
Dividend payments received	(5,599)	(4,951)

OeKB Group’s share of equity at the end of the period	61,960	62,096

CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH, Vienna, Austria

Other Services segment	2014	2015
Shareholding	50%	50%
Share of voting rights	50%	50%

CCP Austria (‘CCP.A’) is operated as a joint venture with the Wiener Börse AG, Vienna, and is equity-accounted in the consolidated financial statements.

CCP.A is not listed on the stock exchange. It acts as the clearing agent for the Vienna Stock Exchange and as the central counterparty for all trades concluded on the exchange. Including CCP Austria, eleven European clearing-houses are EMIR certified (European Market Infrastructure Regulation).

€ thousand	2014	2015
Revenue	2,553	2,675
Operating loss	(176)	(52)
Loss before tax	(157)	(52)
Of which depreciation	—	(1)
Of which interest income	18	—
Of which interest expense	—	—
Loss for the year	(146)	(86)
Other comprehensive (expense)	—	—

Total comprehensive (expense) for the year	(146)	(86)
Current assets	30,313	40,434
Of which cash and cash equivalents	30,147	40,276
Non-current assets	—	—
Current liabilities	18,758	29,102
Non-current liabilities	135	(2)

Equity	11,420	11,334
OeKB Group’s share of equity at the beginning of the period	5,783	5,710
OeKB Group’s share of total comprehensive (expense) for the period	(73)	(43)
Dividend payments received	—	—

OeKB Group’s share of equity at the end of the period	5,710	5,667

(19) Other assets

€ thousand	31 Dec 2014	31 Dec 2015
Sundry assets	48,768	57,281
Prepayments and accrued income	19,688	24,979

Other assets	68,456	82,260

(20) Financial liabilities

Financial liabilities are initially valued at the amount that has been actually been granted. As a rule, financial liabilities are held at amortised cost, in keeping with the business model. Where derivatives are used to hedge the interest rate risk or currency risk associated with liabilities, the hedged debt instruments are recorded at fair value in order to avoid accounting mismatches. Premiums, discounts or other differences between the proceeds and the repayment amount are realised over the term of the instrument by the effective-interest method and recognised in net interest income (at amortised cost). Zero coupon bonds are calculated at present value.

Deposits from banks

€ thousand	Repayable on demand		Other deposits		Total
	31 Dec 2014	31 Dec 2015	31 Dec 2014	31 Dec 2015	31 Dec 2014	31 Dec 2015
Domestic banks	50,950	31,484	—	—	50,950	31,484
Foreign banks	46,226	37,080	415,970	1,010,857	462,196	1,047,937

Total	97,176	68,564	415,970	1,010,857	513,146	1,079,421

Deposits from customers
€ thousand	Domestic customers		Foreign customers		Total
	31 Dec 2014	31 Dec 2015	31 Dec 2014	31 Dec 2015	31 Dec 2014	31 Dec 2015
States or state-affiliated organisations	696,826	647,921	1,423	1,326	698,249	649,246
Others	65,956	78,386	50,175	26,894	116,131	105,280

Total	762,782	726,306	51,598	28,220	814,380	754,526

Debt securities in issue

€ thousand	Debt securities in issue		Of which listed
	31 Dec 2014	31 Dec 2015	31 Dec 2014	31 Dec 2015
Bonds issued	18,165,493	19,448,791	18,165,493	19,448,791
Other debt securities in issue	5,375,595	4,175,915	—	—

Total	23,541,088	23,624,706	18,165,493	19,448,791
Of which at fair value through profit or loss	17,118,531	17,287,990	—	—
Of which amortised cost	6,422,557	6,336,715	—	—

The amount repayable on maturity for debt securities in issue that are valued using the fair value option was € 13,177.5 million (2014: € 14,112.3 million).

Maturities in 2015/2016

€ thousand	Maturities in 2015	Maturities in 2016
Debt securities in issue	8,523,015	8,885,801
Accrued interest	110,531	84,963
Redemption and coupon payments in the course of transmission to security holders	128	83
Fair value measurement	19,419	34,223

Total	8,653,094	9,005,070

(21) Provisions

Movement in provisions

€ thousand	1 Jan 2015	Amounts used or released	Additions	31 Dec 2015
Non-current provisions for employee benefits	131,099	(5,409)	4,413	130,103
Other current provisions	1,106,103	(48,638)	310,504	1,367,969
Of which interest rate stabilisation provisions	1,090,983	(16,286)	278,220	1,352,917

Provisions	1,237,201	(54,047)	314,917	1,498,072

Employee benefit provisions

The provisions for pensions and similar obligations (termination benefits) represent post-employment benefits falling within the scope of IAS 19.

The obligations under defined benefit plans are measured by the projected unit credit method. Under this method, dynamic parameters are taken into account in calculating the expected benefit payments after the payable event occurs; these payments are spread over the entire average remaining years of service of the employees. The method differentiates between interest cost (which is the amount by which the obligation increases over a given year because benefits have moved closer to payment) and service cost (benefits newly accrued by employees in the year through their employment). The service cost and interest cost are recognised in staff costs, i.e., within operating profit. By contrast, actuarial gains and losses are recognised in other comprehensive income under items that will not be reclassified to the income statement.

The calculation of the defined benefit obligation involves actuarial assumptions regarding discount rates, rates of salary increase and pension trends as well as employee turnover, which are determined in accordance with the economic conditions. The respective discount rates are selected based on the yields of high-quality corporate bonds of an appropriate maturity and currency. The present value of the defined benefit obligation (DBO) is recognised at its value as of the balance sheet date. There are no plan assets (i.e., no fund-held assets against which to offset the DBO).

The pension obligations relate to both defined benefit and defined contribution plans and consist of obligations both for current and future pensions.

OeKB Group offers most of its eligible employees the opportunity to participate in defined contribution plans. The Group has an obligation to transfer a set percentage of annual salaries to the pension institution (pension fund). Defined contribution plans do not involve any obligations beyond the payment of contributions to dedicated pension institutions. The contributions are recognised in staff costs for the period.

For a small number of key employees the Group still maintains performance-related benefit plans, which are generally based on length of service and on salary level. These performance-related pension plans are funded entirely through provisions.

The provisions for termination benefits relate to statutory and contractual obligations to pay the employee a specified amount on termination if certain conditions are met.

The current version of the computation tables by Pagler & Pagler for employees are used as the biometric basis for the calculations. The key parameters are:

•	A discount rate of 2.40% (previous year: 2.40%),

•	An overall rate of salary and pension increases of up to 3.0% (previous year: 3.0%) — which represents the collective-agreement trend, regular multi-employee increases and unscheduled individual-employee increases

•	An assumed age at retirement of 59 years 6 months for women (previous year: 59 years 3 months) and 64 years 6 months for men (previous year: 64 years 3 months) based on the transitional provisions of the Austrian public pension scheme (ASVG) under the Budget Implementation Act 2003.

Movement in non-current employee benefit provisions

€ thousand	Pension	Termination benefits	Total 2015	Total 2014
Present value of defined benefit obligation (DBO), representing the total non-current employee benefit provisions at 1 January	104,160	26,939	131,099	115,650
Service cost	1,554	781	2,335	1,290
Interest cost	2,448	628	3,076	3,396
Benefits paid	(4,041)	(1,368)	(5,409)	(4,131)
Actuarial gain/(loss)	(281)	(718)	(999)	14,894
Of which actuarial gain/(loss) arising from change in parameters	—	—	—	17,891
Of which actuarial gain/(loss) arising from experience adjustments	(281)	(718)	(999)	(2,997)

DBO at 31 December	103,841	26,262	130,103	131,099
Non-current employee benefit provisions at 31 December	103,841	26,262	130,103	131,099

Historical information on defined benefit obligation

€ thousand	2010	2011	2012	2013	2014
Pension provisions	81,368	84,016	88,051	91,781	104,160
Termination benefit provisions	23,027	23,500	24,503	23,869	26,939
Non-current employee benefit provisions	104,395	107,516	112,554	115,650	131,099

The pension obligations for most of the staff have been transferred to a pension fund under a defined contribution plan. In connection with this plan, contributions of € 1.7 million were paid to the pension fund in 2015 (2014: € 0.9 million).

Staff costs also included the contributions of € 0.2 million to the termination benefit fund (2014: € 0.2 million).

The following table presents the sensitivity of the obligations to key actuarial assumptions. It shows the respective absolute amount of the provision recognised at 31 December 2015 when a single assumption is varied at a time with the other assumptions held constant.

Analysis of sensitivity to changes in principal assumptions (minus signs denote resulting higher expenses for the Group, plus signs denote savings for the Group)

€ thousand	Pension expenses	Termination benefit expenses	Total	Total 2014
Increase in discount rate by 0.50%-point	6,526	1,113	7,639	7,529
Decrease in discount rate by 0.50%-point	(7,277)	(1,189)	(8,466)	(9,282)
Increase in expected salary growth by rate by 0.50%-point	(642)	(1,179)	(1,821)	(2,155)
Decrease in expected salary growth by rate by 0.50%-point	617	1,112	1,729	2,049
Increase in pension trend by 0.50%-point	(6,289)	—	(6,289)	(6,362)
Decrease in pension trend by 0.50%-point	5,752	—	5,752	5,820

Principal assumptions

	2014	2015
Discount rate	2.40%	2.40%
Salary trend	1.25%	1.25%
Pension trend	1.75%	1.75%

Total trends	3.00%	3.00%

The sensitivity analysis was performed by an independent actuary using the projected unit credit method. Information on the manner of arriving at the assumptions underlying the sensitivity analysis is provided in the section ‘Accounting policies’.

Maturity profile of the non-current pension provisions

	Pension expenses		Termination benefit expenses
€ thousand	DBO at 31 Dec 2014	DBO at 31 Dec 2015	DBO at 31 Dec 2014	DBO at 31 Dec 2015
Not more than 1 year	4,390	5,127	1,967	2,056
Over 1 year but not more than 3 years	9,667	10,807	3,278	1,839
Over 3 years but not more than 5 years	10,199	11,187	3,326	4,002
Over 5 years	79,904	76,720	18,368	18,365
Total	104,160	103,841	26,939	26,262

Duration	14.2 years	13.9 years	9.3 years	9.0 years

Other current provisions

Other current provisions are recognised where all of the following conditions are met:

•	OeKB Group has a legal or real obligation to a third party as a result of a past event

•	The obligation is likely to lead to an outflow of resources

•	The amount of the obligation can be reliably estimated.

Provisions are assessed at the amount representing the best estimate of the expenditure required to settle the obligation. If the present value of the obligation determined on the basis of a market interest rate differs materially from its nominal amount, the present value of the obligation is used.

In support of the Export Financing Scheme, an interest rate stabilisation provision is maintained to stabilise the interest rates on export credits. The provision is based on the actual obligation regarding the use of surpluses from the Export Financing Scheme. This de facto obligation has a dual basis; it arises from the rules for the fixing of interest rates in the Export Financing Scheme, which specify fixed margins for OeKB, and from a directive from the Austrian Ministry of Finance on the use of surpluses from fixed interest facilities.

The additions to and utilisation of the provision are determined by the net interest income from the Export Financing Scheme, less OeKB’s fixed margin for the operation of the scheme and less the costs directly related to the scheme’s funding. The net effects from the measurement of the derivatives and financial liabilities in the Export Financing Scheme are also reflected in this item. In accordance with these rules, the provision is used to stabilise the terms of export credits. The nature of the interest rate stabilisation provision allows either a one-year or a multi-year liquidation plan to be assumed for it depending on the stress scenario. To take account of the short-term stress scenario, the provision was classified as current.

At 31 December 2015 the interest rate stabilisation provision was € 1,352.9 million (2014: € 1,090.0 million). In the fiscal year, an allocation of € 52.0 million (2014: € 117.9 million) to the interest rate stabilisation provision came from the net interest income of the Export Financing Scheme and a further allocation of € 226.2 million (2014: € 145.4 million) was made from the Scheme’s valuation results (also see note 1).

(22) Tax assets and tax liabilities

Tax assets and liabilities respectively include deferred tax assets and deferred tax liabilities arising from temporary differences between the IFRS carrying amounts and the corresponding tax base in Group companies.

Deferred taxes arose on the following items:

€ thousand	Deferred tax assets		Deferred tax liabilities
	31 Dec 2014	31 Dec 2015	31 Dec 2014	31 Dec 2015
Financial investments at fair value through profit or loss	—	—	25,411	27,022
Other financial instruments	9,133	8,060	1,067	996
Employee benefit provisions	15,744	16,408	—	—
Other provisions	58,332	60,845	—	—

Total	83,209	85,313	26,478	28,018
Net deferred taxes	56,731	57,295	—	—

(23) Other liabilities

Accruals and deferred income included deferrals of up-front payments received for services in connection with the export guarantee business, and deferrals related to the issue of debt securities by the Group, measured at amortised cost.

€ thousand	31 Dec 2014	31 Dec 2015
Accruals and deferred income	31,833	28,924
Sundry liabilities	87,966	98,353

Other liabilities	119,799	127,277

(24) Capital and capital management

Equity

The share capital of € 130.0 million (2014: € 130.0 million) is divided into 880,000 no-par-value shares. These registered ordinary shares with restricted transferability are represented by global certificates registered in the name of each individual shareholder.

The capital reserves remained unchanged at € 3.3 million.

The retained earnings attributable to owners of the parent company increased by € 27.8 million (2014: € 33.9 million) to € 608.3 million (2014: € 580.7 million).

The following table shows the accumulated net other operating income in the retained earnings, after taxes.

€ thousand	2014	2015	Change
Actuarial gains/(losses) on defined benefit plans	(15,707)	(14,958)	+749
Equity-accounted investments - Share in net other comprehensive income	(384)	(482)	(98)
Attributable to owners of the parent	(16,091)	(15,440)	+651
Attributable to non-controlling interests	9	4	(5)

Total	(16,082)	(15,436)	+646

The Executive Board will propose to the 70th Annual General Meeting on 19 May 2016 that the profit available for distribution recorded in the parent company’s financial statements for the year 2015, in the amount of € 20.3 million, be used to pay a dividend of € 22.75 per share. In total, the proposed dividend will be € 20.0 million. This represents approximately 15% of the participating ordinary share capital for 2015. After payment of the Supervisory Board performance-based compensation, the balance is to be carried forward.

The dividend payment for the 2014 financial year, which was made in May 2015, amounted to € 22.75 per share or a total of € 20.0 million. In 2015 the return on assets under section 64(1)19 of the Austrian Banking Act attributable to the owners of the parent was 0.2% (2014: 0.2%).

Capital management

Section 3(1)7 of the Austrian Banking Act provides that Regulation (EU) No 575/2013 and section 39(3) and (4) of the Austrian Banking Act do not apply to transactions of Oesterreichische Kontrollbank Aktiengesellschaft related to export promotion under the Export Guarantees Act and the Export Financing Guarantees Act. Under section 3(2)1 of the Austrian Banking Act, the following legal provisions are not applicable either: Part 6 of Regulation (EU) No 575/2013, and sections 27a, 39(2b)7 in conjunction with 39(4), 39(3), and 74(6)3a in conjunction with 74(1) of the Austrian Banking Act.

The banking group as defined under section 30 of the Austrian Banking Act consists of Oesterreichische Kontrollbank AG, “Österreichischer Exportfonds” GmbH, OeKB CSD GmbH and Oesterreichische Entwicklungsbank AG. The strategic aim of capital management in OeKB Group is to ensure a sustained stable capital base. There were no material changes in capital management. At all times during the reporting period, the Group satisfied the capital requirements of the national supervisor.

The regulatory capital requirement for credit risk is determined in accordance with the provisions of Regulation (EU) No 575/2013. The capital required to be held for operational risk is determined by the Basic Indicator approach. The banking group does not hold a trading book.

At Group level, the risks are aggregated in accordance with the concept of economic capital. Through the analysis of risk-bearing capacity, the economic capital required is compared with the economic capital available, and both measures are monitored.

OeKB is the parent institution of the OeKB ‘banking group’ for the purposes of section 30 of the Austrian Banking Act. OeKB Group’s regulatory capital determined in accordance with Regulation (EU) No 575/2013 showed the following composition and development:

Regulatory capital requirement pursuant to article 92 of CRR (EU) No 575/2013 (Capital Requirements Regulation)

€ thousand	2014	2015
Risk-weighted assets (Standardised approach to credit risk)	596,171	558,426

Total risk exposure amount (= Total regulatory capital requirement/8%)	966,263	837,242
Regulatory capital requirement for
Credit risk	47,694	44,674
Foreign exchange risk	7,509	1,541
Operational risk (Basic Indicator approach)	22,098	20,765

Total regulatory capital requirement	77,301	66,979
Consolidated regulatory capital under Part 2 of the CRR
Paid-up share capital	130,000	130,000
Reserves[1]	519,056	564,797
Amounts to be added from a minority stakeholding under Art. 84 in conjunction with Art. 480 of the CRR	3,149	2,468
Less deductions
Intangible assets	(1,228)	(1,858)

Common Equity Tier 1	650,976	695,407
Amounts to be added from a minority stakeholding under Art. 85 in conjunction with Art. 480 of the CRR	5	11

Additional Tier 1 capital	5	11
Less deductions under article 472(4) of the CRR
Intangible assets	(5)	(11)

Tier 1 capital	650,976	695,407
Amounts to be added from a minority stakeholding under Art. 85 in conjunction with Art. 480 of the CRR	7	15

Tier 2 capital	7	15

Available regulatory capital under Part 2 of the CRR	650,983	695,422
Surplus regulatory capital	573,683	628,443
Consolidated capital adequacy ratio (regulatory capital resources as a percentage of total risk-weighted assets)	67.4%	83.1%
Consolidated Tier 1 capital ratio	67.4%	83.1%
Cover ratio (capital resources as a percentage of the capital requirement)	842.1%	1038.3%

[1]	Under article 26(2) of the CRR, earnings for the year are included in Common Equity Tier 1 capital only after the official adoption of the final annual financial results.

Other information and risk report

(25) Information regarding the statement of cash flows

The statement of cash flows presents the development of cash positions of OeKB Group. The cash position recorded consists of cash and balances with central banks and corresponds to the item ‘cash and balances at central banks’. The Group has additional liquidity reserves (see note 38), but these are not included in the cash and cash equivalents definition. This supplementary liquidity buffer, is called upon only in a stress scenario. The cash and cash equivalents displayed are denominated exclusively in Euros.

In cash flows from operating activities, all income and expense components are adjusted for non-cash items, especially depreciation, amortisation and impairment, changes in provisions, deferred taxes and unrealised currency translation gains and losses, as well as all other items the cash effects of which represent cash flows from investing or financing activities. Foreign currency losses and gains essentially occur only in connection with raising long-term and short-term funds for the Export Financing Scheme. These exchange rate risks are largely secured by the exchange rate guarantee of the Republic of Austria under the Export Financing Guarantees Act. OeKB Group thus does not bear any exchange rate risk from the Export Financing Scheme. Changes in exchange rates have little or no impact on cash and cash equivalents held or due in foreign currency.

Cash flows from investing activities represent changes in the financial assets in the investment portfolio, in the property and equipment and intangible assets as well as in loan assets.

Cash flows from financing activities consist of changes in funding and of the payments related to the equity of the parent company.

(26) Analysis of remaining maturities

The remaining maturity is the period from the balance sheet date to the contractual maturity date of the asset or liability; in the case of instalments, the remaining maturity is determined separately for each instalment. Accrued and deferred interest is assigned to the maturity class of ‘Not more than 3 months‘.

Residual maturities at 31 December 2015
€ thousand	Repayable on demand	Not more than 3 months	Over 3 months but not more than 1 year	Over 1 year but not more than 5 years	Over 5 years	Total
Loans and advances to banks	11,283	2,198,585	5,874,564	6,715,033	3,075,115	17,874,580
Loans and advances to customers	51	393,518	725,142	184,215	178,500	1,481,426
Other financial instruments	403,059	21,328	62,437	762,708	1,352,963	2,602,495

Total	414,393	2,613,431	6,662,143	7,661,956	4,606,578	21,958,501
Deposits from banks	68,564	948,516	—	28,971	33,370	1,079,421
Deposits from customers	723,144	188	562	18,414	12,218	754,526
Debt securities in issue	—	3,593,682	5,411,388	10,463,827	4,155,809	23,624,706

Total	791,708	4,542,386	5,411,950	10,511,212	4,201,397	25,458,653

Residual maturities at 31 December 2014
€ thousand	Repayable on demand	Not more than 3 months	Over 3 months but not more than 1 year	Over 1 year but not more than 5 years	Over 5 years	Total
Loans and advances to banks	34,534	1,723,063	6,633,816	8,291,634	2,628,788	19,311,835
Loans and advances to customers	110	372,680	682,654	191,310	263,567	1,510,321
Other financial instruments	375,852	16,984	162,759	562,959	670,788	1,789,342

Total	410,496	2,112,727	7,479,229	9,045,903	3,563,143	22,611,498
Deposits from banks	97,175	378,616	—	5,000	32,355	513,146
Deposits from customers	783,595	—	—	1,285	29,500	814,380
Debt securities in issue	—	4,939,035	3,714,059	10,507,467	4,380,527	23,541,088

Total	880,770	5,317,651	3,714,059	10,513,752	4,442,382	24,868,614

(27) Subordinated assets

The balance sheet contains no subordinated assets.

(28) Assets pledged as collateral

€ million	2014	2015
Securities pledged as collateral (market value)
With OeNB for tender	3,993	2,160
For trading on futures exchanges (EUREX)	20	—
For energy trading (ECC)	6	7
For Eurex Repo platform	687	1,114

Collateral for credit risks of derivatives transactions
Collateral pledged	485	275
Collateral received	379	948

(29) Contingent liabilities and commitments

The off-balance sheet contingent liabilities of € 100.5 million (2014: € 102.7 million) were related to guarantees issued by Oesterreichische Entwicklungsbank AG, which in turn are backed by a guarantee of the Republic of Austria. At the balance sheet date OeKB Group had total undrawn credit commitments of € 2,974.9 million (2014: € 2,463.9 million).

(30) Sundry off-balance sheet obligations

OeKB and Exportfonds are required to guarantee a proportionate amount of deposits in accordance with the deposit insurance system operated by the Vienna-based Banken and Bankiers GmbH and with section 93 of the Austrian Banking Act.

Obligations arising under rental agreements for 2016 amounted to € 1.3 million (at the end of the previous year the obligations for 2015 were € 1.2 million). The corresponding obligations for the five-year period from 2016 to 2020 were € 6.1 million (at the end of the previous year the obligations for the five-year period from 2015 to 2019 were € 7.2 million). Rent paid for 2015 was € 0.6 million (2014: € 0.5 million).

(31) Fiduciary assets and liabilities

Off-balance sheet fiduciary transactions amounted to € 17.8 million (2014: € 17.9 million). This item consists largely of development-aid credits processed on behalf of the Republic of Austria.

Fiduciary positions recognised in the balance sheet

€ thousand	31 Dec 2014	31 Dec 2015
Loans and advances to banks	10,407	8,273
Other assets	73,304	85,722

Fiduciary assets	83,711	93,995
Deposits from customers	10,407	8,273
Other liabilities	73,304	85,722

Fiduciary liabilities	83,711	93,995

(32) Supplementary information on assets and liabilities under the Austrian Banking Act

Supplementary disclosures under sections 43 and 64 of the Austrian Banking Act

€ thousand	31 Dec 2014		31 Dec 2015
	Assets	Liabilities	Assets	Liabilities
Denominated in foreign currency	1,720,885	18,190,928	2,085,696	16,893,431
Issued or originated outside Austria	3,451,566	21,120,571	2,887,906	19,354,930

(33) Derivative financial instruments

To manage market risks, the Group uses derivative financial instruments (derivatives), especially to hedge future variable cash flows against changes in market interest rates. The derivatives involved are largely interest rate swaps and cross currency swaps, which are traded over the counter (OTC) and used as hedging instruments, primarily for debt securities issued by OeKB Group.

The fair value of derivative contracts is calculated using generally accepted methods. Derivatives are recognised at the trade date. Derivative contracts are reported at their market value (the clean price) as a separate item in assets or liabilities.

Instead of hedge accounting according to IAS 39, these financial liabilities are classified at fair value through profit or loss (FVTPL) to avoid an accounting mismatch. Thereby the value fluctuations of the derivative and the liability are covered in the statement of income and accumulated earnings directly in profit and loss (result from financial instruments). Credit exposures arising from fluctuations in value are secured with collateral. Derivatives are not used for speculative purposes.

The clearing of interest swaps is to be done via a central counterparty from 2016 in conformity with EMIR (Regulation (EU) No 648/2012).

The exchange rate guarantee of the Republic of Austria under the Export Financing Guarantees Act (in German: Ausfuhrfinanzierungsförderungsgesetz, published in Federal Law Gazette No 216/1981, as amended), which is used to hedge exchange rate risks under the Export Financing Scheme, uses the balance sheet date value.

Derivative financial instruments 2015

€ thousand	Notional amount at 31 Dec 2015—by remaining maturity				Fair values
	Not more than 1 year	Over 1 year but not more than 5 years	Over 5 years	Total 2015	Positive	Negative
Interest rate derivatives
Interest rate swaps	5,387,890	11,122,720	2,667,788	19,178,398	202,369	290,487

Currency derivatives
Currency swaps [1]	5,896,337	9,281,553	1,384,703	16,562,593	6,129,541	624,728
Foreign exchange transactions	—	—	—	—	—	—

Total	11,284,227	20,404,273	4,052,491	35,740,991	6,331,911	915,216

[1]	Predominantely results from guarantees in accordance with section 1 of the Export Guarantees Act (see note 1)

Derivative financial instruments 2014

€ thousand	Notional amount at 31 Dec 2014—by remaining maturity				Fair values
	Not more than 1 year	Over 1 year but not more than 5 years	Over 5 years	Total 2014	Positive	Negative
Interest rate derivatives
Interest rate swaps	4,157,904	10,775,362	1,837,657	16,770,924	274,700	289,344
Currency derivatives
Currency swaps [1]	7,379,581	8,022,232	934,250	16,336,064	4,598,178	729,706
Foreign exchange transactions	58,996	—	—	58,996	—	7,644

Total	11,596,482	18,797,594	2,771,908	33,165,984	4,872,878	1,026,694

[1]	Predominantely results from guarantees in accordance with section 1 of the Export Guarantees Act (see note 1)

Global netting arrangements

OeKB concludes derivative business in accordance with the global netting arrangements (framework contract) of the International Swaps and Derivatives Association (ISDA). As a rule, the amounts owed with such an agreement, are settled and paid on an individual transaction basis. In specific cases, for example, if a credit event arises, all outstanding transactions are terminated under the agreement, the termination value is determined and a single net amount is payable to settle all transactions.

The ISDA-agreements do not fulfil the criteria for offsetting in the consolidated financial statements. This is due to the fact that OeKB has no claim to the offsetting of the amounts covered as the right to offset is enforceable only in the case of certain events arising, like a change in the credit environment.

The following table shows the book values of the derivatives covered.

Global netting agreements 2015

€ thousand	Gross and net amounts from derivatives in the consolidated financial statements	Relevant derivatives which are not offset	Net amount
Derivative financial instruments with positive fair value
Interest rate derivatives
Interest rate swaps	202,369	(78,790)	123,579

Currency derivatives
Currency swaps	6,129,541	(376,113)	5,753,428
Foreign exchange transactions	—	—	—

Total	6,331,911	(454,903)	5,877,007
Derivative financial instruments with negative fair value
Interest rate derivatives
Interest rate swaps	290,487	(247,474)	43,013
Currency derivatives
Currency swaps	624,728	(207,429)	417,299
Foreign exchange transactions	—	—	—

Total	915,216	(454,903)	460,312
Global netting agreements 2014
€ thousand	Gross and net amounts from derivatives in the consolidated financial statements	Relevant derivatives which are not offset	Net amount
Derivative financial instruments with positive fair value
Interest rate derivatives
Interest rate swaps	274,700	(151,533)	123,167

Currency derivatives
Currency swaps	4,598,178	(463,903)	4,134,275
Foreign exchange transactions	—	—	—

Total	4,872,878	(615,436)	4,257,442
Derivative financial instruments with negative fair value
Interest rate derivatives
Interest rate swaps	289,344	(268,404)	20,940
Currency derivatives
Currency swaps	729,706	(347,052)	382,654
Foreign exchange transactions	7,644	—	7,644

Total	1,026,694	(615,456)	411,238

(34) Fair value of financial instruments

The table below presents the book value and fair values of financial assets and liabilities, analysed by category.

Fair values are determined as described in note 5.

Fair value at 31 December 2015

€ thousand	Notes	Carrying amount				Fair value
		Loans and receivables	Other financial instruments, at amortised cost	Fair value option	Total	Level 1	Level 2	Total
Financial assets measured at fair value
Other financial instruments	16	—	—	2,592,944	2,592,944	2,592,944	—	2,592,944
Derivatives held for hedging	33	—	—	6,331,911	6,331,911	—	6,331,911	6,331,911

Total		—	—	8,924,855	8,924,855

Financial assets not measured at fair value
Cash and balances at central banks	25	—	223,147	—	223,147	—	223,147	223,147
Loans and advances to banks	14	17,874,580	—	—	17,874,580	—	18,299,457	18,299,457
Loans and advances to customers	14	1,481,426	—	—	1,481,426	—	1,506,932	1,506,932
Allowance for impairment losses on loans and advances	15	(622)	—	—	(622)	—	(622)	(622)
Other financial instruments	16	—	9,551	—	9,551	—	9,551	9,551

Total		19,355,384	232,698	—	19,588,082

Financial liabilities measured at fair value
Debt securities in issue	20	—	—	17,287,990	17,287,990	—	17,287,990	17,287,990
Derivatives held for hedging	33	—	—	915,216	915,216	—	915,216	915,216

Total		—	—	18,203,206	18,203,206

Financial liabilities not measured at fair value
Deposits from banks	20	—	1,079,421	—	1,079,421	—	1,080,687	1,080,687
Deposits from customers	20	—	754,526	—	754,526	—	754,582	754,582
Debt securities in issue	20	—	6,336,715	—	6,336,715	—	7,142,099	7,142,099

Total		—	8,170,662	—	8,170,662

Fair value at 31 December 2014

€ thousand	Notes	Carrying amount				Fair value
		Loans and receivables	Other financial instruments, at amortised cost	Fair value option	Total	Level 1	Level 2	Total
Financial assets measured at fair value
Other financial instruments	16	—	—	1,769,760	1,769,760	1,769,760	—	1,769,760
Derivatives held for hedging	33	—	—	4,872,878	4,872,878	—	4,872,878	4,872,878

Total		—	—	6,642,638	6,642,638

Financial assets not measured at fair value
Cash and balances at central banks	25	—	271,838	—	271,838	—	271,838	271,838
Loans and advances to banks	14	19,311,835	—	—	19,311,835	—	19,940,811	19,940,811
Loans and advances to customers	14	1,510,321	—	—	1,510,321	—	1,563,757	1,563,757
Allowance for impairment losses on loans and advances	15	(562)	—	—	(562)	—	(562)	(562)
Other financial instruments	16	—	19,581	—	19,581	—	19,581	19,581

Total		20,821,593	291,419	—	21,113,012

Financial liabilities measured at fair value
Debt securities in issue	20	—	—	17,118,531	17,118,531	—	17,118,531	17,118,531
Derivatives held for hedging	33	—	—	1,026,694	1,026,694	—	1,026,694	1,026,694

Total		—	—	18,145,225	18,145,225
Financial liabilities not measured at fair value
Deposits from banks	20	—	513,146	—	513,146	—	515,869	515,869
Deposits from customers	20	—	814,380	—	814,380	—	814,468	814,468
Debt securities in issue	20	—	6,422,557	—	6,422,557	—	7,167,273	7,167,273

Total		—	7,750,083	—	7,750,083

(35) Risk management

OeKB is a special-purpose bank for capital market services and the Austrian export industry. It does not do retail banking or deposit-taking business. In significant business segments, OeKB acts as a contractor to the Republic of Austria. This also applies to its roles in the promotion of exports through guarantees and financing.

To ensure the stability and profitability of the bank in the interest of all stakeholders (especially customers, owners, and the Republic of Austria), its risk management – essentially, the identification, monitoring, assessment, reporting, planning and treatment of risks – consists of important processes integrated in the business strategy. OeKB’s risk management systems are appropriate to the risk profile and business model.

Risk policy - key content

Every risk assumed by OeKB Group is accepted consciously and is consistent with the Executive Board’s risk policy and strategy, which aims to assure a stable return on equity through a conservative approach to all risks, including financial risks and risks arising from business operations in general.

The risk policy and strategy sets out the risk management principles, the risk appetite and the principles for the measurement and control of the risk categories used.

Market risk, credit risk and operational risk are recognised as key risks; OeKB Group also places importance on conservative management of liquidity risk, with the objective of being able to meet all payment obligations at all times even in stress periods.

Special features of OeKB – legal environment and its effects on risk management

By far the biggest part of OeKB’s total assets is made up of the Export Financing Scheme, which is treated as a separate accounting entity distinct from the rest of the business (see note 1).

The risks of the Export Financing Scheme which OeKB has been commissioned to run by the Republic are mitigated by extensive loan security and guarantees especially by the Republic of Austria. The Export Financing Guarantees Act sets out the requirements for guarantees for export lending and thus the conditions for customers’ access to credit under the scheme, as well as the rules for the Austrian government guarantees protecting creditors in OeKB’s borrowing operations (creditor guarantees) and the government guarantees protecting OeKB from exchange rate risk (exchange rate guarantees).

Exemptions from regulatory requirements are key for OeKB’s business model. OeKB is exempt from the liquidity requirements (LCR, NSFR) as well as European and national provisions for the banking union (such as the Bank Recovery and Resolution Directive, or BRRD). Further exemptions exist regarding the requirements in export guarantees (i.e. the EFS), in particular the exemption from the European Union’s CRR, or Capital Requirements Regulation (Regulation (EU) No 575/2013). Similarly, these exemptions apply to the two fully consolidated subsidiaries, “Österreichischer Exportfonds” GmbH and Oesterreichische Entwicklungsbank AG. Furthermore, similar exemptions apply to the fully consolidated subsidiary OeKB CSD GmbH, the Austrian central securities depository intending to be licensed according to the CSD Regulation. Together with OeKB, these subsidiaries form a credit institution group.

OeKB, as the superordinate credit institution, runs the Internal Capital Adequacy Assessment Process (ICAAP) according to section 39a(1) of the Austrian Banking Act on a consolidated basis as a Group ICAAP; accordingly, no individual ICAAP’s are performed on an institutional level.

Taking into account the special importance of the Export Financing Scheme (EFS), its treatment as a separate accounting entity, and OeKB’s steering principles the EFS is treated as investment risk. For this purpose, a separate calculation is performed for EFS’s risk bearing ability. Provided that the EFS can bear its own risks it will pose no risks for the OeKB Group. Any risk exceeding the Export Financing Scheme’s dedicated pool of economic capital thus becomes part of the Group’s credit risk. For details, see ’ICAAP EFS and its integration in the Group ICAAP’ in note 37.

Risk management organisation

Against the backdrop of OeKB Group’s major business activities and its specific business and risk structure, the bank has adopted a clear, functional organisation of the risk management process with well-defined roles. In line with proportionality rules there is no separation between market and risk management on the board level.

Executive Board: In accordance with the responsibilities prescribed in the Austrian Banking Act, the Executive Board sets the risk policy and strategy, in consultation with and subject to the approval of the Risk Committee of the Supervisory Board. As part of the Group’s enterprise-wide risk management, the Executive Board, working with the Risk Management Committee, determines the acceptable aggregate amount of risk (based on the calculated capacity to assume risk), approves risk limits derived from this aggregate and decides on the procedures for risk monitoring.

Risk Management Committee: The function of the Risk Management Committee is derived from the risk policy and consists of strategic risk control and risk monitoring. The Risk Management Committee is the primary recipient of the risk reports, monitors and manages the risk profiles for the individual risk types, and, as needed, decides what action to take based on the risk reports. The committee consists of the Executive Board, the Chief Risk Officer (CRO) and the Deputy CRO, the Operational Risk Manager (ORM), the Financial Risk Manager (FRM), the Internal Control System Officer, the Legal Compliance Officer and representatives from the Accounting & Financial Control department and business segments.

Chief Risk Officer: The implementation of the measures decided by the Risk Management Committee is overseen by the Chief Risk Officer, supported by the Financial Risk Manager, the Operational Risk Manager and the Chief Information Security Officer (CISO). The CISO reports directly to the full Board and, once a year, to the Risk Committee of the Supervisory Board.

Risk Controlling department: The ‘Risk Controlling’ department is responsible for the measurement and assessment of financial risks, the operating-level financial risk accounting and the implementation and monitoring of internal controls regarding financial risk, including the monitoring of internal limits and the actual implementation of the Internal Capital Adequacy Assessment Process.

Operational risk management: The standards for the management of operational risk are implemented in the Group’s business operations by the Organisation, Construction, Environmental Issues and Security department (known as OBUS), with the exception of information security matters which are the responsibility of the Chief Information Security Officer. The activities relating to operational risk management, information security and coming under the remit of the Internal Control System Officer are subject to ongoing coordination.

Asset and Liability Management Committee (ALCO): The principal responsibilities of the ALCO are to manage the balance sheet structure and market risks and to set lending rates under the Export Financing Scheme.

Internal Audit: The organisational units involved in the risk management process and the procedures applied are regularly reviewed by the Internal Audit department.

Supervisory Board: The Supervisory Board overseas all risk management arrangements at OeKB Group and receives quarterly reports on the Group’s risk situation. These risk reports present a detailed view of OeKB Group’s risk situation. The Supervisory Board also maintains a Risk Committee under section 39d of the Austrian Banking Act, which convened for one meeting in 2015. The Audit Committee of the Supervisory Board also monitors the effectiveness of the internal control system.

In order to ensure that the senior management responsible for steering and supervising financial and operational risks are adequately and promptly informed OeKB has implemented a comprehensive and risk orientated reporting scheme. This reporting includes the quarterly risk reports by the Executive Board to the Supervisory Board and yearly coordination and consultation within the Risk Committee of the Supervisory Board according to section 39d of the Austrian Banking Act.

Risk management is supplemented by a system of internal controls (IKS), ensuring compliance with guidelines and risk-reducing provisions. An Internal Control System Officer was nominated to safeguard the compliance of the internal control system with legal requirements as well as the implementation and ongoing development of the internal control guideline enacted by the Executive Board. Largely automated general IT controls and audits conducted by the Internal Audit department ensure its effectiveness.

To reduce legal risks, a Legal Compliance Officer reports directly to the Executive Board and provides a comprehensive view of the effects of different legal matters on OeKB. They are also responsible for compliance in accordance with the Securities Supervision Act (WAG). Furthermore, OeKB has set up an appropriate organisational structure and appointed an officer in charge to implement the anti-money-laundering and counter-terrorism measures in the Austrian Banking Act.

As part of the operational risk management strategy, organisational structures have been defined for various emergency and crisis scenarios.

In 2015 the dominant topic was the spin-off of the depository services and founding of OeKB CSD GmbH, a 100% subsidiary of OeKB. In the autumn of 2016, OeKB CSD intends to submit an application to the Financial Markets Authority for the license as central securities depository according to the CSDR. The preparations for this application will be a dominant factor in 2016. Furthermore, in 2016 the bank will continue to offer training for key function holders including directors and Supervisory Board members according to the Fit & Proper requirements.

Risk appetite and approaches to risk control

The ICAAP serves to assure the maintenance of the defined bank-specific level of capital adequacy and, as a measurement and control tool, forms an integral part of the management process. The risk appetite is set annually by the Executive Board in consultation with and subject to the approval of the Risk Committee of the Supervisory Board.

In its ICAAP, OeKB applies both the ‘going concern’ approach (designed to ensure sufficient regulatory capital to continue in business even amid severe loss events) and the ‘gone concern’ approach (focusing on protecting creditors and the ability to repay deposits and other senior debt in the event of liquidation). The key difference between the two approaches lies in the definition of the economic capital available to cover risk, and the choice of confidence level for the risk (99.9% for the going concern approach and 99.98% for the gone concern variant). Additionally, early-warning levels are defined.

Another measure for expressing risk appetite is based on liquidity risk as insolvency risk. This is the short-term risk of not being able to meet present or future payment obligations fully as they come due. A minimum survival period of one month and a target survival period of two months have been set for OeKB Group.

(36) Internal Capital Adequacy Process (ICAAP)

OeKB runs the Internal Capital Adequacy Process exclusively on the Group level. This is done according to the two steering perspectives specified in note 35, Going and Gone Concern.

There is no steering of individual business divisions or segments within OeKB, as this is of limited relevance. The steering of credit institution subsidiaries is based on risk budgets according to economic capital and for the Export Financing Scheme a separate ICAAP is carried out. For further details see note 37.

Risk assessment is performed at least quarterly by the Risk Controlling department – which as a risk oversight function is independent from risk origination – and is reported both to the Risk Management Committee and the Supervisory Board. The results of liquidity and market risk analysis are also dealt with by the ALCO. The most important systems for risk measurement and riskmonitoring are SAP, QRM, Bloomberg and in-house designed systems.

Principles of risk measurement and of risk coverage calculation

The key variable in the measurement and management of risk is economic capital. Risk is defined by OeKB as the danger that the actual outcome will be less favourable than the expected outcome (unexpected loss). The economic capital is calculated using the concept of Value at Risk (VaR) over a one-year time horizon.

The calculation of risk coverage particularly takes into account credit risk, market risk and operational risk. Credit risks that are individually material are measured using Credit Value at Risk (CVaR); individually material market risks are measured using VaR. Credit and market risks that are not individually material are measured analogously to the material risks, or are assessed by allowing a lump sum for them.

Liquidity risk is measured and managed primarily by using the survival period. The survival period is determined on the basis of cash-flow and funding projections (using idiosyncratic and systemic stress assumptions) that are compared critically with the liquidity buffer – see note 38.

Calculating risk-bearing capability and defining limits

In the calculation of risk coverage, the economic capital required is compared with the economic capital available. This is done for different risk coverage objectives and approaches (‘going concern’ and ‘gone concern’) – see note 35.

Based on the calculated risk-bearing capability and the recommendations by the Risk Management Committee, the Executive Board defines the limits for market and credit risks for OeKB Group as a whole as well as risk budgets for the credit institution subsidiaries. Compliance with these limits is monitored by the Risk Controlling department and reported to the Risk Management Committee and the Executive Board. Concentrations of risk are also monitored through these processes.

In the calculation of risk coverage, concentrations of risk between risk types are taken into consideration by determining the aggregate risk as the sum of the type-specific risk capitals and thus assuming a perfect positive correlation.

Other risks, such as reputation and business risk, are recognised through flat percentage-based amounts. The assessment of operational risk employs the Basic Indicator Approach, expanded by a distribution for scaling to the respective confidence level of the two steering views (i.e. Going and Gone Concern).

The following table shows the high risk-bearing capability of OeKB Group in the Going and Gone Concern. The increase in economic capital is credited, on the one hand, to a valuation model change (the previous binomial distribution model was replaced by a credit risk model assuming Vasicek-distributed losses) and, on the other hand, to changes in market parameters such as rising volatilities.

Risk coverage calculation of OeKB Group

	31 Dec 2014		31 Dec 2015
€ thousand	Economic capital	Capital available to cover the risks	Economic capital	Capital available to cover the risks
Going Concern	100,278	635,310	116,687	664,439
Gone Concern	118,315	792,508	149,545	821,637

The economic capital calculations are supplemented with stress tests. This involves both univariate tests for key risk drivers, and multivariate market-specific tests.

Comparison of risk under ICAAP with regulatory capital requirement under article 92 of Regulation (EU) No 575/2013

€ thousand	Value at Risk under ICAAP (99.98% confidence)		Regulatory capital requirement under Regulation (EU) No 575/2013
	31 Dec 2014	31 Dec 2015	31 Dec 2014	31 Dec 2015
Credit risk	20,754	37,445	47,694	44,674
Commodity and foreign exchange risk	22,342	17,670	7,509	1,541
Other market risk in the banking book	30,382	50,804	—	—
Other risks	13,611	17,204	—	—
Operational risk	28,119	26,422	22,098	20,765

For details concerning the individual risk types which are considered in the Group’s ICAAP see note 37.

(37) Risk types in detail

Market risk

Market risk is the risk of losses due to changes in market parameters. The types of market risk distinguished are specific and general interest rate risk, foreign exchange risk, and equity price risk. As no trading book is maintained, the Group’s market risks relate only to banking book positions.

Risks are assessed in the Group ICAAP by using the Value at Risk concept to estimate maximum potential losses at given confidence levels. According to the steering principles the calculation is carried out at the two confidence levels of 99.9% and 99.98%. The economic capital determined in this manner is then taken into account in the calculation of risk coverage.

The largest amount of economic capital arises in connection with the Group’s investment portfolio (see note 16, other financial instruments), 11.1% (2014: 16.2%) of which consisted of investment funds and 88.9% (2014: 83.9%) of which was made up of bonds owned by the Group. Of these bonds, € 1,906.3 million (2014: € 1,121.1 million) served as a liquidity buffer in the Export Financing Scheme; the buffer’s interest rate risk is hedged by interest rate swaps. The Value at Risk of the rest of the investment portfolio is determined monthly. At 31 December 2015 the VaR amounted to € 58.8 million (2014: € 35.0 million) for a holding period of one year at a 99% confidence level. In the risk management of the investment portfolio, the in-house portfolio management is supported by an external overlay manager.

Exchange rate risks exist above all in connection with raising long-term and short-term funds for the Export Financing Scheme. These risks are largely secured by an exchange rate guarantee of the Republic of Austria under the Export Financing Guarantees Act. For interest rate risks under the Export Financing Scheme (which are measured using Earnings at Risk), an interest rate stabilisation provision is maintained. It forms the dedicated capital available to cover the risks determined in the calculation of risk coverage for the Export Financing Scheme. See ‘ICAAP EFS and its integration in the Group ICAAP’.

With the exemption of the business regarding export promotion in accordance with the Export Guarantees Act and the Export Financing Guarantees Act, the effects of extreme market scenarios are calculated using stress tests. These tests comprise both the determination of Value at Risk under stress conditions (e.g. credit migration and correlations) and multivariate stress tests based on specific historical scenarios (e.g. Black Monday, September 11, and the 2007/08 financial crisis).

Interest rate sensitivity gap analysis

The following tables show the interest rate sensitivity gap analysis for OeKB Group (including the Export Financing Scheme).

Interest rate sensitivity gap analysis at 31 December 2015

€ thousand	Not more than 3 months	Over 3 but not more than 6 months	Over 6 months but not more than 1 year	Over 1 year but not more than 5 years	Over 5 years	Total carrying amount
Cash and balances at central banks	223,147	—	—	—	—	223,147
Loans and advances to banks	11,058,105	669,251	331,363	3,821,908	1,993,953	17,874,580
Loans and advances to customers	1,323,828	145,523	1,791	6,532	3,752	1,481,426
Bonds and other fixed income securities	284,798	16,500	49,500	610,500	1,227,250	2,188,548

Subtotal	12,889,878	831,274	382,654	4,438,940	3,224,955	21,767,702
Deposits from banks	(1,053,914)	(25,507)	—	—	—	(1,079,421)
Deposits from customers	(753,703)	(8)	—	(816)	—	(754,526)
Debt securities in issue	(4,770,616)	(1,692,829)	(3,287,816)	(9,819,277)	(4,054,167)	(23,624,706)

Subtotal	(6,578,233)	(1,718,343)	(3,287,816)	(9,820,093)	(4,054,167)	(25,458,652)
Gap before derivatives	6,311,645	(887,069)	(2,905,162)	(5,381,152)	(829,212)

Effect of derivative contracts	(5,031,287)	301,707	820,076	3,474,318	435,186

Total	1,280,358	(585,362)	(2,085,086)	(1,906,834)	(394,027)

Interest rate sensitivity gap analysis at 31 December 2014

€ thousand	Not more than 3 months	Over 3 but not more than 6 months	Over 6 months but not more than 1 year	Over 1 year but not more than 5 years	Over 5 years	Total carrying amount
Cash and balances at central banks	271,838	—	—	—	—	271,838
Loans and advances to banks	10,828,364	484,145	763,708	5,036,114	2,199,504	19,311,835
Loans and advances to customers	1,299,081	197,105	1,599	8,647	3,889	1,510,321
Bonds and other fixed income securities	243,990	15,000	137,000	436,000	550,750	1,382,740

Subtotal	12,643,273	696,249	902,306	5,480,761	2,754,143	22,476,733
Deposits from banks	(483,194)	(29,952)	—	—	—	(513,146)
Deposits from customers	(786,041)	(45)	(355)	(4,918)	(23,020)	(814,380)
Debt securities in issue	(6,086,486)	(712,428)	(2,987,689)	(9,492,259)	(4,262,226)	(23,541,088)

Subtotal	(7,355,721)	(742,425)	(2,988,045)	(9,497,176)	(4,285,246)	(24,868,614)
Gap before derivatives	5,287,553	(46,176)	(2,085,738)	(4,016,415)	(1,531,103)

Effect of derivative contracts	(4,831,837)	71,961	1,107,575	2,866,620	785,682

Total	455,715	25,785	(978,163)	(1,149,796)	(745,421)

Credit risk

OeKB Group differentiates between the following types of credit risk: counterparty risk/default risk, investment risk and concentration risk. The critical measure used for credit risk is Credit Value at Risk, representing the difference between absolute VaR at a given confidence level (99.98% in the gone concern approach) and the expected loss associated with the respective default.

Counterparties are classified into internal credit rating categories on the basis of external ratings from internationally recognised rating agencies and internal credit ratings. An internal guideline precisely defines the rating classification scheme and mapping systematics. There is a detailed 22-point internal master scale; for the assignment of probabilities of default within the very good credit ratings segment sovereign and other counterparties are differentiated between.

The distribution of assets in OeKB Group’s banking book across rating categories was as shown in the table below. Guaranteed assets are, to the extent of the guarantee, assigned to the rating category of the guarantor.

Credit portfolio by rating category 2015

€ thousand	Rating category 1 (AAA/AA)	Rating category 2 (A)	Rating category 3 (BBB)	Rating category 4 (BB)	Rating category 5 (B)	Rating category 6 (CCC and below)	Total carrying amount
Cash and balances at central banks	223,147	—	—	—	—	—	223,147
Loans and advances to banks	17,376,980	337,658	158,424	16	—	1,501	17,874,580
Loans and advances to customers	1,429,156	29,867	16,835	—	665	4,902	1,481,426
Allowance for impairment losses on loans and advances	—	—	—	—	—	(622)	(622)
Other financial instruments	2,249,061	52,030	295,689	5,054	630	31	2,602,495
Derivatives	5,513,076	691,854	126,981	—	—	—	6,331,911

Credit facilities and commitments to lend amounted to € 3,016,234 thousand at the balance date.

Credit portfolio by rating category 2014

€ thousand	Rating category 1 (AAA/AA)	Rating category 2 (A)	Rating category 3 (BBB)	Rating category 4 (BB)	Rating category 5 (B)	Rating category 6 (CCC and below)	Total carrying amount
Cash and balances at central banks	271,838	—	—	—	—	—	271,838
Loans and advances to banks	18,648,470	466,009	197,235	32	6	83	19,311,835
Loans and advances to customers	1,460,528	43,772	—	—	47	5,974	1,510,321
Allowance for impairment losses on loans and advances	—	—	—	—	—	(562)	(562)
Other financial instruments	1,452,048	61,033	273,426	2,173	630	31	1,789,342
Derivatives	3,859,006	1,013,872	—	—	—	—	4,872,878

Credit facilities and commitments to lend amounted to € 2,463,894 thousand at the balance date.

OeKB Group’s outstanding credit volume almost exclusively consists of export financing loans. The extension of credits is subject to strict principles and high standards concerning collateralisation (mainly by guarantees of the Republic of Austria). To limit credit risk resulting from derivative transactions, OeKB has in place collateral agreements with all counterparties. Credit derivatives are not used at all.

Concentration risks

Significant credit risk concentrations are found primarily in the Export Financing Scheme (EFS); these mainly concern credit institutions, the Republic of Austria as well as further protection providers. These concentrations are inherent in the business and integral to the business model; the scope for diversification in this regard is limited.

The following tables show the geographical breakdown by country of the loans and advances to credit institutions and other customers taking into account guarantees and other credit insurance.

Portfolio-breakdown by country after recognition of the guarantor

	Loans and advances to banks		Loans and advances to customers		Total carrying amount per country
€ thousand	2014	2015	2014	2015	2014	2015
Austria	17,555,602	16,302,665	1,507,336	1,478,793	19,062,938	17,781,458
Denmark	420,003	396,898	—	—	420,003	396,898
Finland	198,551	339,719	—	—	198,551	339,719
United Kingdom	462,636	278,500	—	—	462,636	278,500
Germany	247,452	224,391	0	—	247,453	224,391
Other countries	427,590	332,407	2,985	2,633	430,574	335,040

Total	19,311,835	17,874,580	1,510,321	1,481,426	20,822,155	19,356,006

€ 18.4 billion of the amount of loans and advances to banks and customers totalling € 19.4 billion (see table above) is guaranteed by central governments and international organisations, which corresponds to a share of 95%.

Additional to regulatory provisions, the Executive Board sets volume limits at the transaction-type, portfolio and counterparty levels for daily business operations. Through a limit system implemented in SAP, compliance with defined customer-specific credit limits and with the large-loan limits set by the Supervisory Board is verified daily.

ICAAP EFS and its integration in the Group ICAAP

In line with OeKB’s steering principles and the recognition of the EFS as a separated accounting entity OeKB performs a separate risk-bearing capacity calculation for the EFS. Residual risks within the EFS, which are not covered by the Republic of Austria, are evaluated and compared to the interest rate stabilisation provision in accordance with the Austrian Commercial Code which serves as funds available to cover risks.

Within OeKB Group’s Internal Capital Adequacy Assessment Process (ICAAP) the EFS is taken into account as investment risk. If the risks within the EFS exceed its risk cover funds, the surplus economic risk is factored into the calculation of the risk bearing capacity of OeKB Group.

In accordance with the main underlying management principle, market risks are measured using Earnings at Risk and credit risks using CVaR. As a consequence of the comprehensive warranties and guarantees provided by the Republic of Austria there is a high risk concentration vis-à-vis the Republic of Austria, which is intrinsic to OeKB’s business model and not measured by economic capital due to the high quality of those hedges. Like the calculation of market risk, the calculation of credit risk also uses Monte Carlo Simulation techniques, by which further intra-credit risk concentrations are taken into account in the economic capital. Other risk types considered are CVA risk caused by swap transactions and refinancing risks. Since liquidity risks resulting from business outside the EFS are of minor magnitude, refinancing risk is assigned in total to the EFS ICAAP. According to the defined risk appetite, the economic capital for risks within EFS is calculated at the same confidence levels as in the Group ICAAP, i.e. 99.9% and 99.98%.

The overall risk is compared to the funds available to cover the risk to assess EFS’s ability to bear its associated risks. The funds available to cover risk essentially correspond to the interest rate stabilisation provision according to the Austrian Commercial Code. These funds result from surpluses generated in the EFS which have to be retained there in accordance with the instruction of the Ministry of Finance dating from 1968 (non-interest liability). Since the tax office accepts the favourable tax treatment of those funds as ‘provisions or deductible liabilities’ only if the funds are used to lower the refinancing interest rate provided by EFS to customers, a charge for surtax is added to the economic capital for credit risk when calculating the risk bearing capacity.

Any risk exceeding the dedicated economic capital of the EFS thus becomes part of the Group’s credit risk and enters into the calculation of risk coverage for OeKB Group. Thanks to the risk-averse management of the EFS, this eventuality has not arisen since the inception of the calculation of risk bearing capacity in 2007.

Operational risk

Operational risk is the risk of losses resulting from the inadequacy or failure of internal processes, people or systems, or from external events, including legal risks.

Standards, rules and processes are derived from the risk policy and documented in manuals. They include emergency management manuals and emergency plans, as well as crisis scenarios, all of which are reviewed annually. The effectiveness of plans and concepts is checked using tests and exercises. The ongoing maintenance and evaluation of the loss database helps to assure a constant optimisation of operational risks.

In view of the high importance of information security, the Group has a separate Information Security Officer. Legal risks are mitigated through ongoing monitoring by the business segments, through the activities of the bank’s Legal Officer, and through coordination by a Legal Compliance Officer.

Operational risk is more than market and credit risk influenced by the corporate culture and the behaviour of each individual. Therefore, the Executive Board has established a Code of Conduct with binding rules for all employees, which provides clear value concepts and rules concerning, for example, corruption prevention, a whistle-blower system and a complaints mechanism.

The economic capital required is determined by scaling the regulatory capital requirement under the Basic Indicator Approach to the respective confidence level.

Regular checks conducted by Internal Audit and an effective system of internal control contribute to the further mitigation of operational risks.

Other risks

Strategic risks, reputation-related risks and business risks are not explicitly assessed. These risks are assumed to be proportional to the explicitly measured risks; in the calculation of risk coverage they are therefore included as percentage-based add-ons to the economic capital determined for the measured risks.

OeKB Group faces various risk concentrations. Two of the most significant concentrations are the business field concentration as a specialised banking group and the dependence on the guarantees provided by the Republic of Austria in connection with the EFS. These are intrinsic to the business model and of fundamental importance; consequently, possibilities for business field diversification are quite limited.

Inter-concentration risks which arise from interdependences between different risk types are factored into the Group ICAAP as well as in the EFS ICAAP by simply summing up the economic capital values for each risk type (credit risk, market risk, etc.). Additionally, multivariate stress tests are performed to evaluate these risks.

The risk of excessive leverage, and hence the leverage ratio, are of minor significance for OeKB Group, as most of its balance sheet total is accounted for by the Export Financing Scheme. The EFS exposure is to a large extent, secured by the guarantee of the Republic of Austria, and the debt financing is part of the business model.

OeKB also differs markedly from commercial banks regarding risks from the macroeconomic environment. Thus, significantly, OeKB is not subject to the risk of a run on savings deposits. Other risks, such as fluctuations in interest rates or share prices, are already covered in the ICAAP through other risk types or, like potential reductions in income caused by macroeconomic weakness, are income statement risks that are the subject of multi-year profit projections. Therefore, no additional economic capital is recognised for these risks.

(38) Liquidity risk management (ILAAP)

Liquidity risk is:

•	The risk of not being able to meet present or future payment obligations fully as they fall due;

•	the funding liquidity risk (the risk that funding can be obtained only on unfavourable market terms);

•	the market liquidity risk (the risk that assets can be sold only at a discount).

Liquidity risk management is performed for OeKB Group as a unit, including the Export Financing Scheme.

The goal of the liquidity strategy is to ensure sufficient access to required liquidity on acceptable terms even in difficult market situations. OeKB’s excellent standing for decades in international financial markets coupled with the high diversification of its funding instruments, markets and maturities, and, most importantly of all, the Austrian government guarantee protecting the lenders, combine to facilitate market access for the Group even when markets are under special stress. The approach to measurement and management of liquidity risk is documented in the liquidity risk management manual.

As the overwhelming need for liquidity results from the Export Financing Scheme, the refinancing risk is factored into the risk bearing capacity calculation for the EFS.

The central tool for the measurement of liquidity risk in the narrower sense is a monthly liquidity gap analysis. This is done using one-day time buckets for the next twelve-month period and is based on cash-flow and funding projections – under both idiosyncratic and systemic stress assumptions – that are set against the liquidity buffer (consisting primarily of securities eligible for rediscounting by the ECB). Market liquidity risk is taken into account through corresponding haircuts for liquid assets.

The average survival period determined by this methodology was about three months in 2015. OeKB defines the survival period as that period for which the current liquidity buffer is sufficient, under an assumed combination of simultaneous idiosyncratic and systemic stresses, to meet all payment obligations without having to raise additional capital on the financial markets (although the full faith and credit of the Republic of Austria supports such borrowing by OeKB). In a stress period the survival period is thus the time available to take any strategic corrective action necessary. For crisis situations, a liquidity contingency plan is in place.

The unencumbered liquidity reserves of OeKB Group have the following composition:

Liquidity buffer of OeKB Group

€ thousand	Fair value 2014	Fair value 2015
Cash and balances at central banks [1]	230,720	179,204
Securities deposited by the central bank	3,571,950	2,011,155
Treasury bills and similar securities eligible for rediscount	494,854	1,114,842
Central-bank-approved bonds by other issuers	653,358	16,448

Total	4,950,882	3,321,649

[1]	Cash reserves reduced by minimum reserves (2015: € 43.9 million, 2014: € 41.1 million) which are not part of the liquidity reserves

In addition to monitoring the daily liquidity position, long-term liquidity is assessed based on the gap analysis of the maturity profile of assets and liabilities.

The table below shows the interest and capital cash flows in the consolidated balance sheet arising from assets, liabilities and derivatives.

The allocation to the respective maturity-band is, in general, determined by the contractual maturity structure; positions due daily are assigned to the first maturity-band ‘Not more than 1 month’, and for the Kontrollbank refinancing line (KRR) it is assumed that the usage of the lines stays constant over time. Loan disbursements and repayments are shown as net amounts within the same category. The value of the derivatives in terms of the balance sheet is the net value of the assets and liabilities items.

Cash flow analysis of assets and liabilities—at 31 December 2015

€ thousand	Not more than 1 month	Over 1 but not more than 3 months	Over 3 months but not more than 1 year	Over 1 but not more than 5 years	Over 5 years	Total Inflows/ Outflows	Total carrying amount
Cash flow analysis at 31 December 2015
Cash and balances at central banks	223,147	—	—	—	—	223,147	223,147
Loans and advances to banks	464,157	1,499,467	1,974,096	6,992,718	3,750,801	14,681,239	17,874,580
Loans and advances to customers	(8,550)	(64,896)	83,788	249,091	278,934	538,366	1,481,426
Bonds and other fixed income securities	8,385	17,433	98,716	838,596	1,309,156	2,272,286	2,188,548

Total	687,140	1,452,004	2,156,600	8,080,405	5,338,891	17,715,039	21,767,702
Deposits from banks	(926,719)	34	(81,547)	(32,288)	(44,068)	(1,084,588)	(1,079,421)
Deposits from customers	(666,378)	3,917	(55,764)	(9,177)	(25,346)	(752,747)	(754,526)
Debt securities in issue	(1,438,538)	(2,167,164)	(5,699,568)	(11,285,207)	(4,687,790)	(25,278,267)	(23,624,706)

Total	(3,031,636)	(2,163,212)	(5,836,879)	(11,326,672)	(4,757,204)	(27,115,603)	(25,458,652)
Commitments to lend	—	—	(19,128)	(235,453)	254,581	—	—
Derivatives designated as hedging instruments	—	—	—	—	—	—	5,416,695
Inflows	1,152,454	3,537,301	8,249,041	23,167,062	5,605,292	41,711,151	—
Outflows	(1,109,463)	(3,245,016)	(7,021,915)	(19,750,450)	(4,114,168)	(35,241,012)	—

Cash flow analysis of assets and liabilities—at 31 December 2014

€ thousand	Not more than 1 month	Over 1 but not more than 3 months	Over 3 months but not more than 1 year	Over 1 but not more than 5 years	Over 5 years	Total Inflows/ Outflows	Total carrying amount
Cash flow analysis at 31 December 2014
Cash and balances at central banks	271,838	—	—	—	—	271,838	271,838
Loans and advances to banks	1,305,318	397,219	3,040,863	8,678,048	2,998,142	16,419,590	19,311,835
Loans and advances to customers	1,982	3,115	91,828	243,104	254,404	594,432	1,510,321
Bonds and other fixed income securities	5,866	15,516	177,831	610,642	611,602	1,421,456	1,382,740

Total	1,585,003	415,850	3,310,522	9,531,793	3,864,147	18,707,316	22,476,733
Deposits from banks	(129,792)	(239,961)	(102,133)	1,365	(46,539)	(517,060)	(513,146)
Deposits from customers	(733,250)	(419)	(48,279)	(10,830)	(30,225)	(823,004)	(814,380)
Debt securities in issue	(1,487,848)	(3,444,882)	(4,041,740)	(11,095,949)	(4,918,301)	(24,988,720)	23,541,088

Total	(2,350,890)	(3,685,261)	(4,192,153)	(11,105,414)	(4,995,065)	(26,328,784)	(24,868,613)
Commitments to lend	92,486	61,809	10,000	74,501	(238,796)	—	—
Derivatives designated as hedging instruments	—	—	—	—	—	—	3,846,184
Inflows	2,549,484	4,704,981	6,438,508	19,758,666	4,034,481	37,486,120	—
Outflows	(11,547,623)	(2,442,180)	(4,100,306)	(12,062,028)	(2,826,001)	(32,978,138)	—

OeKB does not manage its liquidity according to the Liquidity Coverage Ratio (LCR) or Net Stable Funding Ratio (NSFR). Pursuant to section 3(2)1 of the Austrian Banking Act, the following legal provisions are not applicable either: Part 6 of Regulation (EU) No 575/2013 and sections 27a, 39(2b)7 in conjunction with 39(4), 39(3), and 74(6)3.a in conjunction with 74(1) of the Austrian Banking Act.

(39) Staff headcount

During the financial year, the Group had an average of 404 employees (2014: 400), based on full-time equivalents.

(40) Boards’ compensation and loans

The following table gives details of the aggregate compensation of the Executive Board and Supervisory Board members and the termination benefits and pension expenses for Executive Board members, key management and other employees (including changes in entitlements and provisions).

Boards’ compensation and loans

€ thousand	2014	2015
Aggregate compensation
Current members of the Executive Board	Not disclosed	Not disclosed
Former members of the Executive Board	459	948
Members of the Supervisory Board	275	235

Pension and termination benefit expenses for
Executive Board (and former members)	2,755	2,674
Key management	1,178	1,964
Other employees	3,190	4,137

The data for breaking-down the total emoluments of the current board members is not disclosed in view of the fact that, in OeKB’s case, the board comprises fewer than three members. At 31 December 2015 there were no outstanding loans to members of the Executive Board or Supervisory Board. There were also no liabilities for these individuals. There are no management share option plans for the Executive Board or for key managers.

(41) Other related party transactions

As an institution specialising in export services and capital market services, OeKB engages in many transactions with its shareholders, for example as the bank for its export financing customers and as issuer of securities. All these transactions are conducted using the ‘arm’s length’ principle.

The following balance sheet items include transactions with related parties of OeKB Group:

Related party transactions 2015

		Fully
€ thousand	Shareholders of OeKB Group	consolidated and unconsolidated subsidiaries	Equity- accounted investments
Other financial instruments	24,871	—	—
Loans and advances to banks	13,550,770	—	—

Assets	13,575,641	—	—
Deposits from banks	15,621	—	—
Deposits from customers	—	15,431	32,317

Liabilities	15,621	15,431	32,317
Nominal amount of loan commitments, financial guarantees and other items	261,581	—	20,000

Related party transactions 2014

		Fully
€ thousand	Shareholders of OeKB Group	consolidated and unconsolidated subsidiaries	Equity- accounted investments
Other financial instruments	22,004	—	—
Loans and advances to banks	14,228,043	—	—

Assets	14,250,046	—	—
Deposits from banks	36,330	—	—
Deposits from customers	—	12,817	22,211

Liabilities	36,330	12,817	22,211
Nominal amount of loan commitments, financial guarantees and other items	238,796	—	20,000

There were no transactions with Executive Board or Supervisory Board members, as in the previous year.

(42) Board members and officials

Members of the Executive Board

Term of office
Name	from	to
Rudolf Scholten	1 May 1997	30 April 2017
Angelika Sommer-Hemetsberger	1 January 2014	31 December 2018

Members of the Supervisory Board

Term of office
Position	Name	from	to

Chairman	Erich Hampel	1 January 2010	AGM 2016

First Vice-Chairman	Walter Rothensteiner	2 August 1995	AGM 2016

Second Vice-Chairman	Thomas Uher	12 May 2015	AGM 2020

Second Vice-Chairman	Franz Hochstrasser	19 May 2009	12 May 2015

Member	Helmut Bernkopf	19 May 2009	AGM 2019

Member	Peter Bosek	25 May 2011	12 May 2015

Member	Michael Glaser	22 May 2012	AGM 2017

Member	Andreas Gottschling	12 May 2015	AGM 2016

Member	Matthias Heinrich	21 May 2014	12 May 2015

Member	Dieter Hengl	25 May 2011	AGM 2016

Member	Herbert Messinger	18 December 2012	AGM 2016

Member	Christoph Raninger	21 May 2014	12 May 2015

Member	Karl Sevelda	24 September 2013	AGM 2018

Member	Jozef Sikela	12 May 2015	AGM 2020

Member	Herta Stockbauer	21 May 2014	AGM 2019

Member	Herbert Tempsch	29 May 2013	AGM 2018

Member	Susanne Wendler	12 May 2015	AGM 2016

Member	Robert Zadrazil	19 May 2009	AGM 2016

Member	Franz Zwickl	20 May 1999	AGM 2016

AGM = Annual General Meeting

Employee representatives

Term of office
		from	to

Chairman of the Staff Council	Martin Krull	14 March 2002	13 March 2018

Vice-Chairwoman of the Staff Council	Erna Scheriau	1 April 2001	13 March 2018

Member	Alexandra Griebl	14 March 2010	13 March 2018

Member	Elisabeth Halys	1 July 2013	13 March 2018

Member	Christian Leicher	7 July 2009	31 December 2015

Member	Ulrike Ritthaler	14 March 2014	13 March 2018

Member	Christoph Seper	14 March 2014	13 March 2018

Member	Markus Tichy	1 July 2011	13 March 2018

Government commissioners

under section 76 of the Austrian Banking Act

Position	Name	Term of office since
Commissioner	Harald Waiglein	1 July 2012
Deputy Commissioner	Johann Kinast	1 March 2006

The above government commissioners are also representatives of the Austrian Minister of Finance under section 6 of the Export Financing Guarantees Act.

Government commissioners

under section 27 of the Articles of Association (supervision of bond cover pool)

Position	Name	Term of office since
Commissioner	Beate Schaffer	1 November 2013
Deputy Commissioner	Edith Wanger	1 June 1997

(43) Date of approval for publication

The date of submission of these financial statements to the Supervisory Board for approval is 9 March 2016. Expanded disclosures in accordance with Part 8 of Regulation (EU) No 575/2013 (‘Offenlegungsbericht’, in German only) are provided on the OeKB website (www.oekb.at).

Vienna, 19 February 2016

Oesterreichische Kontrollbank Aktiengesellschaft

Signed by the Executive Board

RUDOLF SCHOLTEN	ANGELIKA SOMMER-HEMETSBERGER

Auditor’s Report

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of

Oesterreichische Kontrollbank AG,

Vienna, Austria

that comprise the consolidated balance sheet as of 31 December 2015, the consolidated statement of profit or loss and other comprehensive income, the consolidated cash flow statement and the consolidated statement of changes in equity for the fiscal year then ended, and the notes.

Management’s Responsibility for the Consolidated Financial Statements

The Company’s management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards (IFRSs) as adopted by the EU, and the additional requirements pursuant to § 245a UGB (Austrian Commercial Code) and 59a BWG (Austrian Banking Act) and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with Austrian Standards on Auditing. Those standards require that we comply with International Standards on Auditing – ISA. In accordance with International Standards on Auditing, we are required to comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Group’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

Our audit did not give rise to any objections. In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Group as of 31 December 2015 and its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards (IFRSs) as adopted by the EU and other legal or regulatory requirements.

Report on the Management Report for the Group

Pursuant to statutory provisions, the management report for the Group is to be audited as to whether it is consistent with the consolidated financial statements and as to whether the other disclosures are not misleading with respect to the Company’s position. The auditor’s report also has to contain a statement as to whether the management report for the Group is consistent with the consolidated financial statements.

In our opinion, the management report for the Group is consistent with the consolidated financial statements.

Vienna, 19 February 2016

KPMG Austria GmbH

Wirtschaftsprüfungs- und Steuerberatungsgesellschaft

signed by

MARTIN WAGNER
Austrian Chartered Accountant

This report is a translation of the original report in German, which is solely valid.

MAP OF AUSTRIA

REPUBLIC OF AUSTRIA

GENERAL

The Republic of Austria is situated in Central Europe. It shares borders with:

•	Switzerland and Liechtenstein in the west,

•	the Federal Republic of Germany, the Czech Republic and the Slovak Republic in the north,

•	Hungary in the east, and

•	Slovenia and Italy in the south.

The population of Austria in 2014 was approximately 8,500,000, according to Statistik Austria estimates. From 2010 to 2014, Austria’s population increased by 2.3%. Vienna, the capital, had a population of 1.8 million in 2014.

Austria has an area of 32,383 square miles. The western and southern regions of Austria, containing the Austrian Alps, are mountainous and heavily forested. There are fertile plains in the eastern parts of the country and in the valley of the Danube River, which flows through Austria for a distance of 217 miles.

The present Austrian frontiers were determined by the Treaty of St. Germain in 1919. The occupation of Austria following World War II was ended by the State Treaty for the Re-establishment of an Independent and Democratic Austria in 1955. The treaty limits the manufacture and possession by Austria of certain types of military weapons, including atomic weapons.

FORM OF GOVERNMENT

Under the Austrian Federal Constitution Act of 1920, as amended in 1929 (the “Constitution”), Austria is a democratic and federal republic, with legislative and executive powers divided between the federal government and the nine constituent provinces.

The legislative power of the federal government is vested in a bi-cameral legislature consisting of the Nationalrat and the Bundesrat. The members of the Nationalrat are elected for a period of five years by direct, secret, popular suffrage under a system of proportional representation. The Nationalrat may be dissolved before the termination of the term of five years for which it is elected, by its own action or, in certain circumstances, by the Federal President. The present Nationalrat was elected on September 29, 2013. The members of the Bundesrat are elected periodically by the legislatures of the provinces in proportion to the populations of the nine provinces.

The executive powers of the federal government are vested in the Federal President, the Chancellor and the Cabinet. The Federal President is elected by direct, secret, popular suffrage for a term of six years. Dr. Heinz Fischer was elected Federal President on April 25, 2004 and assumed the office on July 8, 2004. He was reelected for a further term of six years on April 25, 2010. The next presidential elections will be held on April 24, 2016, with a run-off, if necessary, on May 22, 2016. The chief constitutional powers of the Federal President are the appointment of the Chancellor and his Cabinet and the dissolution of the Nationalrat. The present administration was formed on December 16, 2013 by a coalition of the Austrian Social Democratic Party and the Austrian People’s Party and is led by Werner Faymann of the Austrian Social Democratic Party as Chancellor and Reinhold Mitterlehner of the Austrian People’s Party as Vice-Chancellor.

The judicial power is exercised by the federal courts. Courts of last resort are provided for questions of civil and criminal law and for questions of administrative law. A separate constitutional court has primary competence to determine the constitutionality of all legislative and administrative acts of the federal government and the provinces.

POLITICAL PARTIES

The following table shows the political affiliations of the members of the Nationalrat after the most recent elections and the current composition of the Bundesrat.

	Nationalrat				Bundesrat
	2002 Elections	2006 Elections	2008 Elections	2013 Elections	Composition since December 2015
Austrian Social Democratic Party (SPÖ)	69	68	57	52	20
Austrian People’s Party (ÖVP)	79	66	51	47	22
Austrian Freedom Party (FPÖ)	18	21	34	40	13
Green Party (Grüne)	17	21	20	24	4
Alliance for the Future of Austria (BZÖ)	—	7	21	—	—
Team Frank Stronach (FRANK)	—	—	—	11	—
Das neue Österreich (NEOS)	—	—	—	9	—
Without party affiliation	—	—	—	—	2
Total	183	183	183	183	61

SOURCE: Data published by the Parliament of Austria.

MEMBERSHIP IN INTERNATIONAL ORGANIZATIONS

Austria is a member of many international organizations:

•	the United Nations and of all of its affiliated organizations. Three of these organizations, the International Atomic Energy Agency, the United Nations Industrial Development Organization and the United Nations Office for Drug Control and Crime Prevention have their headquarters in Vienna.

•	the European Union (“EU”),

•	the International Monetary Fund (“IMF”),

•	the International Bank for Reconstruction and Development (“IBRD”),

•	the Multilateral Investment Guarantee Agency (“MIGA”),

•	the International Finance Corporation (“IFC”),

•	the International Development Association (“IDA”),

•	the Asian Development Bank (“ADB”),

•	the Asian Development Fund (“ADF”),

•	the Inter-American Development Bank (“IDB”),

•	the Fund for Special Operations (“FSO”),

•	the Inter-American Investment Corporation (“IIC”),

•	the African Development Fund (“AfDF”),

•	the African Development Bank (“AfDB”),

•	the European Bank for Reconstruction and Development (“ERBD”),

•	the European Investment Bank (“EIB”),

•	the Organization for Economic Cooperation and Development (“OECD”),

•	the Council of Europe,

•	the International Energy Agency,

•	the International Fund for Agricultural Development (“IFAD”),

•	the Common Fund for Commodities (“CF”), and

•	the Global Environment Facility (“GEF”).

Austria is a founding member of the World Trade Organization (“WTO”) and was previously a party to the General Agreement on Tariffs and Trade (“GATT”). Austria is a founding member of the Asian Infrastructure Investment Bank (“AIIB”).

Vienna is recognized as a center for international conferences and has served as the site of numerous United Nations meetings as well as Strategic Arms Limitation Talks. The headquarters of the Organization of the Petroleum Exporting Countries (“OPEC”) are located in Vienna.

THE ECONOMY

General

Austria has a highly developed and diversified economy. Industry, which consists of manufacturing and mining, construction, energy and water supply, accounted for 28.0% of the gross value added at current prices in 2015. Industrial development has been favored by the availability of domestic sources of electric power and raw materials. Tourism, agriculture and forestry also play an important part in Austria’s economy.

Gross Domestic Product

The following table shows the major sectors of Austria’s gross domestic product (GDP) for the years 2011 through 2015. The 2015 GDP at current prices totaled EUR 337.2 billion, representing a 2.4% increase over 2014. In 2015, real GDP (reference year 2010) totaled EUR 309.9 billion, representing a 0.9% increase over 2014. The increase in GDP in 2015 was mainly driven by exports.

GROSS DOMESTIC PRODUCT(1)

	2011	2012	2013	2014	2015	Percentage of 2015 total gross value added
	(Billions of euros at current prices)
Agriculture, forestry and fishing	4.4	4.3	4.1	4.1	4.0	1.3
Industry:
Mining and quarrying	1.5	1.5	1.5	1.4	1.3	0.4
Manufacturing	51.6	53.4	53.2	54.1	55.6	18.5
Electricity, gas and water supply, waste management	7.9	8.2	8.2	8.0	8.3	2.8
Construction	17.5	18.0	18.4	18.7	19.0	6.3

Total Industry	78.4	81.2	81.3	82.3	84.0	28.0
Service activities:
Wholesale and retail trade	35.9	36.1	35.9	35.5	35.8	11.9
Transportation and storage	15.3	15.7	16.2	16.4	17.0	5.7
Accommodation and food service activities	13.2	13.9	14.4	15.1	15.9	5.3
Information and communication	9.1	9.3	9.7	9.7	9.7	3.2
Financial and insurance activities	12.7	12.1	12.7	13.5	13.1	4.4
Real estate activities	25.3	26.3	27.8	29.2	31.2	10.4
Other business activities	24.9	25.9	27.2	28.0	28.1	9.4
Public administration(2)	47.7	49.1	50.0	51.1	52.8	17.6
Other service activities	7.8	8.0	8.2	8.4	8.7	2.9

Total service activities	192.0	196.4	202.1	206.9	212.2	70.7
Total gross value added	274.9	281.9	287.5	293.3	300.2	100.0

Taxes less subsidies on products	33.8	35.2	35.3	36.0	37.0

Gross domestic product Value	308.6	317.1	322.9	329.3	337.2

Volume(3)	302.9	305.2	306.2	307.3	309.9
Percentage change in gross domestic product over preceding year
Value	4.8	2.7	1.8	2.0	2.4
Volume(3)	2.8	0.8	0.3	0.4	0.9

(1)	European System of Accounts (ESA) 2010 basis. Amounts may not add due to rounding.
(2)	Including defense, compulsory social security, education, human health and social work activities.
(3)	Chained series, reference year 2010.

SOURCE: WDS - WIFO Data System, Macrobond.

These GDP results are based on a revised statistical methodology that has been applied for the first time. The revision was required to implement the European System of Accounts in the version of 2010 (“ESA 2010”), which became legally binding in September 2014. The ESA 2010 defines for all member states of the European Union which concepts, definitions and accounting rules have to be applied in compiling their national accounts in order to make the data comparable at an international level.

Domestic Expenditure

The following table shows the total goods and services available for domestic expenditure and the total domestic expenditure for goods and services at current prices for the years 2011 through 2015.

DOMESTIC EXPENDITURE(1)

	2011	2012	2013	2014	2015	Percentage of 2015 gross domestic product
	(Billions of euros at current prices)
Gross domestic product	308.6	317.1	322.9	329.3	337.2	100.0
Add: Imports	157.9	162.4	162.2	163.0	165.0	48.9

Total demand	466.5	479.4	485.0	492.3	502.1	148.9
Less: Exports	165.6	170.6	171.9	175.3	180.1	53.4
Total domestic demand	300.9	308.8	313.2	316.9	322.1	95.5
Domestic expenditure:
Consumption expenditure:
Households(2)	165.2	170.1	173.7	177.3	179.8	53.3
General government	61.1	62.7	63.9	65.6	67.4	20.0

Final consumption expenditure	226.2	232.7	237.6	242.9	247.2	73.3
Investment:
Machinery and equipment(3)	36.8	37.6	38.4	39.0	39.9	11.8
Construction	32.6	34.3	34.2	34.6	34.6	10.3

Gross fixed capital formation	69.4	71.9	72.6	73.6	74.6	22.1
Changes in inventories(4)	5.2	4.2	2.5	1.3	0.6	0.2

Gross capital formation	74.6	76.1	75.1	74.9	75.1	22.3
Statistical discrepancy	0.0	0.0	0.5	-0.9	-0.2	-0.1
Gross domestic final expenditure	300.9	308.8	313.2	316.9	322.1	95.5

(1)	ESA 2010 basis. Amounts may not add due to rounding.
(2)	Including non-profit institutions serving households.
(3)	Including intangible fixed assets, other products, and products of agriculture, forestry, fisheries and aquaculture.
(4)	Including acquisition less disposals of valuables.

SOURCE: WDS - WIFO Data System, Macrobond.

Productivity, Wages, Wholesale Prices and Cost of Living

The following table sets forth for Austria the indices of productivity and gross wages and salaries per worker and employee and wholesale and consumer prices (based on the HICP-index), and the respective percentage increases over the previous period for the years 2011 through 2015.

PRODUCTIVITY, WAGE AND PRICE INDICES(1)

	Productivity Real GDP per employee		Wages and salaries per employee		Wholesale prices		Consumer prices
	Index (2010 = 100)	Percentage increase over previous year	Index (2010 = 100)	Percentage increase over previous year	Index (2010 = 100)	Percentage increase over previous year	Index (2010 = 100)	Percentage increase over previous year
2011	101.1	+1.1	101.8	+1.8	108.3	+8.3	103.6	+3.6
2012	100.8	–0.3	104.6	+2.7	110.9	+2.4	106.2	+2.6
2013	100.5	–0.3	106.6	+1.9	109.7	–1.1	108.5	+2.1
2014	99.8	–0.7	108.1	+1.4	107.6	–1.9	110.0	+1.5
2015	100.1	+0.4	109.9	+1.7	103.6	–3.6	110.9	+0.8

(1)	Indices based on average of monthly data for the periods indicated.

SOURCE: WDS - WIFO Data System, Macrobond.

Industry

In 2015, manufacturing accounted for 18.5% of gross value added. Thus the contribution of manufacturing to Austria’s GDP is higher than the average in European Union member states. Austria’s share of the European Union’s (28 countries) manufacturing output increased between 2006 and 2015 from 2.6% to 2.7%. The gross value added per employee was the fifth highest among the 28 member states of the European Union.

In terms of contribution to GDP, machinery and equipment remained the largest sector within the industrial sector in 2015, followed by metals and metal products. The primary contributors to the Austrian exports industry are the motor vehicles industry, the machinery industry and basic metal products industry. The export intensity in Austrian manufacturing is high. In 2015, approximately 21% of exports went to non-European destination countries, primarily in Asia and the Americas, but the EU countries remained the main destination for Austrian exports, capturing approximately 69% of Austrian exports. In 2015, R&D expenditures were above the European Union average, amounting to 3.0% of GDP.

In 2015, an average of 245,561 individuals was engaged in construction, representing 7.1% of Austria’s wage and salary earners. Construction accounted for 6.3% of gross value added in 2015.

In order to address potential liquidity shortages of non-financial sector companies resulting from the financial crisis, Austria enacted the Corporate Liquidity Strengthening Act (Unternehmensliquiditätsstärkungsgesetz—the “ULSG”), which was approved by the European Commission and became effective on August 25, 2009. The ULSG enabled the Minister of Finance to offer government guarantees for financings by solvent large- and medium-sized corporate sector companies. The guarantees issued had a maximum term of five years, and the maximum amount of guarantees that could be extended to any company was EUR 300 million. Guarantees were issued for the financing of working capital and investments, as well as for the refinancing of maturing bonds and loans. The ULSG expired on December 31, 2010, although guarantees issued under the Act remained valid for another five years and expired by the end of 2015.

Banking, Insurance, Real Estate and Business Services

The Single Market program of the European Union has increased competition within Austria’s financial services industry and led to a series of mergers and consolidations. Technical progress and widespread use of internet banking has accelerated the pace of adjustment. Consequently, the number of banks declined from 923 in 2000 to 748 in the third quarter of 2015 and the number of branches was reduced by 118.

In 2007, the global financial system came under considerable strain caused by a deterioration of credit quality, a drop in valuations of structured credit products, and a lack of market liquidity accompanying a broad deleveraging in the financial system. The confidence crisis regarding the credit quality of individual banks hit Austria’s banks particularly hard due to their exposure to Eastern Europe (see “—Banking System and Monetary Policy—Exposure to Peripheral European Countries and Eastern Europe Regions and Countries”). According to the Bank for International Settlements, Austrian banks reduced their total exposure to countries in the Central, Eastern and Southeastern Europe (“CESEE”) area to EUR 185 billion by the end of 2014, amounting to slightly more than half of Austrian GDP. Foreign currency lending by Austrian banks has further declined in CESEE as well as in Austria, which can be attributed to supervisory initiatives by the Austrian authorities. However, the risks stemming from the relatively high volumes outstanding still prevail.

Total premium income in the Austrian private insurance industry showed a below average growth performance in 2015 (+1.7%). Neither the stable development in the non-life and accident business with premium income rising by 2.4% in 2015 nor the favorable environment in health insurance allowing for generous price hikes were able to compensate fully for the lackluster performance in life insurance business (+0.2%). Private households preferred to hold their assets in liquid bank deposits rather than committing themselves to long-term investments with potentially heavy costs of withdrawal. While non-life insurance claims payments were stable in 2015, outflows from life insurance contracts increased significantly (+18.5%), which is likely to affect reserve accumulation as well as profitability in the industry. For the year 2016, the Austrian Insurance Association forecasts a flat development for premium intakes (+0.3%) mainly due to a shrinking life insurance business.

In 2015, financial and insurance activities contributed approximately 4.4% to Austrian gross value added at current prices.

Energy

The following table shows Austria’s domestic production and consumption of primary energy and the ratio of domestic production to consumption for the years 2011 through 2014.

DOMESTIC PRODUCTION AND CONSUMPTION OF PRIMARY ENERGY

	2011	2012	2013	2014
	(Tera Joules)
Indigenous primary production:
Electricity	0	0	0	0
Oil and oil products	36,765	39,053	37,076	38,796
Natural gas	57,638	61,946	49,828	45,427
Coal, coke and lignite	4	4	4	4
Renewable energy(1)	383,602	426,404	428,707	428,608

Total(2)	478,009	527,408	515,615	512,836

Gross domestic consumption(3):
Electricity	160,373	177,922	190,875	197,670
Oil and oil products	514,123	503,809	515,379	505,262
Natural gas	320,983	306,750	295,610	269,832
Coal, coke and lignite	145,594	135,630	137,524	126,329
Renewable Energy(1)	270,225	276,745817	286,415	281,717

Total(2)	1,411,297	1,400,856	1,426,333	1,380,811

Indigenous primary production as a percentage of gross domestic consumption	33.9	37.6	36.1	37.1

(1)	Hydropower, wind and photovoltaic, waste, fuelwood, biofuels, ambient heat etc.
(2)	Amounts may not add due to rounding.
(3)	Taking into account changes in inventories of producers, intermediaries and importers, as well as exchanges with other countries excluding changes in inventories of ultimate consumers.

While the reliance on oil, oil products and hydroelectric power as a percentage of total domestic consumption has been relatively stable, the use of natural gas and renewable energy including biomass has increased. In the foreseeable future, Austria will have to continue importing significant amounts of electric and non-renewable energy products in order to meet its demand.

In 2014, 0.945 million metric tons of crude oil (including natural gas liquids) were produced in Austria, amounting to 11% of total crude oil consumption. The production of natural gas from domestic sources covered 16.7% of total natural gas consumption. According to the Geological Survey, Austria had proven (and potentially available) reserves of 11.1 billion m3 of natural gas (excluding inert gas) and of 7.3 million tons of crude oil at the end of 2014. Production and consumption of natural gas was shrinking in 2014 due to market conditions (merit order) that made natural gas a less competitive resource with respect to other energy sources (e.g. coal).

OMV AG (“OMV”), formerly Osterreichische Mineralölverwaltung AG, is an integrated oil and chemical company responsible for the largest part of the exploration and drilling activities in Austria and owns and operates Austria’s only oil refinery, located in Schwechat, near Vienna. OMV is partly, and indirectly, state-owned. Foreign companies have the major share of the market for petroleum products in Austria.

In 2014, Austria generated 4.1% less hydro-electricity than in 2013 but 28% more wind-based electricity and 72% more photovoltaic-based electricity. Austria remained a net importer of electricity (net imports of total electricity more than doubled with respect to 2012). Since 1978, following a national referendum, Austrian law has forbidden the use of nuclear power as a source of energy.

In 2015, expenditures for imported energy accounted for 3.1% of Austria’s gross domestic product. Kazakhstan, Libya and Saudi Arabia were the principal suppliers of crude oil to Austria in 2015. In that year, 64% of all natural gas imports came from Russia and 26% came from Germany, whereas the share of Norwegian gas imports under the Troll-Gas-Sales Agreement reached only 0.5%. Coal and coke were imported mainly from Poland.

Austria’s reliance on Russia for approximately two-thirds of its natural gas supply exposes Austria to the risk of supply disruptions and increases in gas prices, which could have an adverse effect on Austria’s industry and a large portion of its population, which relies on natural gas for electricity and heating. Various events, including international conflicts and natural disasters, can lead to disruptions in the supply of natural gas from Russia. In early January 2009, for example, as a result of a dispute between Russia and Ukraine, which is a transit country for the gas pipeline between Russia and Austria, Russia’s gas supply to Austria fell by up to 90% during an approximately two-week period. In order to address supply disruptions in the short-term, RAG Rohöl-Aufsuchungs Aktiengesellschaft, an Austrian natural gas storage operator, increased its natural gas storage volumes. In addition, Austrian authorities issued regulations requiring major industrial gas consumers, such as gas-fired power plants, to reduce gas consumption in the event of supply disruptions.

Agriculture and Forestry

Almost half of Austria’s surface area is used for agriculture and animal breeding. Domestic agricultural production covers approximately 90% of the country’s food consumption. In 2015, animal output (e.g., livestock raising and dairy operations) accounted for about 46% of total agricultural production.

Austria has one of the largest forest areas in Europe. About 43% of its surface area, or approximately 14,000 square miles, are forested. Exports of lumber and forest products, including paper, paperboard and pulp, represented 6.2% of Austria’s exports in 2015.

In 2015, an average of approximately 162,000 individuals was employed in agriculture and forestry, representing 4.3% of Austria’s labor force.

Tourism

Austria’s tourism industry benefits from being a year-round destination with comprehensive winter and summer seasons. A large number of international tourists are attracted by the country’s multifaceted natural and scenic attractions, as well as the rich traditions in arts and science.

In 2015, the total number of overnight stays amounted to 135.2 million, corresponding to an increase of 2.5% compared to 2014. Of this number, 26.9% were domestic tourists (36.4 million; an increase of 2.1% compared to 2014); non-resident tourists therefore accounted for 73.1% (98.8 million; an increase of 2.6% in comparison to 2014). Among Austria’s most important source markets, the most significant gains in the number of overnight stays were generated by visitors from the People’s Republic of China (+41.1%), Arab countries in Asia (+36.5%, comprising Bahrain, Iraq, Yemen, Jordan, Qatar, Kuwait, Lebanon, Oman, Saudi Arabia, and the United Arab Emirates), the United States (+12.3%), Israel (+11.9%) and Spain (+10.8%). Overnight stays by tourists from Slovakia (+7.4%), the Czech Republic (+7.2%), Poland (+6.6%), Switzerland (+5.8%), the United Kingdom (+5.5%), Italy (+5.4%), Sweden (+5.2%) and Denmark (+2.8%) rose above the average of all non-resident tourists, while those from Romania (+1.9%), the Netherlands (+1.8%), Austria’s main market Germany (+1.3%) and Hungary (+0.8%) grew more modestly. Fewer nights than in 2014 were spent in Austrian tourist accommodations by visitors from France (–1.3%), Belgium (–1.8%), and notably Russia (–34.0%).

According to the latest Tourism Satellite Account (TSA) based on the European System of National Accounts 2010, direct tourism value added (excluding business trips) accounted for 5.5% of Austria’s GDP in 2014. This represents a gain of 0.7 percentage points over the base year 2000. The direct and indirect effects of tourism contributed 7.0% to the overall economy (on the basis of currently available input-output tables). This figure is 0.1 percentage points below the value in 2013 and has decreased by 0.3 percentage points since 2000.

The following table shows the total number of overnight stays by foreign tourists in Austria and international tourism receipts derived therefrom.

OVERNIGHT STAYS BY FOREIGNERS AND

RELATED FOREIGN EXCHANGE RECEIPTS

	2011	2012	2013	2014	2015
Overnight stays by foreign visitors (thousands)	90,706	95,052	96,874	96,233	98,778
International tourism receipts(1) (millions of Euros)	16,187	16,661	17,126	17,444	18,491	(2)

(1)	Including international transport.
(2)	Estimate.

SOURCE: WDS—WIFO Data System, Macrobond.

The Role of Government in the Economy

The industries and companies under state ownership formerly included the entire coal, iron ore, and iron and steel industries and a large part of the non-ferrous metals and oil and natural gas industries, as well as a number of companies producing machinery and vehicles, electrical machinery and equipment, and chemicals and chemical products. Austria vested the administration of ownership interests in these nationalized industries in the Österreichische Industrieholding Aktiengesellschaft (“ÖIAG”). In 1993 ÖIAG began with the privatization of companies or groups of companies owned by it. Since then, ÖIAG has carried out numerous privatization transactions including successfully floating holdings on the stock exchange. In March 2015, ÖIAG was converted into a limited liability company and renamed Österreichische Bundes- und Industriebeteiligungen GmbH (“ÖBIB”). ÖBIB is wholly-owned by the Republic of Austria.

As of April 2016, ÖBIB held GKB Bergbau GmbH (“GKB Bergbau”) and Finanzmarktbeteiligungs AG (“FIMBAG”), as wholly-owned subsidiaries, held a majority of the shares of Österreichische Post AG (“Post”), and held minority interests in Telekom Austria AG (“Telekom Austria”) and OMV. Regarding these holdings:

•	Post is Austria’s leading service provider in mail carriage.

•	Telekom Austria is Austria’s largest telecommunications group, providing fixed network, mobile communications, data communications and internet services.

•	OMV is engaged in the exploration, development and refining of oil and gas, as well as the production of chemicals for use in the fertilizer industry.

•	GKB Bergbau is responsible for closing down, securing and monitoring the disused mines in Voitsberg-Köflach, Wies-Eibiswald, Wolfsberg and Bad Bleiberg and other, smaller external mining sites and closing down and recultivating former lignite mining areas in the Voitsberg district.

•	FIMBAG is the operating vehicle that fulfils the tasks set up in the Financial Market Stability Act of 2008 (FinStaG) to strengthen the Austrian financial market. As of April 2016, FIMBAG held, on behalf of the Republic of Austria, EUR 275 million of participation capital in Heta Asset Resolution AG (formerly Hypo Alpe-Adria Bank International AG), EUR 10 million of participation capital in immigon portfolioabbau ag (formerly Österreichische Volksbanken-AG), 99.8% of the share capital in Kommunalkredit Austria AG and 100% of the share capital in each of KA Finanz AG and Hypo Group Alpe Adria AG (formerly Hypo SEE Holding AG).

The following organizational chart presents the structure of ÖBIB and the extent of its interests in its subsidiaries and equity holdings as of April 2016.

In addition, ÖBB-Holding AG, the holding company of the Austrian national railway system, is wholly owned by the Republic of Austria.

Labor and Social Legislation

Austria’s average active population (men between the ages of 15 and 65 and women between the ages of 15 and 60) in 2015 was estimated at approximately 5.8 million individuals, and the Austrian labor force (wage and salary earners, self-employed individuals and unemployed individuals) was estimated at 4.4 million.

In recent years, a substantial number of foreign workers have been employed in Austria. An average of approximately 0.62 million such foreign workers were employed in Austria in 2015, representing 17.4% of the employees. Approximately 29% of the foreign workers are citizens of the countries comprising the former Yugoslavia, about 15% are citizens of Germany and approximately 9% are citizens of Turkey.

The rate of unemployment (according to Eurostat Labour Force Survey), as a percentage of the total number of wage and salary earners, including self-employed and unemployed, was 5.6% in 2014. In 2015, the average number of unemployed was approximately 0.25 million, representing 5.7% of the labor force.

The following table sets forth certain information relating to unemployment and wage increases for the years 2011 through 2015:

	2011	2012	2013	2014	2015
	(%)
Unemployment rate (according to Eurostat Labour Force Survey)	4.6	4.9	5.4	5.6	5.7
Index increase of agreed scale wages	+2.0	+3.3	+2.6	+2.4	+2.2

SOURCE : Eurostat, WDS - WIFO Data System, Macrobond.

In 2015, the majority of the total employed population (73.1%) had a job in the tertiary sector. Another 21.9% were working in the secondary sector und 5.0% in the primary sector.

The following table sets forth certain information relating to employment for the years 2011 through 2015:

	2011	2012	2013	2014	2015
	(As % of total employment)
Primary sector	5.6	5.3	5.2	5.3	5.0
Secondary sector	22.4	22.5	22.3	22.1	21.9
Tertiary sector	72.0	72.2	72.5	72.6	73.1

SOURCE: WDS—WIFO Data System, Macrobond.—Employment according to National Accounts definition (jobs).

The employment rate differs by age and gender. In the age group from 15 to 24 years 51.3% of people were working in 2015. This is rather high by international comparison and due to the popular apprenticeship system in Austria. Looking at men and women separately shows a rather low gender gap in employment: in the age group from 15 to 24 years 54.0% of men and 48.7% of women were employed in 2015. Between 25 and 49 years the employment rate was 87.1% for men and 80.8% for women (2015). A large gender gap in employment can be found in the age group 50 to 64, which is primarily due to the varying retirement age between men and women. The employment rate of men aged between 50 and 64 was 66.4% and the one of women was 54.1% (2015).

The following table sets forth the employment rate in percent by age and gender for the years 2011 through 2015:

Sex	Age	2011	2012	2013	2014	2015
Total	15 to 24 years	53.9	53.7	53.1	52.1	51.3
Total	15 to 64 years	71.1	71.4	71.4	71.1	71.1
Total	15 to 74 years	63.1	63.2	63.1	62.8	63.1
Total	25 to 49 years	84.8	85.0	84.5	84.0	83.9
Total	50 to 64 years	55.6	57.1	58.8	59.4	60.2
Men	15 to 24 years	58.0	57.1	56.4	54.3	54.0
Men	15 to 64 years	76.2	76.2	76.0	75.2	75.1
Men	15 to 74 years	68.4	68.2	67.9	67.2	67.3
Men	25 to 49 years	89.0	88.8	87.9	87.1	87.1
Men	50 to 64 years	62.7	64.2	66.0	66.2	66.4
Women	15 to 24 years	49.8	50.3	49.8	49.9	48.7
Women	15 to 64 years	66.1	66.7	66.9	66.9	67.1
Women	15 to 74 years	58.1	58.4	58.4	58.5	58.9
Women	25 to 49 years	80.6	81.1	81.0	80.8	80.8
Women	50 to 64 years	48.8	50.2	51.8	52.7	54.1

SOURCE: Eurostat, Macrobond, WIFO.—Data according to Labour Force Survey (persons).

Austria’s social security system includes health, maternity, disability and old age benefits, workmen’s compensation, family allowances, supplementary retirement and welfare plans, unemployment benefits and a number of other social services and benefits. Approximately 99% of Austria’s population is covered by health insurance, which is a major part of social security. Social security benefits are paid out of current contributions from employees and employers and by current allocations from the federal budget.

According to ESSPROS (European System of Integrated Social Protection Statistics) the social expenditure to GDP ratio was 29.8% in 2013. In 2013, 43% of the social expenditures were used for old age, 6% for survivors pensions, 25% were spent on health care and sickness, 9% were used for family allowances, 7% for disability, 5% for unemployment policy and 2% for housing and social inclusion.

The Austrian statutory pension system for employees, self-employed persons and farmers in gainful employment includes old-age, surviving and invalidity pensions. This first pillar is an earnings-related unfunded scheme (Pay-as-you-go). Occupational and private schemes have a limited role in overall provisions; about 12% of the population aged 65 and above are receiving occupational pensions. The current statutory retirement age is 65 years for men and 60 years for women with an increase by 0.5 year-steps per year between 2024 and 2033.

In the past decade major pension reforms were passed by the Austrian parliament with the goal to reduce early retirement through abolition of specific types of early retirement, increase retirement age as well as an increase in deductions for each year of early retirement (from 4.2% up to 5.1% for the “corridor pension”). As lifetime earnings up to 45 years are the calculation basis for old age pension payment, there is also a relative reduction of the replacement rate.

To avoid a substitution from early exits from the labor market to disability pension there was a reform of the disability scheme as well. People born 1963 or later have no access to time-limited disability pensions anymore. The reform of January 1, 2014 established a set of measures (rehabilitation, upgrade of skills) to re-integrate this group of workers into the workforce.

Overall, the reforms had positive effects: the average retirement age (old age pensions and disability pensions) increased from 58.4 in 2012 to 60.2 in 2015. The employment rate is also increasing, especially among women. Due to the fact that the baby boomers are reaching pension age, the fiscal effect of the pension reforms is dampened.

According to the most recent pension projections from 2015 to 2020 by the Austrian “Commission on Long-Term Sustainability of the Pension System” pension expenditures are increasing from 11.4% of GDP in 2014 to 11.9% of GDP in 2020. As the expenditures are partly financed out of the federal budget there is also an increase from 3.1% of GDP in 2014 to 3.4% of GDP in 2020. Recent pension reforms led to a dampened growth in pension expenditures.

Foreign Direct Investments

The amount of inward foreign direct investment increased by 12.2% in 2014 following a moderate gain in 2013 (+3.9%). This considerable increase was due to Russia (+105.4%), Japan (+68.5%) and Luxembourg (+86.3%). The main part of inward foreign direct investment originated from the 28 EU member states (52.5%) but is decreasing year by year. The most important investors in 2014 were Germany and Italy. All European countries together accounted for 73.5% of inward foreign direct investment. The most important European investors in Austria from outside the EU were Russia (14.5%) and Switzerland and Liechtenstein (together accounting for a share of 5.3% of inward foreign direct investment in Austria). Outside Europe, the United States was the single most important investor in Austria, accounting for 9.7% of the total inward foreign direct investment. Brazil accounted for 1.2% of inward foreign direct investment and Japan held a share of 2.2%. China’s share decreased slightly in 2014 to 0.3% (2013 0.4%).

Looking at the branch level, professional, scientific and technical services activities (+19.9%), trade (+13.8%) and the chemical industry (+15.0%) were responsible for the total increase in 2014 (+12.2%). Investment in the services sector, which accounted for 87.9% of inward foreign direct investment in 2014, was significantly larger than inward foreign direct investment in the manufacturing sector. Foreign investors have invested mainly in professional, scientific and technical services activities (36.8%), banking and insurance operations (27.7%) and trade (14.0%). Important manufacturing industries in which foreign entities have acquired major interests were the chemical industry (4.7%) and the manufacturing of transport equipment (1.4%).

Recent Developments

Refugee Crisis

Due to civil war and war-like operations outside of the European Union, by December 2015, approximately 760,000 people had travelled along the Western Balkans route from Turkey via Greece to Central Europe, creating Europe’s most serious refugee crisis since World War II. This refugee crisis poses major humanitarian, administrative and financial challenges for Austria and the other member states of the European Union.

In order to address the refugee crisis, on September 22, 2015, the Council of the European Union adopted a decision establishing a mechanism to relocate 160,000 persons in clear need of international protection from Italy and Greece and other member states directly affected by the refugee crisis. Further, on September 23, 2015, the European Council unanimously agreed to work on the implementation of a number of measures, including the deployment of migration management support teams in “hotspots” to help member states under the most intense pressure to fulfill their obligations and responsibilities, including identification, registration and fingerprinting of migrants and at the same time ensure relocation and returns. The member states also agreed to contribute at least an additional EUR 1 billion to respond to the urgent needs of refugees in the region by helping the United Nations High Commissioner for Refugees (“UNHCR”), the World Food Program and other agencies. On October 25, 2015, leaders representing the countries along the Western Balkans migration route met in Brussels at the European Commission’s headquarters and agreed to improve cooperation and step-up consultation. In particular, leaders agreed to improve the border management and to increase reception capacities in Greece and in the Western Balkans with support of the UNHCR.

In November 2015, the European Union agreed with Turkey on a joint action plan to increase their cooperation on migration management in a coordinated effort to tackle the refugee crisis and reduce the influx of refugees to Europe. The plan identified a series of collaborative actions to be implemented by the European Union and Turkey with the aim of confronting common challenges in a concerted manner and supplementing Turkey’s efforts in managing the large number of people in need of protection in Turkey. Both parties agreed to increase their active cooperation on maritime rescue operations, improve border management and intensify efforts to tackle criminal human traffickers. In addition, the European Union also committed to increasing political engagement with Turkey, providing Turkey with significant financial support, in particular the provision of EUR 3 billion to finance humanitarian assistance for refugees in Turkey, accelerating the fulfillment of the visa liberalization roadmap and driving forward negotiations for the accession of Turkey to the European Union.

On March 18, 2016, on the basis of the joint action plan, the European Union and Turkey agreed on the implementation of various steps in order to end irregular migration from Turkey to the European Union. These include the return to Turkey of all new irregular migrants crossing from Turkey to the Greek islands on or after March 20, 2016, the resettlement of one Syrian refugee to the European Union for every Syrian refugee being returned to Turkey from the Greek islands, the implementation by Turkey of any measures necessary to prevent the opening of new sea or land routes for irregular migration from Turkey to the European Union, the implementation of a voluntary humanitarian admission scheme once irregular crossings between Turkey and the European Union are ending or have been substantially reduced, and the improvement of humanitarian conditions inside Syria. The European Union also agreed to accelerate the disbursement of the EUR 3 billion to finance humanitarian assistance for refugees in Turkey and to provide additional funding of up to EUR 3 billion through the end of 2018 once the initial EUR 3 billion are close to full utilization. In the context of the March 18, 2016 agreement, the European Union and Turkey also agreed to accelerate the fulfillment of the visa liberalization roadmap between the European Union and Turkey with a view to lifting the visa requirements for Turkish citizens in the European Union by the end of June 2016 at the latest, and to re-energize the process of Turkey’s accession to the European Union.

The majority of migrants and refugees traveled to Germany through Austria. Accordingly, Austria has not only become a major transit route for migrants but also received approximately 90,000 asylum claims in 2015, equivalent to approximately 1% of its population. In February 2016, Austria introduced a daily cap on the number of migrants and refugees allowed to enter the country by which its officials expect to lower the number of asylum claims received in 2016 to approximately 37,500.

FOREIGN TRADE AND BALANCE OF PAYMENTS

Foreign Trade

On January 1, 1995, Austria joined the European Union and since then has taken part in all steps of deeper EU integration and participated in the enlargement process of the EU. In the years 2014 and 2015, Austria commemorated several anniversaries: 25 years since the fall of the Iron Curtain and hence expansion of new market opportunities through the opening-up of Eastern Europe, 20 years of EU and 15 years of EMU, 10 years since the first round of EU enlargement towards Eastern Europe. Over the past 20 years, foreign trade has substantially gained in importance for the Austrian economy. In 2015, exports of goods at current prices (EUR 131.6 billion) corresponded to a share of 39.0% of GDP, compared to 23.9% in 1995. Austrian exports of goods increased by 2.7% in 2015, after moderate growth rates since 2012. In 2015, total imports expanded by 2.4% compared to 2014 and amounted to EUR 133.0 billion at current prices. The import share in GDP increased from 27.6% (1995) to 39.4% (2015). The Austrian trade balance amounted to a deficit of EUR 1,448 million, which reflected an improvement by EUR 293 million compared to 2014.

The following table, which should be considered in conjunction with the price indices shown below, shows the exports and imports of Austria in the years 2011 through 2015.

FOREIGN TRADE(1)

Year	Exports (f.o.b.)	Imports (c.i.f.)	Balance of trade	Exports as a percentage of imports
	(Millions of euros)			(%)
2011	121,774	131,008	–9,234	93.0
2012	123,544	131,982	–8,439	93.6
2013	125,812	130,707	–4,895	96.3
2014	128,106	129,847	–1,741	98.7
2015	131,554	133,002	–1,448	98.9

(1)	Based on movements of goods.

SOURCE: STATISTICS AUSTRIA, WDS - WIFO Data System, Macrobond.

Today, around 70% of Austria’s foreign trade is conducted with EU member states. After only moderate growth in exports to the EU 28 since 2012, Austria’s exports to the European market grew by 3.0% in 2015 compared to 2014. Accounting for 30.0% of exports and 36.9% of imports, Germany represents Austria’s most important trading partner. In 2015, exports to Germany increased by 3.6%, while imports from Germany grew by 1.1% compared to 2014. Although there is still a high export concentration on the EU-15 market (51.5% of total goods exports in 2015), this share has decreased in recent years. In particular, Austria’s trade relations with the EU-13, the new member states since 2004, gained importance and account for 17.6% of total exports and 14.3% of total imports. While exports to the EU-15 and the Euro area expanded only moderately in 2015 (+2.1%, respectively), exports to the EU-13 increased significantly (+ 5.6%); in particular, exports to two of the most important markets in the region, the Czech Republic (+9.4%) and Poland (+7.7%), grew strongly in 2015. In contrast, exports to countries outside of the European Union increased by a total of 2.0%, while exports to the United States (+16.7%) grew especially strongly. The export share of the United States thus increased further to 6.9% of total exports and the United States became Austria’s second most important trading partner, displacing Italy to the third place. Accounting for 2.5% of total exports, China ranks tenth among the top export destinations of Austria; in 2015 nominal values decreased by 2.2%. In terms of product groups, exports of machinery and transport equipment represent by far the most important group of Austrian exports and increased by 4.4% in 2015.

Changes in the volume of exports and imports, in export and import prices and in Austria’s terms of trade, i.e., the relationship of the prices of exported goods to the prices of imported goods, are shown in the following table.

INDICES OF FOREIGN TRADE(1)

(2010 = 100)

	Exports (f.o.b.)		Imports (c.i.f.)		Terms of trade(2)
Year	Price index	Volume index	Price index	Volume index
2011	103.8	107.3	106.4	108.3	97.5
2012	104.7	107.8	108.2	107.3	96.8
2013	103.7	111.0	107.2	107.3	96.7
2014	102.8	114.0	105.4	108.4	97.5
2015	103.2	116.5	103.9	112.7	99.4

(1)	Based on movements of goods.
(2)	Export price index divided by import price index, expressed in percentages.

SOURCE: STATISTICS AUSTRIA, WDS—WIFO Data System, Macrobond.

The following table summarizes the composition of Austria’s exports and imports by product groups for the years 2011 through 2015.

EXPORTS AND IMPORTS BY PRODUCT GROUPS(1)

	2011	2012	2013	2014	2015	Percentage of 2015
	(Millions of euros)
Exports (f.o.b.):
Food and live animals	6,358	6,677	7,126	7,412	7,421	5.6
Beverages and tobacco	1,767	1,785	1,672	1,680	1,983	1.5
Crude materials, inedible except fuels	3,988	3,833	3,869	3,813	3,933	3.0
Mineral fuels, lubricants and related materials	4,112	4,524	3,382	3,059	2,574	2.0
Animal and vegetable oils, fats and waxes	230	209	239	184	169	0.1
Chemicals and related products, n.e.s.	15,617	16,456	16,653	17,795	17,919	13.6
Manufactured goods classified chiefly by material(2)	28,515	28,198	27,541	28,150	29,011	22.1
Machinery and transport equipment	46,072	46,963	49,258	50,014	52,203	39.7
Miscellaneous manufactured articles	15,115	14,898	16,072	15,999	16,340	12.4

Total exports(3)	121,774	123,544	125,812	128,106	131,554	100.0

Imports (c.i.f.):
Food and live animals	7,422	7,914	8,363	8,656	8,981	6.8
Beverages and tobacco	882	921	833	833	797	0.6
Crude materials, inedible except fuels	6,709	6,308	5,928	5,741	5,557	4.2
Mineral fuels, lubricants and related materials	15,660	17,297	14,758	13,010	10,428	7.8
Animal and vegetable oils, fats and waxes	496	442	380	369	374	0.3
Chemicals and related products, n.e.s.	16,163	16,448	16,989	17,647	18,362	13.8
Manufactured goods classified chiefly by material(2)	21,516	20,310	19,834	20,093	20,956	15.8
Machinery and transport equipment	41,714	42,068	43,232	42,907	43,544	34.1
Miscellaneous manufactured articles	20,445	20,274	20,392	20,590	22,202	16.7

Total imports(3)	131,008	131,982	130,707	129,847	133,002	100.0

(1)	Based on movement of goods.
(2)	Semi-finished and finished products.
(3)	Amounts may not add due to rounding.

SOURCE: STATISTICS AUSTRIA, WDS - WIFO Data System, Macrobond.

The following table shows the geographic distribution of Austria’s foreign trade for the years 2011 through 2015.

EXPORTS AND IMPORTS BY GEOGRAPHIC AREA(1)

	2011	2012	2013	2014	2015	Percentage of 2015
	(Millions of Euros)
Exports (f.o.b.):
EU countries(2)
Germany	38,042	37,843	37,873	38,082	39,464	30.0
Italy	9,345	8,447	8,228	8,237	8,268	6.3
United Kingdom	3,553	3,406	3,602	3,943	4,174	3.2
Czech Republic	4,763	4,471	4,388	4,355	4,766	3.6
Hungary	3,775	3,688	3,851	4,290	4,312	3.3
Other EU countries	26,490	27,532	28,798	29,281	29,856	22.7

Total EU countries	85,969	85,387	86,740	88,187	90,841	69.1
Other countries
Switzerland	5,986	6,232	6,337	6,686	7,121	5.4
Russian Federation	2,936	3,185	3,472	3,194	1,978	1.5
Other Eastern European countries(3)	2,026	2,059	2,089	1,878	1,693	1.3
United States	6,389	6,932	7,060	7,781	9,084	6.9
Japan	1,294	1,313	1,346	1,331	1,350	1.0
China	2,919	3,031	3,136	3,380	3,305	2.5
All other countries	14,253	15,404	15,631	15,760	16,182	12.3

Total exports(4)	121,774	123,544	125,812	128,106	131,554	100.0

Imports (c.i.f.):
EU countries(2)
Germany	50,050	49,587	49,020	48,543	49,041	36.9
Italy	8,527	8,209	8,007	8,033	8,197	6.2
United Kingdom	2,018	2,183	2,044	2,306	2,454	1.8
Czech Republic	4,879	4,894	5,264	5,405	5,558	4.2
Hungary	3,654	3,761	3,729	3,824	3,408	2.6
Other EU countries	25,054	25,166	25,107	24,373	24,977	18.8

Total EU countries	94,182	93,800	93,170	92,485	93,686	70.4
Other countries
Switzerland	7,045	6,870	6,822	6,633	7,497	5.6
Russian Federation	3,333	4,094	3,189	2,295	2,332	1.8
Other Eastern European countries(3)	1,697	1,572	1,544	1,557	1,489	1.1
United States	3,764	4,114	4,318	4,404	5,254	3.9
Japan	1,954	1,780	1,690	1,746	1,875	1.4
China	6,394	6,751	6,788	7,323	7,910	5.9
All other countries	12,639	13,002	13,186	13,404	12,959	9.7

Total imports(4)	131,008	131,982	130,707	129,847	133,002	100.0

(1)	Based on movements of goods.
(2)	The EU consists of Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Poland, Portugal, Romania, Slovak Republic, Slovenia, Spain, Sweden and the United Kingdom.
(3)	Albania, Belarus, Bosnia and Herzegovina, Kosovo, Macedonia, Moldova, Montenegro, Serbia, Ukraine.
(4)	Amounts may not add due to rounding.

SOURCE: STATISTICS AUSTRIA, WDS—WIFO Data System, Macrobond.

Balance of Payments

The following table shows the balance of payments of Austria with all countries and the net change in official international reserves of the Oesterreichische Nationalbank (“OeNB”), the central bank of the Republic of Austria, for the years 2011 through 2015.

BALANCE OF PAYMENTS(1)

	2011	2012	2013	2014	2015
	(Millions of Euros)
Current account	5,057	4,725	6,294	6,380	8,636
Goods	–3,631	–3,161	–996	1,558	2,635
Exports	122,327	124,660	123,695	125,021	128,827
Imports	125,958	127,822	124,691	123,464	126,192
Services	10,661	10,670	10,190	10,510	11,630
Exports	42,612	45,053	48,610	50,710	52,760
Imports	31,951	34,382	38,420	40,200	41,132
Primary income	1,046	405	1,018	–2,403	–2,183
Secondary income	–3,017	–3,190	–3,917	–3,285	–3,446
Capital account	–329	–449	–490	–462	–1,932
Financial account	4,752	5,223	10,922	1,464	5,471
Direct investment	11,031	10,208	7,886	–3,694	8,094
Portfolio investment	–15,822	–5,751	–2,192	13,087	14,525
Other investment(2)	9,571	883	8,645	–8,672	–16,326
Financial derivatives	–748	–1,050	–3,810	–1,386	–516
Reserve assets	719	935	396	2,129	–309
Errors and omissions	25	947	5,116	–4,454	–1,233

(1)	New presentation scheme BPM6. Amounts may not add due to rounding.
(2)	Includes currency and deposits, loans, trade credit and advances, SDR allocations, etc.

SOURCE: WDS—WIFO Data System, Macrobond.

In 2015, the current account surplus amounted to EUR 8.6 billion, or 2.6% of gross domestic product. The surplus resulted primarily from net services exports amounting to EUR 11.6 billion. The trade balance shows a slight higher surplus (amounting to 0.8% of gross domestic product). Capital markets remained restrained by uncertainty, precaution and low activity. Austrian firms increased their direct investment abroad to EUR 13.3 billion and foreign investors reduced their portfolio position by EUR 13.8 billion.

FOREIGN EXCHANGE

Foreign Exchange Rates

On January 1, 1999, the euro was introduced as the legal currency of participating Member States of the European Union. During a transition period from January 1, 1999 until December 31, 2001, the Austrian schilling (ATS) was a non-decimal unit of the euro, expressed by the conversion rate irrevocably fixed on December 31, 1998 at ATS 13.7603 per 1 euro. Both the euro and the schilling were initially legal tender in Austria. Euro coins and bank notes became available on January 1, 2002. The Austrian schilling ceased to be legal tender at the end of February 2002.

The following table shows the average exchange rates of the euro to the dollar during the periods indicated.

EXCHANGE RATES OF THE EURO

Annual average
2011	1.392
2012	1.286
2013	1.328
2014	1.329
2015	1.109
Monthly average
January 2016	1.086
February 2016	1.109
March 2016	1.110
April 2016 (through April 13, 2016)	1.138

SOURCE: WDS - WIFO Data System, Macrobond.

The exchange rate of the euro started at its peak at 1.204 USD per EUR on January 2, 2015 and closed the year at 1.089 USD per EUR. During 2015, the euro reached its low at 1.055 USD per EUR on April  13, 2015.

BANKING SYSTEM AND MONETARY POLICY

Oesterreichische Nationalbank (“OeNB”)—Central Bank of Austria

The following is a general description of the Austrian banking system as part of the European central bank system, which is defined by the Treaty establishing the European Community, as amended by the Treaty establishing the European Union (the Maastricht Treaty) (hereinafter the “EC Treaty”) and the Statutes of the European System of Central Banks and of the European Central Bank. The role of Austria’s central bank in this system is also defined by the Austrian National Bank Act.

The OeNB, established by Austrian Federal Law in 1922, is the central bank of Austria. It is a joint stock company, 100% of whose shares are owned by the Republic of Austria by law. The transfer of shares in OeNB is subject to approval by the bank’s general meeting.

The OeNB is supervised by a General Council (Generalrat) consisting of fourteen members: the President and Vice-President of the OeNB, six members appointed by the Federal Government, and six members elected by the shareholders meeting. Pursuant to the National Bank Act, the members of the General Council shall include representatives from banks, industry, trade, small business and agriculture, as well as representatives of salaried employees and wage earners. The daily business of OeNB is run by the Directorate (Direktorium) consisting of the Gouverneur, the Vice-Gouverneur and two other members.

Like any other company in which the Republic of Austria holds a stake of at least 50% of the capital, the OeNB is subject to control by the Court of Accounts (Rechnungshof).

European System of Central Banks: Upon Austria’s entry into the final stage of the European Monetary Union on January 1, 1999, the OeNB became an integral part of the European System of Central Banks (“ESCB”). The ESCB, which consists of the European Central Bank (“ECB”) and the national central banks (“NCBs”) of those EU member states participating in monetary union, was established for the conduct of the single European monetary policy. The ESCB’s primary objective is to maintain price stability. In addition, and without prejudice to this objective, the ESCB supports the general economic policies in participating countries. Its basic functions are to define and implement the monetary policy of the euro area; to conduct foreign exchange operations; to hold and manage the official foreign reserves of the Member States; and to promote the smooth operation of payment systems. The process of decision-making in the ESCB is centralized through the decision-making bodies of the ECB, namely the ECB’s Executive Board and its Governing Councils.

The sole shareholders of the ECB are the NCBs of the Member States. Each NCB’s capital share is based on the respective Member State’s share in the population and the GDP of the EU. As of January 1, 2015, the OeNB had a share of 1.96% in the subscribed capital of the ECB.

By establishing the ECB, the participating Member States abandoned some of their sovereignty over monetary policy, but the NCBs retain all of the functions that are not transferred to the ECB.

The ECB requires credit institutions established in the participating Member States, including OeKB, to hold minimum reserves on accounts with the national central banks, which, in OeKB’s case, are held by OeNB. OeKB calculates the minimum reserve requirements according to the relevant ECB regulations. The ECB may at any time change the reserve ratios. Liabilities to other institutions subject to the ECB’s minimum reserve system and liabilities to the ECB and the national central banks are not included in the reserve base.

Single Supervisory Mechanism (SSM): The ECB took on new banking supervision tasks as part of a single supervisory mechanism. The SSM created a new system of financial supervision comprising the ECB and the national competent authorities of participating EU countries. Among these EU countries are those whose currency is the euro and those whose currency is not the euro but who have entered into close cooperation with the SSM. Specific tasks relating to the prudential supervision of credit institutions were conferred on the ECB according to Article 127(6) of the Treaty on the Functioning of the European Union. The main aims of the SSM are to ensure the safety and soundness of the European banking system and to increase financial integration and stability in Europe. The ECB is responsible for the effective and consistent functioning of the single supervisory mechanism, cooperating with the national competent authorities of participating EU countries. The ECB assumed its new banking supervision responsibilities in November 2014, 12 months after the regulation creating the supervisor entered into force.

Banking System

As of the end of the third quarter of 2015, Austria had a total of 748 independent banks (Kreditinstitute, or credit institutions), which are classified into seven sectors on the basis of their legal status:

•	42 joint stock banks and private bankers

•	49 savings banks

•	10 regional mortgage banks

•	490 rural credit cooperatives

•	48 small business credit cooperatives

•	4 building and loan societies

•	75 special purpose banks

•	30 branches of foreign banks

From the end of 2014 to the third quarter of 2015, the number of credit institutions in Austria decreased by 16 from 764 to 748. The development was driven by mergers of small banks, mainly cooperative banks (Raiffeisenbanken, Volksbanken), in order to create bigger and more competitive units. This process is continuing and will lead to a further reduction of banks in 2016.

Unless otherwise specified, data in this section refer to all Austrian-based credit institutions, including those under foreign ownership.

Business Activity and Earnings Situation. The aggregate total assets of all Austrian-based credit institutions decreased by 4.3% in 2015 compared with 2014. Loan demand of the non-bank sector slightly increased compared to 2014 by 1.8%, with an increase of loan demand of private households and of the general government by 4.1% and by 0.5%, respectively, and a 0.1% increase in non-financial corporations’ demand. Growth of domestic nonbanks’ deposits was 4.0% in 2015, mainly due to an increase in demand deposits (+10.9%), while time deposits remained stable. Savings deposits declined slightly (-2.0%) and direct domestic issues by banks declined by 8.7% in 2015.

In 2015, the total operating profit of all Austrian-based credit institutions increased by 14.3% compared to 2014. The decrease in interest income (-3.7%) as well as in revenues from securities and participating interests (-3.1%) was compensated by an increase in commission income (+3.4%) and, most notably, in net income from financial transactions (+28.8%). Operating income rose by 4.2%, whereas operating expenses increased by 12.0%. As a result, the cost/income ratio decreased to 66.2%. Six Austrian banks (Erste Group, BAWAG P.S.K, Österreichische Volksbanken AG, Raiffeisen Zentralbank as well as two Raiffeisen Landesbanks) together with Italy-owned UniCredit Bank Austria are supervised under the Single Supervisory Mechanism (SSM).

Hypo Alpe Adria wind-down. In December 2009, the Republic of Austria acquired the entire share capital of Hypo Alpe-Adria-Bank International AG from its previous shareholders, which included Bayerische Landesbank and the Austrian province of Carinthia, in order to stabilize the distressed bank. Subsequently, several state support measures were granted to Hypo Alpe Adria and the state aid procedure with the European Commission was conducted. In September 2013, a final resolution plan and future state aid of up to EUR 5.4 billion through capital measures and up to EUR 3.3 billion through liquidity support were approved by the European Commission. According to the resolution plan, Hypo Alpe Adria was required to sell its Austrian bank subsidiary and its banking network in Southeastern Europe by June 30, 2015. The Austrian bank subsidiary was sold in December 2013. On December 22, 2014, an agreement was signed for the sale of the Southeastern European banking network, including the network’s holding company based in Austria. The sale of the former Southeastern European banking network closed on July 17, 2015. The remaining parts of the Hypo Alpe Adria group have discontinued all business activities and are marked for wind-down.

On March 14, 2014, the Minister of Finance, supported by a group of national experts, decided to implement a “bad bank” in the form of a special legal entity called “Anstalt” for the wind-down part of state owned Hypo Alpe-Adria-Bank International AG. On July 30, 2014, the Federal President signed an Act on Restructuring Measures for Hypo Alpe Adria Bank International AG (Gesetz über Sanierungsmaßnahmen für die Hypo Alpe Adria Bank International AG), pursuant to which certain costs of the wind-down were intended to be shared with subordinated creditors and the former owners of Hypo Alpe Adria Bank International AG. As of October 30, 2014, Hypo Alpe-Adria-Bank International AG’s license to conduct banking activities pursuant to the Austrian Banking Law terminated and it continued its operations as a wind-down entity called Heta Asset Resolution AG (“HETA”).

On February 27, 2015, the preliminary results of an asset quality review conducted as part of the liquidity- and wind-down-plan indicated a shortfall in HETA’s capital in the range between EUR 4.0 billion and EUR 7.6 billion. HETA’s management board therefore determined that objective and specific indications existed to suggest that HETA would not be able to repay its debts and to meet its liabilities when due in the near future. On March 1, 2015, the Austrian Financial Market Authority (FMA), in accordance with the new European resolution regime for banks, issued an administrative decision initiating the resolution of HETA. The FMA furthermore imposed a temporary moratorium on payments of HETA’s debt, including securities guaranteed by Carinthia, until May 31, 2016 in order to draw up a resolution plan.

The final results of the asset quality review were reflected in HETA’s annual financial statements for 2014. The accounting and valuation approach was changed from “going concern” to “gone concern.” HETA’s stand-alone financial statements for 2014 reflected a loss for the year amounting to EUR 7.9 billion. This was primarily a result of the asset quality review and the change in accounting principles. HETA’s balance sheet total for 2014 decreased by EUR 8.0 billion to EUR 9.6 billion. HETA’s capital shortfall was EUR 7.0 billion, which is near the upper end of the range indicated by the preliminary asset quality review result presented on February 27, 2015.

HETA’s semi-annual financial statements for the first half of 2015 reflected a further loss of EUR 1.1 billion, mainly due to the revocation of the Act on Restructuring Measures for Hypo Alpe-Adria-Bank International AG of 2014 by the Constitutional Court of Austria (EUR 0.8 billion) and further expenditures in connection with the sale of the Southeastern European banking network (EUR 0.2 billion). The winding-down of HETA’s remaining assets is planned to be achieved within a period of five years. This requires that the resolution authority will take further resolution measures.

On November 11, 2015, the Republic of Austria and the Free State of Bavaria agreed on an out-of-court settlement in order to resolve certain disputes pending between the Republic of Austria, HETA, Bayerische Landesbank and Kärntner Landesholding in relation to the purchase of Hypo Alpe-Adria-Bank International AG shares by the Republic of Austria from Bayerische Landesbank in 2009. The settlement provides for the suspension of nearly all proceedings, the waiver of all disputed claims relating to these proceedings and the pre-payment by the Republic of Austria of a sum of EUR 1.23 billion to Bavaria.

HETA is the obligor under various senior and subordinated debt securities originally issued by Hypo Alpe-Adria-Bank International AG, a significant portion of which benefit from a deficiency guarantee by the province of Carinthia. A tender offer launched on January 21, 2016 by the Carinthian Compensation Payment Fund, a special-purpose vehicle established by Carinthia and intended to be funded in part by the Republic of Austria, for approximately EUR 10.8 billion of senior and subordinated HETA debt securities subject to a deficiency guarantee by Carinthia failed to attract acceptance by the required majority of creditors.

On April 10, 2016, the FMA issued the key features for the further steps for the resolution of HETA. The most significant measures are a 100% bail-in for all subordinated liabilities, a 53.98% bail-in, resulting in a 46.02% quota, for all eligible preferential liabilities, the cancellation of all interest payments since March 1, 2015, when HETA was placed into resolution, as well as a harmonization of the maturities of all eligible liabilities to December 31, 2023. The FMA stated further that, according to the current resolution plan for HETA, the wind-down process should be concluded by 2020, although the repayment of all claims as well as the legally binding conclusion of all currently outstanding legal disputes will realistically only be concluded by the end of 2023 and that only at that point will it be possible to finally distribute the assets and to liquidate the company.

Various creditors of HETA debt securities guaranteed by Carinthia have brought claims or announced their intention to pursue claims against Carinthia under the deficiency guarantee. Under Austrian law, the Republic of Austria is not liable for the indebtedness of the provinces, including Carinthia. Federal funding provided by the Republic of Austria to the province of Carinthia amounted to approximately EUR 1.5 billion at the end of 2015.

The direct impact of the HETA wind down on Austrian banks is relatively limited, since many creditors of HETA are foreign banks and funds. However, there might be a temporary indirect impact on funding since the resolution of HETA has caused some uncertainty among foreign investors, especially German ones.

Exposure to Peripheral European Countries and Eastern Europe Regions and Countries

As of June 30, 2015, the total international exposure (claims) of Austrian banks amounted to EUR 316 billion or 94% of Austrian GDP. As Austrian banks have strongly focused their activities on countries in Central, Eastern and Southeastern Europe (“CESEE”), they are only marginally exposed to the “peripheral” euro zone markets that faced difficult economic conditions, namely Cyprus, Spain, Greece and Portugal. The exposure of Austrian banks to CESEE is fairly large, but broadly diversified. At March 31, 2015, majority-Austrian-owned banks had a total exposure of EUR 197 billion to the CESEE area, which represents a decrease of 0.5% compared to December 31, 2014. The integration of the Austrian banking sector with this region continues to be broadly based, with the EU-24 countries—some of which have recently again been facing higher political risks—accounting for as much as 85% of the exposure. In the first half of 2015, the CESEE subsidiaries generated an aggregate period result of some EUR 1.5 billion, which is 33% higher than in the first half of 2014, amounting to a return on assets of approximately 1.0% (up from 0.7%).

The profits Austrian banks generated in the countries with a higher degree of economic stability, such as the Czech Republic and Slovakia, continued to be comparatively high. In Russia, in contrast, where banks’ business operations initially had been characterized by rapid growth and high profits, business slowed down and profits declined, reflecting, among other things, heightened needs for loan loss provisioning, increased funding costs and exchange rate volatility. While the losses made in the Ukraine increased, positive offsetting effects on aggregate CESEE-generated profits came from Hungary and Romania, where results improved.

Due to a still weak macroeconomic environment, credit quality continued to decrease. The aggregate loan loss provision ratio of Austrian banks’ CESEE subsidiaries stood at around 1.0% in June 2015. The foreign currency loan volume of Austrian banks’ subsidiaries in CESEE amounted to EUR 71 billion in June 2015 and was mainly denominated in euro. Although this still represents another challenge for Austrian banks, there is nevertheless further potential for growth in the region and, thanks to their broadly diversified exposure, Austrian banks are well positioned to exploit strategic growth opportunities.

Austrian banks, which in the aggregate compared to other countries’ banks are the non-domestic banks most exposed (measured relative to total bank asset size) to the Russian and Ukrainian markets, are exposed to increased risk of credit default in these markets resulting from the political tensions between Russia and Ukraine and the current international sanctions against Russia. As of March 31, 2015, Austrian banks’ exposure to Russia and Ukraine amounted to EUR 12.8 billion and EUR 2.9 billion respectively.

Monetary Policy

In order to fulfill the mandate of maintaining price stability, the EC Treaty accords the Eurosystem (term used to refer to the ECB and the NCBs of the Member States that have adopted the euro) a considerable degree of institutional independence, albeit supplemented by extensive obligations concerning transparency and accountability.

The Eurosystem’s stability-oriented monetary policy, which was announced in October 1998 and thoroughly evaluated four and a half years after the introduction of the euro in May 2003, consists of three main elements: a quantitative definition of price stability, a broadly based assessment of the outlook for price developments, and a prominent role for money in the assessment of risks to price stability. The last two elements are also referred to as the two pillars which structure the comprehensive analysis on which monetary policy decisions are based. While the economic analysis identifies short to medium-term risks to price stability, the monetary analysis should help assessing medium to long-term trends in inflation.

The Eurosystem has a variety of monetary policy instruments at its disposal to manage liquidity. As an integral part of the Eurosystem, one of the main tasks of the OeNB is to carry out monetary policy operations in Austria.

The euro money market, in which the TARGET (Trans-European Automated Real-time Gross settlement Express Transfer) System payment system plays an important role, has continued to operate with increasing efficiency. The number of cross-border transactions was considerably higher than before the start of the Eurozone, and some banks managed at times to get liquidity in the unsecured segment at conditions at least as favorable as the minimum bid rate in the tender operations.

As of December 31, 2014, the Austrian share amounted to approximately 3.0% of the total Eurozone reserve requirement. The minimum reserve ratio applicable to the liability base of banks was left unchanged at 1% in 2014. In the course of 2014, required reserves remained stable at approximately EUR 3.2 billion in November 2014 (last available figure in 2014) compared to December 2013. Minimum reserves accrue interest on the basis of the marginal rate that the Eurosystem charges for its main refinancing operations. This means that for the year 2014 the rate was between 0.05% and 0.25%.

The following table sets out Austria’s official reserve assets as at December 31, 2013, 2014 and 2015.

		December 31, 2013	December 31, 2014	December 31, 2015
Official Reserve Assets		16,893	20,542	20,424
1.	Foreign currency assets (in convertible foreign currencies)	8,776	5,863	8,855
	(1a) Securities	7,710	5,232	7,972
	(1b) total currency and deposits with:	1,066	631	883
	(i) other national central banks BIS and IMF	528	246	524
	(ii) banks headquartered in the euro area and located abroad	0	0	0
	(iii) banks headquartered and located outside the euro area	385	538	359
2.	IMF reserve position	1,154	986	761
3.	SDRs	1,991	1,901	2,067
4.	Gold (including gold deposits and gold swapped)	7,843	8,892	8,761
	- volume in millions of fine troy ounces	9	9	9
5.	Other reserve assets	41	-13	-20
	- financial derivatives	41	-13	-20
	Other Foreign Currency Assets	714	826	1,215
	- securities not included in official reserve assets	700	834	1,040
	- deposits not included in official reserve assets	0	0	0
	- loans not included in official reserve assets	0	0	0
	- financial derivatives not included in official reserve assets	14	-8	-9

SOURCE: OeNB, Austrian Federal Financing Agency.

The ECB has exclusive authority for the issuance of banknotes within the euro area. Since Austria joined the European Economic and Monetary Union, the OeNB publishes data on the number of banknotes in circulation, calculated by the ECB in accordance with decision ECB/2001/15. According to these calculations, there were EUR 24,497 million banknotes in circulation in Austria as at December 31, 2013, EUR 23,298 million at December 31, 2012, and EUR 22,687 million at December  31, 2011.

REVENUES AND EXPENDITURES

Federal Budget

Since 2009, the annual budget process on the federal level has been split into two parts: the preparation of the Medium-Term Expenditure Framework (“MTEF”) in the spring and the annual budget, which is based on the MTEF.

The MTEF, concerning only the federal government and accompanied by the presentation of a Budget Strategy Report, was introduced in January 2009 in order to enhance budgetary stability. Under the new rules, the Parliament is obliged to adopt a four-year plan, setting binding expenditure limits in nominal terms for the five main budgetary headings. Annually in the spring, the Parliament rolls the four-year plan forward by one year. The expenditure ceilings are either fixed or flexible. Flexible expenditure ceilings are used for areas exposed to cyclical fluctuations, such as social security allocations. Ceilings are also set at the sub-heading level, or “chapters”, but these are binding only for the following year and are only indicative for the remaining three years. The MTEF is intended to serve as a basis for the planning, implementation and control of the priorities and budgetary objectives set out by the government. For the annual budget, the broad expenditure categories by chapter have to be broken down to each appropriation account. Fixed expenditure items are required to be consistent with the MTEF, and budgeted amounts for variable expenditure items are set based on the current economic forecast. Deviations from the ceilings are only permitted to the extent of the amount of existing reserves and additional revenues. For each ministry, any unspent appropriations at the end of the year may be accrued as reserves, thereby encouraging a more efficient use of resources. Both the MTEF and the annual budget must be approved by Parliament. If the estimated funds of the budget or fixed expenditure ceilings of the MTEF are not sufficient, an amendment to the budget law or the MTEF, respectively, would be required to be passed by Parliament. Budget deficits are financed by government borrowing either domestically or externally.

Pursuant to the Federal Constitution, the Rechnungshof (the Court of Accounts) is mandated with the audit of the administration of the finances of the federal government and its constituent provinces and of their annual financial statements. The Rechnungshof is independent from the executive branch and reports directly to the Nationalrat. It is responsible for the compilation of the budget outcome report to be submitted annually to the Nationalrat, for assistance in the contracting of indebtedness for moneys borrowed (federal debt documents have to be countersigned by the president of the Rechnungshof), for the control of administration expenditures, and for assistance in issuing certain government decrees.

The figures of the federal budget are presented on a cash basis and cover only parts of the Austrian government sector. For international comparison and assessment of the Austrian fiscal position, budget figures for the “general government sector” have to be prepared in accordance with the accrual based system of national accounts. In addition to the federal budget, the “general government sector” as defined in the Maastricht treaty and in the 2010 European System of Accounts (ESA 2010) also includes the provincial governments (Länder), the local authorities (Gemeinden) and the social security sector.

Deficit Restrictions and Excessive Deficit Procedure under the Treaty of Maastricht and the EU Stability and Growth Pact

To ensure continuous budgetary discipline in the European Monetary Union, the Member States agreed on the Treaty of Maastricht (the “Treaty”) in 1992 as well as on the main elements of a Stability and Growth Pact (the “Pact”) in 1996.

According to the Treaty, the ratio of gross government debt to GDP of a Member State must not exceed 60% at the end of the preceding fiscal year. If the debt ratio is in excess of 60% of GDP and the gap between the debt ratio and the 60% reference value is, on average, reduced by 1/20th annually, the fiscal requirements are considered to be met; the 1/20 debt reduction rule is designed such that one-off measures like the debt effects due to the financial crisis or debt accrued due to crisis support to other Member States will be subtracted before the 1/20 reduction assessment is applied.

According to the Pact, which was last amended in 2011, Member States must converge and adhere to their medium-term budgetary objectives in order to ensure the long-term sustainability of public finances and to minimize the risk of government deficits exceeding the reference value of 3% of GDP under the Treaty on the Functioning of the European Union (“TFEU”). In addition, 25 Member States, including Austria, agreed on national “debt brakes”, pursuant to which the structural deficit may not exceed 0.5% of GDP after a transition period. Under the TFEU and the Pact, a Member State whose general government deficit exceeds the reference value of 3% of GDP becomes subject to the Excessive Deficit Procedure (“EDP”). Under the EDP, the Economic and Finance Affairs Council (the “Ecofin Council”) determines whether an excessive deficit exists. The Ecofin Council is composed of Economics and Finance Ministers of the Member States. If it determines that an excessive deficit exists, the Ecofin Council, based on a recommendation by the European Commission, will recommend corrective measures aimed at correcting the excessive deficit and will review the corrective measures taken by the Member State. For those Member States whose currency is the euro, the Pact contemplates a set of financial sanctions. After the amendment of the Pact in 2011, those Member States can be required to provide an interest bearing deposit of 0.2% of GDP upon the determination that an excessive deficit exists. If the Ecofin Council, after reviewing a Member State’s corrective measures, decides that no effective action has been taken to correct the excessive deficit, it can impose a fine of 0.2% of GDP. The Ecofin Council takes these decisions by using the reversed qualified majority voting rule, i.e. a Commission’s recommendation on financial sanctions will be adopted, unless the Ecofin Council decides with a qualified majority to reject the Commission’s recommendation. However, the Pact provides that the 3% limit may be exceeded temporarily without triggering an EDP in the case of a severe economic downturn or when the deviation is the result of an unusual event outside of the control of the Member State concerned, provided that the deviation does not endanger the sustainability of the fiscal position over the medium term.

On December 2, 2009, the Ecofin Council determined that an excessive deficit existed in Austria and recommended that Austria adopt fiscal consolidation measures beginning 2011 at the latest in order to reduce the deficit to below 3% of GDP by 2013, which required an annual consolidation effort of 0.75 percentage point of GDP in the years 2011 to 2013. On April 29, 2014, an updated Austrian Stability Program for the period 2014 to 2018 was submitted to the Council of the European Union, the European Commission and the Austrian Parliament as well as to the social partners and the partners in the Austrian revenue sharing system. On June 17, 2014, the Ecofin Council determined that an excessive deficit no longer existed in Austria and closed the excessive deficit procedure against Austria.

Treaty on Stability, Coordination and Governance in the European Economic and Monetary Union

On January 1, 2013, the Treaty on Stability, Coordination and Governance in the European Economic and Monetary Union was ratified by twelve Euro Area Member States and entered into force. Its provisions are binding for Euro Area Member States, while the other Member States will only be bound if they adopt the euro, unless they declare their intention to be bound by certain provisions of the treaty at an earlier date. The core set of rules aims at further strengthening fiscal discipline within the euro area and is also known as the “fiscal compact.” The Treaty on Stability, Coordination and Governance in the European Economic and Monetary Union is not EU law but an entirely new intergovernmental agreement. Therefore, the fiscal compact does not replace the Pact, but is applicable in parallel to the Pact. The fiscal compact requires contracting parties to ensure convergence towards the country-specific medium-term budgetary objectives, as defined in the Pact, with an upper limit of a structural deficit of 0.5% of GDP. In the event of a deviation from this rule, an automatic correction mechanism will be triggered, with escape clauses for exceptional circumstances. These budget rules were required to be transposed into national law through provisions of “binding force and permanent character, preferably constitutional” no later than one year after the entry into force of the treaty, i.e., by January 1, 2014 at the latest. If a contracting party does not comply with this obligation, the matter will automatically be brought before the EU Court of Justice. The court’s judgment would be binding, and, in the case of non-compliance with the judgment, could be followed up with a penalty of up to 0.1% of GDP, payable to the European Stability Mechanism (“ESM”) in the case of Euro Area Member States. A full assessment of the transposition of the fiscal compact into national law is scheduled to be concluded by mid-2015. Moreover, the contracting parties agreed that financial assistance will only be granted under the ESM if the relevant Member State has ratified the Treaty on Stability, Coordination and Governance in the European Economic and Monetary Union by March 1, 2013 and transposed the provisions relating to the balanced budget rule into national law within the time frame set in the fiscal compact. Finally, the fiscal compact includes a commitment by Euro Area Member States to adopt the European Commission’s recommendations in the framework of an EDP unless opposed by a qualified majority. On May 9, 2012, the Federal Government together with the provincial governments (Länder) and the local authorities (Gemeinden) agreed on the “Austrian Fiscal Compact 2012” which, after being approved by the Nationalrat as well as the regional parliaments, entered into force retroactively as of January 1, 2012.

Response to the European Sovereign Debt Crisis

After Greece had experienced serious difficulties in accessing the financial markets to obtain new borrowings to cover its substantial financing needs in the first months of 2010, the Euro Area Member States concluded that the stability of the euro area as a whole was threatened and agreed to help Greece meet its financing needs. In May 2010, the Euro Area Member States agreed to provide Greece with stability support (the “Greek Loan Facility”) in the form of pooled bilateral loans of up to EUR 80 billion, parallel to a loan facility provided by the International Monetary Fund (“IMF”) of up to EUR 30 billion. The amounts under the Greek Loan Facility were to be disbursed over the period May 2010 through June 2013. Austria’s contribution amounted to approximately EUR 2.3 billion.

On May 10, 2010, the Council of the European Union and the Member States decided on a temporary package of measures to address the risk of contagion in an environment of fragile financial markets and to preserve financial stability in Europe. This package included the European Financial Stabilization Mechanism (“EFSM”), a facility of up to EUR 60 billion guaranteed by the EU budget. In addition, the Euro Area Member States established the European Financial Stability Facility (“EFSF”) as a société anonyme under Luxembourg law on June 7, 2010. The EFSF has provided financial assistance to Euro Area Member States in financial difficulties subject to conditions which were to be negotiated with the European Commission together with the ECB and the IMF and to be approved by the euro area finance ministers. The EFSF has a lending capacity of EUR 440 billion backed by guarantees extended by the Euro Area Member States. These guarantees total EUR 780 billion, but Euro Area Member States receiving or having received financial support may opt out of the guarantee structure, which applies to Ireland, Portugal, Greece and Cyprus. As a result, the EFSF has effective guarantees totaling EUR 724.5 billion. As of July 1, 2013, the European Stability Mechanism (“ESM”), which is discussed below, became the sole and permanent mechanism for responding to new requests for financial assistance by Euro Area Member States. The EFSF may no longer engage in new financing programs or enter into new financial assistance facility agreements, but will remain active in financing its ongoing programs. It is expected to be dissolved and liquidated once it has received full payment of financing granted to Euro Area Member States and once it has repaid its liabilities under financial instruments issued and any obligations to reimburse guarantors.

The first Euro Area Member State to receive support from the EFSM and EFSF was Ireland. Under this program, a total of EUR 67.5 billion from the EFSM, the EFSF, the IMF, bilateral loans from the United Kingdom, Denmark and Sweden were made available for Ireland beginning in 2011. An additional EUR 17.5 billion was financed by the Irish Treasury cash buffer and investment of the Irish National Pension Reserve Fund. In November 2013, the Irish government announced its decision not to request successor financial assistance, and the financial assistance program for Ireland expired as planned in December 2013. As of March 31, 2015, Ireland had repaid approximately EUR 19.2 billion of loans to IMF. Ireland remains subject to post-program surveillance until it has repaid at least 75% of the financial support it received which is not expected to occur before 2031.

In early April 2011, Portugal officially applied for support under the financial support mechanisms. Financial support was provided for the period from 2011 to mid-2014 on the basis of an agreement on an economic adjustment program, which was negotiated between the Portuguese authorities and the European Commission, the IMF and the ECB in May 2011. The total financial support agreed upon amounted to EUR 78 billion, including EUR 26 billion financed through the EFSM, EUR 26 billion financed through the EFSF and EUR 26 billion financed through the IMF. In May 2014, the Portuguese Government decided to forgo the last program disbursement by the EFSM and the IMF and to exit the program, which ended on May 17, 2014, without requesting any further financial assistance. As of March 31, 2015 Portugal had repaid approximately EUR 6.6 billion of loans to IMF. Portugal remains subject to post-program surveillance until it has repaid at least 75% of the financial support it received which is not expected to occur before 2026.

In July 2011, the Heads of State or Government of the euro area and EU institutions agreed to support a new program for Greece that included IMF support and a voluntary contribution from the private sector. A sufficient majority of private sector creditors accepted a voluntary exchange of Greek debt in early March 2012. Of a total of EUR 205.6 billion in bonds eligible for the exchange offer, approximately EUR 197 billion, or 96%, were exchanged. Accordingly, in March 2012, the Euro Area Member States formally approved a second adjustment program for Greece. Under the second program, the EFSF and the IMF committed the undisbursed amounts of the first program plus an additional EUR 120.2 billion and approximately EUR 18 billion, respectively, for the years 2012 to 2016. Thus, the EFSF committed an overall amount of EUR 144.6 billion (including amounts already committed or disbursed for the involvement of private sector creditors and bank recapitalization) for the years 2012 to 2014, while the IMF committed to contribute EUR 28 billion over the course of a four-year period.

In February 2012, the Euro Area Member States signed the Treaty establishing the ESM. After the ESM Treaty was ratified by the Euro Area Member States, the ESM was launched on October 8, 2012. The ESM is designed as a permanent stability mechanism that assumes the tasks previously fulfilled by the EFSF and the EFSM. The ESM is an intergovernmental organization under public international law. Following Lithuania’s accession to the ESM in February 2015, the ESM now has an effective lending capacity of EUR 500 billion backed by an authorized capital stock of EUR 704.8 billion. The authorized capital stock is divided into paid-in shares (ca. EUR 80.5 billion) and callable shares (committed by ESM Members) (ca. EUR 624.3 billion). Latvia and Lithuania are in the process of providing their shares of paid-in capital in five annual installments. The contribution of each Euro Area Member State is based on the paid-in capital for the ECB. On this basis, Austria’s contribution amounts to approximately 2.8% of the aggregate contributions to the ESM, with paid-in capital in a total amount of approximately EUR 2.2 billion.

The ESM’s purpose is to provide financial assistance to Euro Area Member States experiencing or threatened by severe financing problems, if such assistance is deemed essential to safeguard financial stability in the euro area as a whole. The range of instruments available to ESM includes loans to Euro Area Member States in financial difficulties, interventions in primary and secondary debt markets, credit lines to non-program countries within the framework of a precautionary program and the recapitalization of financial institutions through loans to governments. In addition, the ESM may recapitalize financial institutions directly since the December 2014 adoption of the direct recapitalization instrument (“DRI”). The DRI is one of the key elements of the future banking union. Financial support is subject to strict economic policy conditionality appropriate to the instrument chosen. Furthermore, the contracting parties stated in the ESM Treaty that as of March 1, 2013, only Euro Area Member States that have ratified the Treaty on Stability, Coordination and Governance in the Economic and Monetary Union (also known as the “fiscal compact”) and have implemented the balanced budget rule as specified in the fiscal compact within the agreed timeline (one year after entry into force) are eligible for financial support from the ESM. Financial assistance from the ESM is activated upon an ESM Member’s request. Once such a request is made, active participation of the IMF will be sought. The ESM’s rules provide for case-by-case participation of private sector creditors, consistent with IMF policies. In order to facilitate this process, the inclusion of standardized and identical collective action clauses in the terms and conditions of all new euro area government bonds issued on or after January 1, 2013 with a maturity of more than one year is mandatory. ESM loans enjoy preferred creditor status in a similar fashion to those extended by the IMF, while accepting preferred creditor status of the IMF over the ESM. In the event of ESM financial assistance in the form of ESM loans following a European financial assistance program existing at the time of the signature of the ESM Treaty, the

ESM will enjoy the same seniority as all other loans and obligations of the beneficiary ESM Member, with the exception of the IMF loans. In principle, all major decisions under the ESM are taken by mutual agreement. However, the ESM Treaty provides for an emergency voting rule. In the event that the European Commission and the ECB conclude that an urgent decision related to financial assistance is needed because the financial and economic sustainability of the euro area is threatened, the mutual agreement rule requires a qualified majority of 85%.

In June 2012, the Spanish government requested financial assistance for the recapitalization of certain of its financial institutions from the Euro Area Member States. On July 20, 2012, the finance ministers of the Euro Area Member States unanimously agreed to grant such financial assistance. The assistance was initially financed by the EFSF and then transferred to the ESM. The ESM disbursed a total of EUR 41.3 billion to the Spanish government for the recapitalization of the country’s banking sector. In January 2014, the financial assistance program of the ESM for Spain was formally concluded. The ESM announced that Spain will not request any follow-up assistance from the ESM. As of March 31, 2015, Spain had repaid EUR 3.1 billion, including two early voluntary repayments by Spain in July 2014 and March 2015. Spain remains subject to post-program surveillance until it has repaid at least 75% of the financial support it received which is expected to occur as early as 2023.

Following a request by Cyprus in June 2012, the EU, the ECB, the IMF and Cypriot authorities reached an agreement in May 2013 for a macroeconomic adjustment program, including a combined financing package of up to EUR 10 billion designed to help Cyprus cover its financing needs. The ESM would contribute up to EUR 9 billion, and the IMF would contribute around EUR 1 billion. Thanks to a better than expected economic recovery in Cyprus, private investors’ participation in bank recapitalization and a return to market financing, Cyprus did not need the full amount available under the financing package. The ESM and the IMF disbursed EUR 6.3 billion and EUR 1.0 billion, respectively. The ESM financial assistance program for Cyprus ended March 31, 2016.

In August 2012, the ECB announced that it may undertake outright open market operations of a size adequate to address the severe malfunctioning in the price formation process in the bond markets of Euro Area Member States. In addition, the Governing Council may consider undertaking further non-standard monetary policy measures according to what will be required to repair monetary policy transmission and will design appropriate modalities for these policy measures. In September 2012, the ECB detailed the modalities for undertaking Outright Monetary Transactions (“OMTs”) in secondary markets for sovereign bonds in the euro area. Within its mandate to maintain price stability over the medium term and in observance of its independence in determining monetary policy, the ECB intends to preserve the singleness of its monetary policy and to ensure the proper transmission of its policy stance to the real economy throughout the euro area. OMTs are aimed at enabling the ECB to address severe distortions in government bond markets.

In the fall of 2012, the outlook for the sustainability of Greek government debt had worsened compared to March 2012, when the second program was concluded, mainly on account of a deteriorated macro-economic situation and delays in program implementation caused by two election rounds. Against this background, in November 2012 the euro area finance ministers and the IMF agreed to extend the fiscal adjustment path by two years and on a package of measures aimed at reducing Greece’s debt to 124% of GDP by 2020. In parallel, Greece carried out a successful public debt buy-back tender process. Under the second program, the EFSF disbursed EUR 108.3 billion in 2012, EUR 25.3 billion in 2013 and EUR 8.3 billion in 2014. Following the failed election of a new Greek president in December 2014, snap parliamentary elections were called in Greece in January 2015. As a result of these elections, left-wing SYRIZA became the largest party in the Greek parliament and SYRIZA chairman Alexis Tsipras became Prime Minister of Greece. In February 2015 the availability period of the second program was extended to June 2015. As of March 31, 2015 the cumulative amount disbursed was EUR 130.9 billion, after accounting for the redelivery of EFSF bonds worth EUR 10.9 billion not used by the Hellenic Financial Stability Fund (HFSF). The second program expired on June 30, 2015.

On June 30, 2015 and July 13, 2015, repayments due from Greece to the IMF were not made. Greece’s arrears to the IMF totalled SDR 1.6 billion as of July 13, 2015. Greek authorities have requested an extension from the IMF for these repayment obligations. On July 12, 2015, Euro area finance ministers and heads of state reached an agreement in principle on a new 3-year ESM stability support program for Greece, subject to the completion of relevant national procedures by Euro Area Member States. Additionally, the European Commission proposed to provide Greece with up to EUR 7 billion in bridge financing from the EFSM for a maximum period of three months while the new program is put in place.

On June 5, 2014, the ECB announced several measures designed to enhance the functioning of the monetary policy transmission mechanism by supporting lending to the real economy. In particular, the ECB decided to conduct a series of targeted longer-term refinancing operations (“TLTROs”). These TLTROs are aimed at improving bank lending to the euro area non-financial private sector (defined as euro area households and non-financial corporations), excluding loans to households for house purchase, for a period of two years.

On January 13, 2015, the European Commission adopted a legislative proposal establishing the European Fund for Strategic Investments (“EFSI”) with an initial contribution on the EU level of EUR 21 billion. The EFSI is set up as a dedicated trust-fund within the European Investment Bank (“EIB”) with a view to presenting a different risk profile, providing additional sources of financing and targeting projects delivering greater societal and economic value beyond the projects currently financed through the EIB or existing EU programs. The EFSI is part of the European Commission’s investment plan for Europe, a proposed package of measures seeking to mobilize EUR 315 billion in public and private investments over the next three years (2015–2017). The EFSI is open to contributions from member states of the EU, national promotional banks, regional authorities and private investors, including entities outside the EU subject to the consent of existing contributors. Contributions to the EFSI by member states will not be counted when defining the fiscal adjustment under either the preventive or corrective arm of the Pact.

On January 22, 2015, the ECB announced an expanded asset purchase program under which the ECB will add the purchase of sovereign bonds to its existing private sector asset purchase programs in order to address the risks of a prolonged period of low inflation. The ECB will buy bonds issued by euro area central governments, agencies and European institutions in the secondary market against central bank money. Monthly purchases under the program are expected to amount to EUR 60 billion. The ECB has announced it intends to carry out these purchases until at least September 2016 and, in any case, until the ECB sees a sustained adjustment in the path of inflation that is consistent with its aim of achieving inflation rates below, but close to, 2% over the medium term.

On August 19, 2015, the European Commission signed a Memorandum of Understanding (“MoU”) with Greece for further stability support accompanied by a third economic adjustment program. This followed the political agreement reached on August 14, 2015 and paved the way for mobilizing up to EUR 86 billion in financial assistance to Greece over three years (2015-2018) and includes a buffer of up to EUR 25 billion for the banking sector. Moreover, the Greek authorities signed a Financial Assistance Facility Agreement with the ESM to specify the financial terms of the loan. The disbursement of funds is linked to progress in delivery of policy conditions, in accordance with the MoU. These policy conditions are intended to enable the Greek economy to return to a sustainable growth path based on sound public finances, enhanced competitiveness, high employment and financial stability. The first disbursement of funds under the program in the amount of EUR 13 billion was made on August 20, 2015; while an additional EUR 10 billion was earmarked immediately for bank recapitalization and resolution. These funds were intended to allow the Greek state to cover financing needs, make overdue payments, and address financial sector needs in order to mitigate hindrances to economic activity, as well as repay a short-term bridge loan of EUR 7.16 billion that was disbursed under the European Financial Stabilization Mechanism on July 20, 2015. This new program followed a request by the Greek government on July 8, 2015, after the expiration of the country’s second program on June 30, 2015. The cumulative amount disbursed to Greece was EUR 21.4 billion as of December 31, 2015.

On March 10, 2016, the ECB announced its intention to establish a new program to purchase investment-grade euro-denominated bonds issued by non-bank corporations established in the euro area, the Corporate Sector Purchase Program (“CSPP”), with the aim of further strengthening the pass-through of the Eurosystem’s asset purchases to the financing conditions of the real economy. The ECB also decided to launch a new series of four targeted longer-term refinancing operations (“TLTRO II”). The new operations will offer attractive long-term funding conditions to banks to further ease private sector credit conditions and to stimulate credit creation. TLTRO II is intended to reinforce the ECB’s accommodative monetary policy stance and to strengthen the transmission of monetary policy by further incentivizing bank lending to the real economy. In conjunction with the other non-standard measures in place, the CSPP and TLTRO II are expected to contribute to a return of inflation rates to levels below, but close to, 2% over the medium term.

Federal Accounts and Budget

The federal accounts as set forth below for the years 2011 to 2013 were audited by the Rechnungshof and approved by the Nationalrat.

For further information concerning the budget for the fiscal years 2011 to 2015, see “Tables and Supplementary Information—Part 2: Republic of Austria—I. Federal Revenues and Expenditures”.

SUMMARY OF REVENUES AND EXPENDITURES

		2011	2012	2013	2014(1)	2015(1)
		(Millions of euros)
I.	General Account
	Federal Government Revenues:
	Total taxes and levies—gross	69,858	73,153	76,370	79,380	81,780
	Less: transfers to provinces, municipalities and funds	(25,414)	(26,458)	(27,598)	(28,598)	(29,583)
	Transfer to EU—budget	(2,512)	(2,888)	(2,971)	(2,900)	(3,000)

	Total taxes and levies—net	41,931	43,807	45,801	47,882	49,197
	Other sources	21,521	22,124	25,563	24,314	22,329
	Total revenues	63,452	65,931	71,364	72,196	71,525

	Total Expenditures	67,814	72,880	75,567	75,765	74,719
	Budget deficit—net of public debt redemptions	4,362	6,949	4,204	3,569	3,194
	Budget deficit—net, as a percentage of gross domestic product	(1.5%)	(2.3%)	(1.3%)	(1.1%)	(0.9%)
	General Government deficit in national accounts delineation (“Maastricht” deficit)—as a percentage of gross domestic product	(2.5%)	(2.6%)	(1.5%)	(2.7%)	(1.4%)
	Central Government deficit in national accounts delineation (“Maastricht” deficit)—as a percentage of gross domestic product	(2.4%)	(2.6%)	(1.6%)	(2.8%)	(2.2%)
II.	Financing Account
	Expenditure	63,280	44,007	47,778	93,989	84,383
	Revenue	67,642	50,956	51,981	97,558	87,577

	Surplus	4,362	6,949	4,204	3,569	3,194

Differences may arise due to rounding

(1)	Federal Budget

On January 1, 2013, the Federal Budget Reform 2013 came into effect. The key elements of the reform are the following: performance oriented (instead of input oriented) budgeting; enhanced accountability of ministries and budget managing bodies; improved structuring by implementing Global Budgets and Detail Budgets; and a new accounting system including capital finance accounting, operating statements and capital accounting, which replaces the former system of governmental accounting. Due to this new accounting system, the amounts shown in the federal accounts for 2013 and the Federal Budget for 2014 and 2015 are only to a limited extent comparable to the amounts shown in the federal accounts for 2011 and 2012.

SOURCE: Federal Ministry of Finance.

Taxation

The principal taxes levied by Austria are personal income tax (including salary and wage tax), corporate income tax and value added tax (“VAT”). Personal income taxation is progressive, with a top marginal rate of 50% on taxable income in excess of EUR 51,000. For employees, this top marginal rate is reduced to about 43% by statutory tax allowances for 1/6 of the yearly income. For the corporate income tax there is a flat rate of 25%. The general VAT rate is 20%, and the reduced rate, mainly on food products, rents, passenger transport, books and newspapers and certain services, is 10%. In comparison to other European countries, effective direct taxation is low, while indirect taxation is above average.

Under Austrian law, a fraction of the taxes collected by the federal government must be remitted to the provinces and municipalities under a revenue-sharing plan. The fractions and the taxes involved, and the basis of distribution among the provincial and local entities, are negotiated periodically among federal and other government authorities. The latest agreement concluded in 2008 covers the period 2008 to 2014.

Austria is a party to tax treaties with 54 countries worldwide, including the United States.

PUBLIC DEBT

Summary of Domestic and External Debt

The following table sets forth the total direct domestic and external debt of Austria outstanding at December 31 for the years indicated:

	December 31,
	2010	2011	2012	2013	2014	2014
					(after swaps)	(before swaps)
	(Millions of euros)
Domestic	182,886	190,986	201,671	207,633	207,641	209,873
External(1)	3,856	2,624	0	0	0	7,357

Total	186,742	193,610	201,671	207,633	207,641	217,230

Less: Holdings of own Bonds	(9,972)	(10,435)	(12,121)	(13,691)	(11,431)

Total	176,770	183,175	189,550	193,942	196,211

(1)	Translated into EUR at the exchange rates prevailing at December 31 of each year indicated.

SOURCE: Austrian Federal Financing Agency.

As of December 31, 2014, after giving effect to currency swaps, there was no external funded debt outstanding.

In addition to its direct debt, Austria has guaranteed the payment of the principal of, and interest on, certain obligations of public agencies, enterprises in which Austria has an ownership interest, and of others pursuant to the Export Guarantees Act and Export Financing Guarantees Act. The major portion of the debt guaranteed by Austria has been guaranteed pursuant to the Export Guarantees Act and the Export Financing Guarantees Act.

The following table sets forth the principal amount of debt guaranteed by Austria outstanding at December 31 of each of the years 2010 through 2014.

GUARANTEED DEBT

	December 31,
	2010	2011	2012(3)	2013	2014
	(Millions of euros)
Domestic	95,736	87,426	81,883	75,056	68,900
External(1)	25,715	27,425	26,940	25,227	25,119

Total Guaranteed Debt(2)	121,451	114,851	108,823	100,283	94,019

(1)	Translated into EUR at the exchange rates prevailing at December 31 of each year indicated.
(2)	In addition, the Republic is liable by law for all liabilities of the Austrian Postal Savings Bank assumed until December 31, 2000, which amounted to EUR 1.3 billion as of December 31, 2014.
(3)	As of January 1, 2013.

SOURCE: Ministry of Finance.

Debt Service

The following table sets forth the debt service requirements for the indicated periods in respect of the internal funded debt of Austria outstanding at December 31, 2014.

DEBT SERVICE REQUIREMENTS OF DOMESTIC DEBT

	2015	2016	2017	2018	2019
	(Billions of euros)
Interest	6.7	7.1	5.8	5.3	4.6
Principal	18.6	12.6	16.2	17.3	21.4

Total	25.3	19.8	22.0	22.6	26.0

SOURCE: Austrian Federal Financing Agency.

As of December 31, 2014, after giving effect to currency swaps, there was no external funded debt outstanding.

General Government Gross Debt

General government gross debt is defined in the Maastricht Treaty as consolidated general government gross debt at nominal value outstanding at the end of the year in the following categories of government liabilities: currency and deposits, securities other than shares, excluding financial derivatives, and loans. For this purpose, the general government sector comprises the federal government, the provincial governments (Länder), the local authorities (Gemeinden) and the social security sector.

Member States are required by EU treaties to keep their general government gross debt equal to or below (or on a sufficiently downward trend towards) 60% of GDP. An excessive deficit procedure may be launched on the basis of a debt ratio in excess of 60% of GDP, if the gap between the debt ratio and the 60% reference is not reduced, on average, by 1/20th annually (see “—Revenues and Expenditures—Federal Budget—Deficit Restrictions and Excessive Deficit Procedure under the EU Stability and Growth Pact”). Relevant factors such as funding extended to stabilize the financial markets may be taken into account when assessing compliance with the debt rule.

GENERAL GOVERNMENT GROSS DEBT(1)

	December 31,
	2010	2011	2012	2013	2014
	(Millions of Euros)
General government gross debt (2)	242,442	253,293	258,526	260,977	277,383
General government gross debt as a percentage of gross domestic product	82.4%	82.1%	81.5%	80.9%	84.2%

(1)	All values reflect the first-time adoption of revised statistical methodologies required by the European System of Accounts 2010 (ESA 2010). Applying the rules of ESA 2010 in Austria led to the reclassification of 1,400 units to the general government sector, among them ÖBB-Infrastruktur, ÖBB-Personenverkehr, KA Finanz, BIG, several holding companies whose main purpose is the administration of government assets, Wiener Linien and public hospitals.
(2)	As defined in the Maastricht Treaty and ESA 2010.

SOURCE: STATISTICS AUSTRIA.

General government gross debt as a percentage of gross domestic product as of December 31, 2014 was 84.2%, which represents a 3.3% increase in comparison to December 31, 2013. The primary reason for this increase was the creation of the wind-down entity “HETA”, as all this entities’ liabilities became part of the public sector debt according to the European statistical rulebook.

TABLES AND SUPPLEMENTARY INFORMATION

PART 1: OESTERREICHISCHE KONTROLLBANK AKTIENGESELLSCHAFT

I. OUTSTANDING DEBT AS OF DECEMBER 31, 2015

Issue	Issue Date	Termination Date	Interest Rate	Nominal		Amount in EUR based on exchange rate as of 12/31/2015
USD 1,000,000,000 4.875% Guaranteed Global Notes	2/16/2006	2/16/2016	4.87500%	USD	1,000,000,000.00	EUR	918,526,683.20
AUD 350,000,000 6.25% Guaranteed Notes	2/23/2011	2/23/2016	6.25000%	AUD	350,000,000.00	EUR	234,946,633.55
CHF 125,000,000 1.50% Guaranteed Notes	2/23/2011	2/23/2016	1.50000%	CHF	125,000,000.00	EUR	115,366,866.64
USD 200,000,000 Floating Rate Notes	2/28/2013	2/26/2016	0.53670%	USD	200,000,000.00	EUR	183,705,336.64
USD 1,250,000,000 2.0% Guaranteed Global Notes	6/3/2011	6/3/2016	2.00000%	USD	1,250,000,000.00	EUR	1,148,158,354.00
USD 30,000,000 Floating Rate Notes	7/5/2013	7/5/2016	0.36400%	USD	30,000,000.00	EUR	27,555,800.50
USD 400,000,000 Floating Rate Notes	7/25/2012	7/25/2016	0.68990%	USD	400,000,000.00	EUR	367,410,673.28
EUR 1,500,000,000 3.875% Guaranteed Notes	9/15/2006	9/15/2016	3.87500%	EUR	1,500,000,000.00	EUR	1,500,000,000.00
CHF 150,000,000 3.00% Guaranteed Notes	10/6/2008	10/6/2016	3.00000%	CHF	150,000,000.00	EUR	138,440,239.96
USD 1,000,000,000 0.75% Guaranteed Global Notes	11/5/2013	12/15/2016	0.75000%	USD	1,000,000,000.00	EUR	918,526,683.20
USD 1,000,000,000 5.00% Guaranteed Global Notes	4/25/2007	4/25/2017	5.00000%	USD	1,000,000,000.00	EUR	918,526,683.20
USD 1,500,000,000 0.75% Guaranteed Global Notes	5/19/2015	5/19/2017	0.75000%	USD	1,500,000,000.00	EUR	1,377,790,024.80
CHF 150,000,000 1.75% Guaranteed Notes	6/14/2011	6/14/2017	1.75000%	CHF	150,000,000.00	EUR	138,440,239.96
AUD 500,000,000 6.655% Guaranteed Notes	4/15/2008	3/28/2018	6.65500%	AUD	500,000,000.00	EUR	335,638,047.93
USD 1,750,000,000 1.125% Guaranteed Global Notes	5/29/2013	5/29/2018	1.12500%	USD	1,750,000,000.00	EUR	1,607,421,695.60
CHF 250,000,000 1.125% Guaranteed Notes	5/24/2012	5/24/2018	1.12500%	CHF	250,000,000.00	EUR	230,733,733.27
USD 600,000,000 Floating Rate Notes	9/18/2014	9/18/2018	0.53250%	USD	600,000,000.00	EUR	551,116,009.92
CHF 250,000,000 2.125% Guaranteed Notes	10/18/2005	10/18/2018	2.12500%	CHF	250,000,000.00	EUR	230,733,733.27
USD 100,000,000 Floating Rate Notes	11/13/2015	11/13/2018	0.52910%	USD	100,000,000.00	EUR	91,852,668.32
GBP 550,000,000 2.00% Guaranteed Notes	2/3/2014	12/17/2018	2.00000%	GBP	550,000,000.00	EUR	749,369,848.08
USD 1,250,000,000 1.625% Guaranteed Global Notes	3/12/2014	3/12/2019	1.62500%	USD	1,250,000,000.00	EUR	1,148,158,354.00
CHF 300,000,000 2.125% Guaranteed Notes	2/23/2011	7/23/2019	2.12500%	CHF	300,000,000.00	EUR	276,880,479.93
CHF 425,000,000 2.75% Guaranteed Notes	1/28/2005	1/28/2020	2.75000%	CHF	425,000,000.00	EUR	392,247,346.56
USD 1,000,000,000 1.375% Guaranteed Notes	2/10/2015	2/10/2020	1.37500%	USD	1,000,000,000.00	EUR	918,526,683.20
CHF 500,000,000 1.125% Guaranteed Notes	7/26/2013	7/24/2020	1.12500%	CHF	500,000,000.00	EUR	461,467,466.54
USD 1,000,000,000 1.50% Guaranteed Global Notes	10/21/2015	10/21/2020	1.50000%	USD	1,000,000,000.00	EUR	918,526,683.20
USD 150,000,000 1.59% Guaranteed Notes	10/21/2015	10/21/2020	1.59000%	USD	150,000,000.00	EUR	137,779,002.48
CHF 400,000,000 1.00% Guaranteed Notes	9/28/2012	9/28/2021	1.00000%	CHF	400,000,000.00	EUR	369,173,973.23
USD 1,000,000,000 2.375% Guaranteed Global Notes	10/1/2014	10/1/2021	2.37500%	USD	1,000,000,000.00	EUR	918,526,683.20
NOK 1,000,000,000 4.3% Guaranteed Notes	11/2/2011	11/2/2021	4.30000%	NOK	1,000,000,000.00	EUR	104,134,124.75
CHF 300,000,000 3.00% Guaranteed Notes	6/14/2007	6/14/2022	3.00000%	CHF	300,000,000.00	EUR	276,880,479.93
CHF 150,000,000 1.75% Guaranteed Notes	5/24/2012	5/24/2023	1.75000%	CHF	150,000,000.00	EUR	138,440,239.96
CHF 705,000,000 2.625% Guaranteed Notes	11/22/2006	11/22/2024	2.62500%	CHF	705,000,000.00	EUR	650,669,127.83
AUD 300,000,000 3.2% Guaranteed Notes	2/25/2015	8/25/2025	3.20000%	AUD	300,000,000.00	EUR	201,382,828.76
GBP 150,000,000 5.75% Guaranteed Notes	10/21/1999	12/7/2028	5.75000%	GBP	150,000,000.00	EUR	204,373,594.93
CHF 1,090,000,000 2.875% Guaranteed Notes	2/25/2005	2/25/2030	2.87500%	CHF	1,090,000,000.00	EUR	1,005,999,077.07
CHF 200,000,000 3.25% Guaranteed Notes	7/25/2006	7/25/2036	3.25000%	CHF	200,000,000.00	EUR	184,586,986.62

Exchange Rate 12/31/2015
		AUD	1,150,000,000.00	EUR	771,967,510.24
AUD	1.4897	CAD	0.00	EUR	0.00
CAD	1.5116	CHF	4,995,000,000.00	EUR	4,610,059,990.77
CHF	1.0835	EUR	1,500,000,000.00	EUR	1,500,000,000.00
GBP	0.73395	GBP	700,000,000.00	EUR	953,743,443.01
JPY	131.07	JPY	0.00	EUR	0.00
TRY	3.1765	TRY	0.00	EUR	0.00
USD	1.0887	USD	13,230,000,000.00	EUR	12,152,108,018.74
NOK	9.603	NOK	1,000,000,000.00	EUR	104,134,124.75

				EUR	20,092,013,087.51

PART 2: REPUBLIC OF AUSTRIA

I. FEDERAL REVENUES AND EXPENDITURES

ORDINARY BUDGET REVENUES

	2011	2012	2013	2014(1)	2015(1)
	(Millions of euros)
Total taxes and levies, gross	69,858	73,153	76,370	79,380	81,780
Of which:
Personal Income Tax	2,678	2,603	3,121	3,500	3,500
Wage Tax	21,784	23,392	24,597	26,000	27,300
Tax on Interest	2,712	2,511	2,590	2,650	2,700
Corporate Income Tax	5,277	5,327	6,018	6,200	6,600
Turnover Tax	23,391	24,602	24,867	25,600	26,300
Mineral Oils Tax	4,213	4,181	4,165	4,150	4,200
Other Taxes and Levies	9,802	10,536	11,012	11,280	11,180

Less: transfers to provinces and municipalities, funds, etc.	(25,414)	(26,458)	(27,598)	(28,598)	(29,583)
Transfers to the European Union	(2,512)	(2,888)	(2,971)	(2,900)	(3,000)

Public taxes, net	41,931	43,807	45,801	47,882	49,197
Other sources	21,521	22,124	25,545	24,314	22,329

Total	63,452	65,931	71,346	72,196	71,525

Differences may arise due to rounding

(1)	Federal Budget

On January 1, 2013, the Federal Budget Reform 2013 came into effect. The key elements of the reform are the following: performance oriented (instead of input oriented) budgeting; enhanced accountability of ministries and budget managing bodies; improved structuring by implementing Global Budgets and Detail Budgets; and a new accounting system including capital finance accounting, operating statements and capital accounting, which replaces the former system of governmental accounting. Due to this new accounting system, the amounts shown in the federal accounts for 2013 and the Federal Budget for 2014 and 2015 are only to a limited extent comparable to the amounts shown in the federal accounts for 2011 and 2012.

SOURCE: Federal Ministry of Finance.

ORDINARY BUDGET EXPENDITURES

	2011	2012	2013	2014(1)	2015(1)
	(Millions of euros)
I. General Account
Federal Government:
Office of the President	7	8	8	8	8
Federal Legislature	136	163	146	163	166
Constitutional Court	12	13	13	14	15
Administrative Court	16	17	18	19	19
Public Attorney’s Office	6	8	9	10	10
Court of Accounts	27	30	30	31	32
Federal Chancellery	326	277	336	396	398
Interior Affairs	2,295	2,404	2,524	2,530	2,530
Foreign Affairs	417	398	412	419	409
Justice	1,202	1,276	1,311	1,299	1,309
Military Affairs and Sport	2,158	2,205	2,273	2,157	1,982
Financial Administration	1,099	1,143	1,139	1,101	1,157
Tax Collection	—	—	—	—	—
Pensions	8,008	8,918	8,611	8,974	9,288
Grants to Provinces and Municipalities	689	709	880	1,014	989
Federal Property	1,563	1,557	1,717	1,540	1,023
Financial Market Stability	80	1,887	3,286	1,832	431
Treasury Operations	346	337	324	1	1
Public Debt Services incl. Swaps	6,828	6,616	6,397	6,904	6,557
Employment	6,034	6,110	6,707	7,028	7,147
Social Affairs and Consumer Protection	2,454	2,987	2,930	2,923	3,000
Social Security	9,114	9,795	9,793	10,194	10,680
Health	904	950	969	953	957
Youth and Family	6,294	6,371	6,570	6,805	7,023
Commerce (Research)	106	110	100	102	102
Economy	409	460	402	361	365
Education, Arts and Culture	7,848	8,354	8,516	8,079	7,994
Science	3,632	3,778	3,900	4,078	4,119
Transportation, Innovation and Technology (Research)	350	340	370	424	429
Transportation, Innovation and Technology	2,742	2,814	2,953	3,174	3,349
Agriculture, Forestry and Water economy	2,034	2,109	2,126	2,226	2,145
Environment	678	735	795	639	643
Total Federal Expenditure	67,814	72,880	75,567	75,765	74,719
Net Deficit	4,362	6,949	4,204	3,569	3,194

II. Financing Account
Expenditure	63,280	44,007	47,778	93,989	84,383
Revenue	67,642	50,956	51,981	97,558	87,577

Surplus	4,362	6,949	4,204	3,569	3,194

Differences may arise due to rounding

(1)	Federal Budget

SOURCE: Federal Budget Laws.

The difference between the amount of expenditures and that of revenues (deficit) is financed by borrowings under authority of the federal budget law of the respective fiscal years and by application of the balance of available funds at the end of the preceding fiscal year.

PUBLIC DEBT (Internal and External Debt) as of December 31, 2014

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Government Bond 1997-2027	07-97	07-27	6.250	EUR	7,131,099,002.31	7,131,099,002.31	EUR	236,660,000.00	236,660,000.00							EUR	147,776,000.00	147,776,000.00
Government Bond 1994-2024	01-94	01-24	6.500	EUR	530,915,263.60	530,915,263.60
Government Bond 1994-2024	02-94	02-24	6.250	EUR	276,876,267.76	276,876,267.76
Government Bond 1986-2016	05-86	05-16	5.750	EUR	196,847,374.26	196,847,374.26
Government Bond 2003-2018	01-03	01-18	4.650	EUR	12,246,606,000.00	12,246,606,000.00	EUR	399,830,000.00	399,830,000.00							EUR	362,170,000.00	362,170,000.00
Government Bond 2004-2018	04-04	01-18	4.450							EUR	519,928,922.41	519,928,922.41
Government Bond 2004-2018	04-04	01-18	1.690										JPY	59,290,000,000.00	408,248,984.37
Government Bond 2011-2018	02-11	01-18	3.125										EUR	622,967,050.67	622,967,050.67
Government Bond 2011-2018	02-11	01-18	0.588							JPY	59,290,000,000.00	408,248,984.37
Government Bond 2006-2018	02-06	01-18	2.525										CHF	88,500,000.00	73,602,794.41
Government Bond 2012-2018	06-12	01-18	0.353							CHF	88,500,000.00	73,602,794.41
Government Bond 2005-2020	01-05	07-20	3.900	EUR	13,047,220,000.00	13,047,220,000.00	EUR	355,400,000.00	355,400,000.00							EUR	134,000,000.00	134,000,000.00
Government Bond 2005-2015	05-05	07-15	3.500	EUR	13,120,110,000.00	13,120,110,000.00	EUR	789,407,142.86	789,407,142.86							EUR	702,600,000.00	702,600,000.00
Government Bond 2006-2021	01-06	09-21	3.500	EUR	13,630,082,000.00	13,630,082,000.00	EUR	565,448,571.40	565,448,571.40							EUR	238,480,000.00	238,480,000.00
Government Bond 2006-2016	04-06	09-16	4.000	EUR	11,565,543,000.00	11,565,543,000.00	EUR	709,456,843.34	709,456,843.34							EUR	84,750,000.00	84,750,000.00
Government Bond 2006-2016	10-06	09-16	4.000										EUR	441,799,700.48	441,799,700.48
Government Bond 2006-2016	10-06	09-16	4.000							EUR	441,799,700.48	441,799,700.48
Government Bond 2006-2016	10-06	09-16	2.465										CHF	700,000,000.00	582,168,995.34
Government Bond 2006-2016	10-06	09-16	2.465							CHF	700,000,000.00	582,168,995.34
Government Bond 2007-2037	01-07	03-37	4.150	EUR	12,132,322,000.00	12,132,322,000.00	EUR	368,385,000.00	368,385,000.00							EUR	446,715,000.00	446,715,000.00
Government Bond 2007-2017	09-07	09-17	4.300	EUR	7,979,279,000.00	7,979,279,000.00	EUR	224,082,142.86	224,082,142.86							EUR	375,325,000.00	375,325,000.00
Government Bond 2008-2019	01-08	03-19	4.350	EUR	11,317,729,000.00	11,317,729,000.00	EUR	157,000,000.00	157,000,000.00							EUR	543,500,000.00	543,500,000.00
Government Bond 2009-2026	06-09	03-26	4.850	EUR	7,923,615,000.00	7,923,615,000.00	EUR	401,555,000.00	401,555,000.00							EUR	308,445,000.00	308,445,000.00
Government Bond 2010-2017	01-10	02-17	3.200	EUR	9,876,665,000.00	9,876,665,000.00	EUR	690,000,000.00	690,000,000.00							EUR	458,000,000.00	458,000,000.00
Government Bond 2011-2022	01-11	04-22	3.650	EUR	8,535,171,000.00	8,535,171,000.00	EUR	858,860,000.00	858,860,000.00							EUR	543,000,000.00	543,000,000.00
Government Bond 2012-2062	01-12	01-62	3.800	EUR	3,473,666,000.00	3,473,666,000.00										EUR	280,000,000.00	280,000,000.00
Government Bond 2012-2022	01-12	11-22	3.400	EUR	9,941,375,000.00	9,941,375,000.00	EUR	259,775,000.00	259,775,000.00							EUR	709,925,000.00	709,925,000.00
Government Bond 2012-2044	07-12	06-44	3.150	EUR	5,864,272,000.00	5,864,272,000.00	EUR	8,400,000.00	8,400,000.00							EUR	536,600,000.00	536,600,000.00
Government Bond 2012-2019	07-12	06-19	1.950	EUR	7,278,921,000.00	7,278,921,000.00	EUR	406,285,000.00	406,285,000.00							EUR	557,250,000.00	557,250,000.00
Government Bond 2013-2034	04-13	05-34	2.400	EUR	4,061,319,000.00	4,061,319,000.00	EUR	20,800,000.00	20,800,000.00							EUR	359,200,000.00	359,200,000.00
Government Bond 2013-2023	04-13	10-23	1.750	EUR	8,016,750,000.00	8,016,750,000.00	EUR	523,055,000.00	523,055,000.00							EUR	731,945,000.00	731,945,000.00
Government Bond 2013-2018	09-13	10-18	1.150	EUR	7,080,000,000.00	7,080,000,000.00	EUR	771,675,000.00	771,675,000.00							EUR	679,325,000.00	679,325,000.00
Government Bond 2014-2024	06-14	10-24	1.650	EUR	8,190,350,000.00	8,190,350,000.00	EUR	983,900,000.00	983,900,000.00							EUR	870,600,000.00	870,600,000.00
Government Bond 2014-2019	10-14	10-19	0.250	EUR	4,660,000,000.00	4,660,000,000.00	EUR	200,000,000.00	200,000,000.00							EUR	457,400,000.00	457,400,000.00
Government Bond 1999-2029	10-99	10-29	4.750	GBP	80,000,000.00	102,708,948.52	GBP	80,000,000.00	102,708,948.52
Government Bond 1999-2029	10-99	10-29	var.										EUR	86,767,895.88	86,767,895.88
Government Bond 1999-2029	10-99	10-29	var.							EUR	86,767,895.88	86,767,895.88
Government Bond 1999-2029	10-99	10-29	7.250										GBP	80,000,000.00	102,708,948.52
Government Bond 1999-2029	10-99	10-29	7.250							GBP	80,000,000.00	102,708,948.52
Government Bond 2003-2023	05-03	05-23	5.350	EUR	100,000,000.00	100,000,000.00
Government Bond 2004-2034	12-04	12-34	5.375	CAD	300,000,000.00	213,325,748.42
Government Bond 2004-2034	12-04	12-34	4.412										EUR	192,901,234.57	192,901,234.57
Government Bond 2004-2034	12-04	12-34	5.375							CAD	300,000,000.00	213,325,748.42
Government Bond 2005-2024	01-05	12-24	5.000	CAD	250,000,000.00	177,771,457.01
Government Bond 2005-2024	01-05	12-24	4.044										EUR	151,602,437.77	151,602,437.77
Government Bond 2005-2024	01-05	12-24	5.000							CAD	250,000,000.00	177,771,457.01
Government Bond 2004-2034	01-04	01-34	5.125	EUR	16,596,960.00	16,596,960.00
Government Bond 2004-2034	01-04	01-34	4.875										EUR	12,135,922.33	12,135,922.33
Government Bond 2004-2034	01-04	01-34	5.125							EUR	16,596,959.44	16,596,959.44
Government Bond 2009-2016	07-09	07-16	2.500	CHF	900,000,000.00	748,502,994.01	CHF	300,000,000.00	249,500,998.00
Government Bond 2011-2016	04-11	07-16	3.000										EUR	489,385,852.43	489,385,852.43
Government Bond 2011-2016	04-11	07-16	1.500							CHF	600,000,000.00	499,001,996.01
Government Bond 2011-2016	06-11	06-16	1.750	USD	1,000,000,000.00	823,655,382.59
Government Bond 2011-2016	06-11	06-16	2.452										EUR	695,845,800.57	695,845,800.57
Government Bond 2011-2016	06-11	06-16	1.750							USD	1,000,000,000.00	823,655,382.59
Government Bond 2011-2016	10-11	10-16	var.	NOK	2,500,000,000.00	276,487,502.76
Government Bond 2011-2016	10-11	10-16	var.										EUR	325,363,277.21	325,363,277.21
Government Bond 2011-2016	10-11	10-16	var.							NOK	2,500,000,000.00	276,487,502.76
Government Bond 2012-2029	02-12	10-29	3.560	EUR	109,000,000.00	109,000,000.00
Government Bond 2012-2029	02-12	10-29	2.452	EUR	21,000,000.00	21,000,000.00	EUR	21,000,000.00	21,000,000.00
Government Bond 2014-2020	06-14	06-20	var.	EUR	2,000,000,000.00	2,000,000,000.00
Government Bond 2014-2019	09-14	09-19	0.300	EUR	100,000,000.00	100,000,000.00
Federal Obligation 1995-2015	06-95	06-15	7.250	ATS	300,000,000.00	21,801,850.25
Federal Obligation 1995-2015	06-95	06-15	7.375	ATS	250,000,000.00	18,168,208.54
Federal Obligation 2001-2021	11-01	11-21	4.000	JPY	2,000,000,000.00	13,771,259.38
Federal Obligation 2001-2021	11-01	11-21	5.140										EUR	18,315,000.00	18,315,000.00
Federal Obligation 2001-2021	11-01	11-21	4.000							JPY	2,000,000,000.00	13,771,259.38
Federal Obligation 2001-2021	11-01	11-21	3.395	JPY	1,000,000,000.00	6,885,629.69
Federal Obligation 2001-2021	11-01	11-21	5.080										EUR	9,132,400.00	9,132,400.00
Federal Obligation 2001-2021	11-01	11-21	3.395							JPY	1,000,000,000.00	6,885,629.69

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Federal Obligation 2001-2031	11-01	11-31	3.628	JPY	3,000,000,000.00	20,656,889.07
Federal Obligation 2001-2031	11-01	11-31	4.825										EUR	27,473,000.00	27,473,000.00
Federal Obligation 2001-2031	11-01	11-31	3.628							JPY	3,000,000,000.00	20,656,889.07
Federal Obligation 2001-2016	12-01	12-16	2.107	JPY	1,000,000,000.00	6,885,629.69
Federal Obligation 2001-2016	12-01	12-16	4.565										EUR	9,170,946.00	9,170,946.00
Federal Obligation 2001-2016	12-01	12-16	2.107							JPY	1,000,000,000.00	6,885,629.69
Federal Obligation 2002-2027	01-02	01-27	4.000	JPY	1,000,000,000.00	6,885,629.69
Federal Obligation 2002-2027	01-02	01-27	4.940										EUR	8,805,000.00	8,805,000.00
Federal Obligation 2002-2027	01-02	01-27	4.000							JPY	1,000,000,000.00	6,885,629.69
Federal Obligation 2002-2017	02-02	02-17	var.	JPY	1,000,000,000.00	6,885,629.69
Federal Obligation 2002-2017	02-02	02-17	4.932										EUR	8,470,000.00	8,470,000.00
Federal Obligation 2002-2017	02-02	02-17	var.							JPY	1,000,000,000.00	6,885,629.69
Federal Obligation 2002-2022	02-02	02-22	5.692	JPY	1,000,000,000.00	6,885,629.69
Federal Obligation 2002-2022	02-02	02-22	5.050										EUR	8,687,000.00	8,687,000.00
Federal Obligation 2002-2022	02-02	02-22	5.692							JPY	1,000,000,000.00	6,885,629.69
Federal Obligation 2002-2032	07-02	07-32	3.585	JPY	1,000,000,000.00	6,885,629.69
Federal Obligation 2002-2032	07-02	07-32	4.985										EUR	8,520,000.00	8,520,000.00
Federal Obligation 2002-2032	07-02	07-32	3.585							JPY	1,000,000,000.00	6,885,629.69
Federal Obligation 2003-2033	10-03	10-33	3.191	JPY	1,000,000,000.00	6,885,629.69
Federal Obligation 2003-2033	10-03	10-33	4.625										EUR	7,662,835.25	7,662,835.25
Federal Obligation 2003-2033	10-03	10-33	3.191							JPY	1,000,000,000.00	6,885,629.69
Federal Obligation 2004-2019	06-04	05-19	var.	EUR	10,000,000.00	10,000,000.00
Federal Obligation 2004-2019	11-04	11-19	var.	EUR	10,000,000.00	10,000,000.00
Federal Obligation 2004-2034	12-04	10-34	var.	EUR	30,000,000.00	30,000,000.00
Federal Obligation 2005-2020	03-05	03-20	var.	EUR	250,000,000.00	250,000,000.00
Federal Obligation 2005-2017	03-05	03-17	var.	EUR	50,000,000.00	50,000,000.00
Federal Obligation 2005-2034	03-05	10-34	var.	EUR	10,000,000.00	10,000,000.00
Federal Obligation 2005-2020	04-05	04-20	var.	EUR	200,000,000.00	200,000,000.00
Federal Obligation 2005-2020	04-05	04-20	1.772	EUR	50,000,000.00	50,000,000.00
Federal Obligation 2005-2015	05-05	05-15	var.	EUR	50,000,000.00	50,000,000.00
Federal Obligation 2005-2015	06-05	06-15	var.	EUR	144,276,000.00	144,276,000.00
Federal Obligation 2005-2022	06-05	06-22	var.	EUR	125,000,000.00	125,000,000.00
Federal Obligation 2005-2020	06-05	06-20	var.	EUR	100,000,000.00	100,000,000.00
Federal Obligation 2005-2025	08-05	08-25	var.	EUR	97,984,000.00	97,984,000.00
Federal Obligation 2005-2025	07-05	07-25	var.	EUR	50,000,000.00	50,000,000.00
Federal Obligation 2005-2025	10-05	10-25	1.926	EUR	120,000,000.00	120,000,000.00
Federal Obligation 2005-2035	10-05	10-35	var.	EUR	75,000,000.00	75,000,000.00
Federal Obligation 2005-2019	12-05	12-19	1.982	EUR	50,000,000.00	50,000,000.00
Federal Obligation 2006-2016	02-06	02-16	4.000	EUR	50,000,000.00	50,000,000.00
Treasury Bill 2003-2032	11-03	07-32	var.	EUR	2,500,000,000.00	2,500,000,000.00										EUR	1,903,662,639.36	1,903,662,639.36
Treasury Bill 2014-2015	01-14	01-15	var.	EUR	150,000,000.00	150,000,000.00
Treasury Bill 2014-2015	01-14	01-15	var.	EUR	150,000,000.00	150,000,000.00
Treasury Bill 2014-2015	02-14	02-15	var.	EUR	40,000,000.00	40,000,000.00
Treasury Bill 2014-2015	02-14	02-15	var.	EUR	200,000,000.00	200,000,000.00
Treasury Bill 2014-2015	02-14	02-15	var.	USD	100,000,000.00	82,365,538.26
Treasury Bill 2014-2015	02-14	02-15	var.										EUR	72,904,895.56	72,904,895.56
Treasury Bill 2014-2015	02-14	02-15	var.							USD	100,000,000.00	82,365,538.26
Treasury Bill 2014-2015	03-14	03-15	var.	EUR	100,000,000.00	100,000,000.00
Treasury Bill 2014-2015	03-14	03-15	var.	EUR	100,000,000.00	100,000,000.00
Treasury Bill 2014-2015	03-14	03-15	var.	EUR	20,000,000.00	20,000,000.00
Treasury Bill 2014-2015	03-14	03-15	var.	EUR	50,000,000.00	50,000,000.00
Treasury Bill 2014-2015	03-14	03-15	var.	USD	22,000,000.00	18,120,418.42
Treasury Bill 2014-2015	03-14	03-15	var.										EUR	15,953,589.56	15,953,589.56
Treasury Bill 2014-2015	03-14	03-15	var.							USD	22,000,000.00	18,120,418.42
Treasury Bill 2014-2015	03-14	03-15	var.	AUD	30,000,000.00	20,230,629.17
Treasury Bill 2014-2015	03-14	03-15	var.										EUR	20,109,934.31	20,109,934.31
Treasury Bill 2014-2015	03-14	03-15	var.							AUD	30,000,000.00	20,230,629.17
Treasury Bill 2014-2015	04-14	04-15	var.	EUR	120,000,000.00	120,000,000.00
Treasury Bill 2014-2015	04-14	04-15	var.	EUR	120,000,000.00	120,000,000.00
Treasury Bill 2014-2015	04-14	04-15	var.	USD	500,000,000.00	411,827,691.29
Treasury Bill 2014-2015	04-14	04-15	var.										EUR	362,082,699.69	362,082,699.69
Treasury Bill 2014-2015	04-14	04-15	var.							USD	500,000,000.00	411,827,691.29
Treasury Bill 2014-2015	05-14	05-15	var.	GBP	100,000,000.00	128,386,185.65
Treasury Bill 2014-2015	05-14	05-15	var.										EUR	121,658,201.28	121,658,201.28
Treasury Bill 2014-2015	05-14	05-15	var.							GBP	100,000,000.00	128,386,185.65
Treasury Bill 2014-2015	05-14	05-15	var.	GBP	50,000,000.00	64,193,092.82
Treasury Bill 2014-2015	05-14	05-15	var.										EUR	60,856,864.65	60,856,864.65
Treasury Bill 2014-2015	05-14	05-15	var.							GBP	50,000,000.00	64,193,092.82
Treasury Bill 2014-2015	05-14	05-15	var.	GBP	85,000,000.00	109,128,257.80
Treasury Bill 2014-2015	05-14	05-15	var.										EUR	103,544,889.76	103,544,889.76
Treasury Bill 2014-2015	05-14	05-15	var.							GBP	85,000,000.00	109,128,257.80
Treasury Bill 2014-2015	05-14	05-15	var.	USD	250,000,000.00	205,913,845.65

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Treasury Bill 2014-2015	05-14	05-15	var.										EUR	179,733,275.82	179,733,275.82
Treasury Bill 2014-2015	05-14	05-15	var.							USD	250,000,000.00	205,913,845.65
Treasury Bill 2014-2015	07-14	07-15	var.	USD	250,000,000.00	205,913,845.65
Treasury Bill 2014-2015	07-14	07-15	var.										EUR	182,801,988.89	182,801,988.89
Treasury Bill 2014-2015	07-14	07-15	var.							USD	250,000,000.00	205,913,845.65
Treasury Bill 2014-2015	07-14	07-15	var.	AUD	80,000,000.00	53,948,344.46
Treasury Bill 2014-2015	07-14	07-15	var.										EUR	55,390,154.40	55,390,154.40
Treasury Bill 2014-2015	07-14	07-15	var.							AUD	80,000,000.00	53,948,344.46
Treasury Bill 2014-2015	07-14	07-15	var.	EUR	100,000,000.00	100,000,000.00
Treasury Bill 2014-2015	07-14	07-15	var.	EUR	50,000,000.00	50,000,000.00
Treasury Bill 2014-2015	07-14	07-15	var.	EUR	200,000,000.00	200,000,000.00
Treasury Bill 2014-2015	08-14	08-15	var.	USD	330,000,000.00	271,806,276.25
Treasury Bill 2014-2015	08-14	08-15	var.										EUR	250,189,537.53	250,189,537.53
Treasury Bill 2014-2015	08-14	08-15	var.							USD	330,000,000.00	271,806,276.25
Treasury Bill 2014-2015	08-14	08-15	var.	USD	100,000,000.00	82,365,538.26
Treasury Bill 2014-2015	08-14	08-15	var.										EUR	75,803,517.28	75,803,517.28
Treasury Bill 2014-2015	08-14	08-15	var.							USD	100,000,000.00	82,365,538.26
Treasury Bill 2014-2015	08-14	08-15	var.	USD	150,000,000.00	123,548,307.39
Treasury Bill 2014-2015	08-14	08-15	var.										EUR	113,688,040.02	113,688,040.02
Treasury Bill 2014-2015	08-14	08-15	var.							USD	150,000,000.00	123,548,307.39
Treasury Bill 2014-2015	08-14	08-15	var.	USD	50,000,000.00	41,182,769.13
Treasury Bill 2014-2015	08-14	08-15	var.										EUR	37,904,631.95	37,904,631.95
Treasury Bill 2014-2015	08-14	08-15	var.							USD	50,000,000.00	41,182,769.13
Treasury Bill 2014-2015	09-14	09-15	var.	USD	300,000,000.00	247,096,614.78
Treasury Bill 2014-2015	09-14	09-15	var.										EUR	233,463,035.02	233,463,035.02
Treasury Bill 2014-2015	09-14	09-15	var.							USD	300,000,000.00	247,096,614.78
Treasury Bill 2014-2015	09-14	09-15	var.	USD	400,000,000.00	329,462,153.04
Treasury Bill 2014-2015	09-14	09-15	var.										EUR	311,066,179.33	311,066,179.33
Treasury Bill 2014-2015	09-14	09-15	var.							USD	400,000,000.00	329,462,153.04
Treasury Bill 2014-2015	10-14	10-15	var.	USD	125,000,000.00	102,956,922.82
Treasury Bill 2014-2015	10-14	10-15	var.										EUR	98,986,379.47	98,986,379.47
Treasury Bill 2014-2015	10-14	10-15	var.							USD	125,000,000.00	102,956,922.82
Treasury Bill 2014-2015	10-14	10-15	var.	USD	300,000,000.00	247,096,614.78
Treasury Bill 2014-2015	10-14	10-15	var.										EUR	237,041,719.34	237,041,719.34
Treasury Bill 2014-2015	10-14	10-15	var.							USD	300,000,000.00	247,096,614.78
Treasury Bill 2014-2015	10-14	10-15	var.	USD	50,000,000.00	41,182,769.13
Treasury Bill 2014-2015	10-14	10-15	var.										EUR	39,521,630.19	39,521,630.19
Treasury Bill 2014-2015	10-14	10-15	var.							USD	50,000,000.00	41,182,769.13
Treasury Bill 2014-2015	10-14	10-15	var.	USD	400,000,000.00	329,462,153.04
Treasury Bill 2014-2015	10-14	10-15	var.										EUR	316,130,561.92	316,130,561.92
Treasury Bill 2014-2015	10-14	10-15	var.							USD	400,000,000.00	329,462,153.04
Treasury Bill 2014-2015	10-14	10-15	var.	USD	50,000,000.00	41,182,769.13
Treasury Bill 2014-2015	10-14	10-15	var.										EUR	39,525,691.70	39,525,691.70
Treasury Bill 2014-2015	10-14	10-15	var.							USD	50,000,000.00	41,182,769.13
Treasury Bill 2014-2015	11-14	11-15	var.	USD	500,000,000.00	411,827,691.29
Treasury Bill 2014-2015	11-14	11-15	var.										EUR	400,384,368.99	400,384,368.99
Treasury Bill 2014-2015	11-14	11-15	var.							USD	500,000,000.00	411,827,691.29
Treasury Bill 2014-2015	11-14	11-15	var.	USD	400,000,000.00	329,462,153.04
Treasury Bill 2014-2015	11-14	11-15	var.										EUR	320,384,461.35	320,384,461.35
Treasury Bill 2014-2015	11-14	11-15	var.							USD	400,000,000.00	329,462,153.04
Treasury Bill 2014-2015	11-14	11-15	var.	USD	65,000,000.00	53,537,599.87
Treasury Bill 2014-2015	11-14	11-15	var.										EUR	52,020,808.32	52,020,808.32
Treasury Bill 2014-2015	11-14	11-15	var.							USD	65,000,000.00	53,537,599.87
Treasury Bill 2014-2015	12-14	12-15	var.	USD	450,000,000.00	370,644,922.16
Treasury Bill 2014-2015	12-14	12-15	var.										EUR	363,372,093.02	363,372,093.02
Treasury Bill 2014-2015	12-14	12-15	var.							USD	450,000,000.00	370,644,922.16
Treasury Bill 2014-2015	12-14	12-15	var.	USD	430,000,000.00	354,171,814.51
Treasury Bill 2014-2015	12-14	12-15	var.										EUR	347,054,075.87	347,054,075.87
Treasury Bill 2014-2015	12-14	12-15	var.							USD	430,000,000.00	354,171,814.51
Treasury Bill 2014-2015	12-14	12-15	var.	USD	150,000,000.00	123,548,307.39
Treasury Bill 2014-2015	12-14	12-15	var.										EUR	120,105,693.01	120,105,693.01
Treasury Bill 2014-2015	12-14	12-15	var.							USD	150,000,000.00	123,548,307.39
Treasury Bill 2014-2015	12-14	12-15	var.	USD	160,000,000.00	131,784,861.21
Treasury Bill 2014-2015	12-14	12-15	var.										EUR	128,380,004.81	128,380,004.81
Treasury Bill 2014-2015	12-14	12-15	var.							USD	160,000,000.00	131,784,861.21
Loan from Insurances 2003-2018	05-03	05-18	4.350	EUR	13,200,000.00	13,200,000.00
Loan from Insurances 2003-2018	07-03	07-18	4.400	EUR	25,000,000.00	25,000,000.00
Loan from Insurances 2003-2018	07-03	07-18	4.400	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2005-2022	06-05	05-22	5.000	EUR	29,069,133.67	29,069,133.67
Loan from Insurances 2005-2022	06-05	06-22	5.000	EUR	10,028,851.12	10,028,851.12
Loan from Insurances 2005-2020	06-05	06-20	5.000	EUR	36,336,417.08	36,336,417.08
Loan from Insurances 2005-2022	06-05	06-22	5.000	EUR	10,101,523.95	10,101,523.95

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Insurances 2005-2020	11-05	11-20	3.630	EUR	13,000,000.00	13,000,000.00
Loan from Insurances 2008-2028	05-08	05-28	4.700	EUR	11,500,000.00	11,500,000.00
Loan from Insurances 2008-2027	11-08	11-27	4.700	EUR	25,000,000.00	25,000,000.00
Loan from Insurances 2008-2018	11-08	11-18	4.400	EUR	25,000,000.00	25,000,000.00
Loan from Insurances 2008-2018	11-08	11-18	4.400	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2008-2023	11-08	11-23	4.500	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2008-2021	11-08	11-21	4.450	EUR	25,000,000.00	25,000,000.00
Loan from Insurances 2008-2021	11-08	11-21	4.450	EUR	2,500,000.00	2,500,000.00
Loan from Insurances 2008-2024	11-08	11-24	4.450	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2008-2020	11-08	11-20	4.200	EUR	15,000,000.00	15,000,000.00
Loan from Insurances 2008-2020	11-08	11-20	4.200	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2008-2025	11-08	09-25	4.250	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2008-2027	12-08	07-27	4.150	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2008-2020	12-08	07-20	4.050	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2008-2020	12-08	07-20	4.050	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2008-2021	12-08	06-21	4.125	EUR	7,500,000.00	7,500,000.00
Loan from Insurances 2008-2021	12-08	06-21	4.125	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2008-2022	12-08	12-22	3.960	EUR	2,000,000.00	2,000,000.00
Loan from Insurances 2008-2022	12-08	12-22	3.960	EUR	3,000,000.00	3,000,000.00
Loan from Insurances 2008-2024	12-08	12-24	4.000	EUR	7,000,000.00	7,000,000.00
Loan from Insurances 2008-2028	12-08	12-28	4.070	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2023	01-09	01-23	4.000	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2009-2023	01-09	01-23	4.000	EUR	15,000,000.00	15,000,000.00
Loan from Insurances 2009-2023	01-09	01-23	4.000	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2009-2023	01-09	01-23	4.000	EUR	3,000,000.00	3,000,000.00
Loan from Insurances 2009-2027	01-09	07-27	4.300	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2009-2022	01-09	04-22	4.100	EUR	30,000,000.00	30,000,000.00
Loan from Insurances 2009-2022	01-09	04-22	4.100	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2020	01-09	01-20	4.190	EUR	15,000,000.00	15,000,000.00
Loan from Insurances 2009-2026	02-09	10-26	4.400	EUR	1,000,000.00	1,000,000.00
Loan from Insurances 2009-2026	02-09	10-26	4.400	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2009-2022	02-09	04-22	4.200	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2029	02-09	02-29	4.430	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2028	02-09	02-28	4.450	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2009-2024	02-09	02-24	4.300	EUR	15,000,000.00	15,000,000.00
Loan from Insurances 2009-2028	02-09	02-28	4.580	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2009-2027	02-09	02-27	4.560	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2009-2026	02-09	02-26	4.530	EUR	4,000,000.00	4,000,000.00

Loan from Insurances 2009-2020	02-09	07-20	4.400	EUR	1,000,000.00	1,000,000.00
Loan from Insurances 2009-2020	02-09	07-20	4.400	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2024	02-09	02-24	4.610	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2029	02-09	02-29	4.770	EUR	15,000,000.00	15,000,000.00
Loan from Insurances 2009-2024	02-09	02-24	4.610	EUR	15,000,000.00	15,000,000.00
Loan from Insurances 2009-2030	02-09	02-30	4.720	EUR	2,000,000.00	2,000,000.00
Loan from Insurances 2009-2024	02-09	02-24	4.610	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2029	03-09	03-29	4.800	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2024	03-09	03-24	4.800	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2028	03-09	03-28	4.820	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2020	03-09	07-20	4.360	EUR	1,500,000.00	1,500,000.00
Loan from Insurances 2009-2020	03-09	07-20	4.360	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2028	03-09	03-28	4.750	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2022	03-09	01-22	4.180	EUR	1,000,000.00	1,000,000.00
Loan from Insurances 2009-2022	03-09	01-22	4.180	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2009-2027	03-09	07-27	4.625	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2024	03-09	03-24	4.400	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2009-2023	03-09	03-23	4.320	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2021	03-09	03-21	4.220	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2027	03-09	03-27	4.640	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2022	04-09	04-22	4.250	EUR	1,000,000.00	1,000,000.00
Loan from Insurances 2009-2019	04-09	04-19	4.000	EUR	1,000,000.00	1,000,000.00
Loan from Insurances 2009-2019	07-09	07-19	4.120	EUR	16,000,000.00	16,000,000.00
Loan from Insurances 2010-2030	03-10	03-30	3.920	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2011-2026	10-11	10-26	3.345	EUR	25,000,000.00	25,000,000.00
Loan from Insurances 2011-2027	11-11	11-27	3.770	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2004-2027	02-04	02-27	4.900	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2004-2029	02-04	02-29	4.910	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2004-2029	02-04	02-29	4.900	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2004-2032	02-04	02-32	4.910	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2004-2024	02-04	08-24	4.800	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2004-2024	03-04	03-24	4.740	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2004-2034	03-04	03-34	4.860	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2004-2025	03-04	03-25	4.650	EUR	25,000,000.00	25,000,000.00

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Banks 2004-2034	04-04	04-34	4.900	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2004-2034	04-04	04-34	4.865	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2004-2019	05-04	05-19	var.	EUR	57,000,000.00	57,000,000.00
Loan from Banks 2004-2028	04-04	04-28	4.820	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2004-2034	05-04	05-34	4.910	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2004-2022	05-04	05-22	4.770	EUR	100,000,000.00	100,000,000.00
Loan from Banks 2004-2023	05-04	05-23	4.800	EUR	100,000,000.00	100,000,000.00
Loan from Banks 2004-2024	05-04	05-24	4.835	EUR	100,000,000.00	100,000,000.00
Loan from Banks 2004-2022	05-04	05-22	4.820	EUR	150,000,000.00	150,000,000.00
Loan from Banks 2004-2021	05-04	05-21	4.790	EUR	350,000,000.00	350,000,000.00
Loan from Banks 2004-2019	06-04	06-19	4.720	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2004-2024	07-04	07-24	4.750	EUR	15,000,000.00	15,000,000.00
Loan from Banks 2004-2019	07-04	07-19	4.600	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2004-2041	08-04	08-41	4.145	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2004-2044	09-04	05-44	4.175	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2004-2028	09-04	09-28	4.680	EUR	150,000,000.00	150,000,000.00
Loan from Banks 2004-2039	09-04	09-39	4.105	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2004-2016	10-04	10-16	var.	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2004-2029	10-04	10-29	4.565	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2004-2029	10-04	10-29	4.605	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2004-2022	11-04	11-22	4.360	EUR	250,000,000.00	250,000,000.00
Loan from Banks 2005-2035	02-05	02-35	3.455	EUR	250,000,000.00	250,000,000.00
Loan from Banks 2005-2035	03-05	03-35	3.220	EUR	250,000,000.00	250,000,000.00
Loan from Banks 2005-2025	02-05	02-25	4.100	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2020	03-05	08-20	4.005	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2005-2035	03-05	03-35	3.690	EUR	600,000,000.00	600,000,000.00
Loan from Banks 2005-2035	04-05	04-35	3.660	EUR	750,000,000.00	750,000,000.00
Loan from Banks 2005-2035	04-05	04-35	3.720	EUR	500,000,000.00	500,000,000.00
Loan from Banks 2005-2035	04-05	04-35	3.650	EUR	250,000,000.00	250,000,000.00
Loan from Banks 2005-2035	04-05	04-35	3.633	EUR	300,000,000.00	300,000,000.00
Loan from Banks 2005-2035	04-05	04-35	3.485	EUR	250,000,000.00	250,000,000.00
Loan from Banks 2005-2035	04-05	04-35	3.340	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	04-05	04-35	3.330	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	04-05	04-35	3.460	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	04-05	04-35	3.450	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	04-05	04-35	3.445	EUR	100,000,000.00	100,000,000.00
Loan from Banks 2005-2035	05-05	05-35	3.200	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	05-05	05-35	3.170	EUR	50,000,000.00	50,000,000.00

Loan from Banks 2005-2035	05-05	05-35	3.225	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	05-05	05-35	3.170	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	05-05	05-35	3.075	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	05-05	05-35	3.070	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	3.070	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	3.060	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	3.045	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	3.045	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	3.010	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	3.010	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	3.010	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	2.915	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	2.900	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	2.848	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	2.813	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	2.805	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	2.775	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	2.745	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	06-05	06-35	2.858	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	06-05	06-35	2.830	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	06-05	06-35	2.800	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	06-05	06-35	2.680	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	06-05	06-35	2.670	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	06-05	06-35	2.460	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2036	02-06	02-36	var.	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2006-2036	02-06	02-36	var.	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2006-2036	02-06	02-36	var.	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2006-2036	02-06	02-36	var.	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.345	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.365	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.363	EUR	200,000,000.00	200,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.363	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.359	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.350	EUR	50,000,000.00	50,000,000.00

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Banks 2006-2046	02-06	02-46	3.350	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.315	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.315	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.310	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.290	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.325	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.325	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.323	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.300	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.303	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.290	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.285	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.270	EUR	100,000,000.00	100,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.270	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.852	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.849	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.845	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.845	EUR	75,000,000.00	75,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.840	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.835	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.820	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.818	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.795	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.793	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.793	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2008-2027	11-08	07-27	4.650	EUR	80,000,000.00	80,000,000.00
Loan from Banks 2008-2028	11-08	11-28	4.660	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2008-2027	11-08	07-27	4.700	EUR	63,000,000.00	63,000,000.00
Loan from Banks 2008-2028	11-08	11-28	4.600	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2008-2028	11-08	11-28	4.600	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2008-2028	11-08	11-28	4.590	EUR	14,000,000.00	14,000,000.00
Loan from Banks 2008-2028	11-08	11-28	4.600	EUR	21,000,000.00	21,000,000.00
Loan from Banks 2008-2028	11-08	11-28	4.550	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2008-2028	11-08	11-28	4.545	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2008-2028	12-08	12-28	4.300	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2008-2027	12-08	07-27	4.225	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2008-2028	12-08	12-28	4.200	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2008-2027	12-08	12-27	4.010	EUR	20,000,000.00	20,000,000.00

Loan from Banks 2009-2027	01-09	07-27	4.060	EUR	100,000,000.00	100,000,000.00
Loan from Banks 2009-2027	01-09	07-27	4.060	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2009-2029	01-09	01-29	4.500	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2029	01-09	01-29	4.500	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2029	01-09	01-29	4.500	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2029	01-09	01-29	4.650	EUR	36,000,000.00	36,000,000.00
Loan from Banks 2009-2019	01-09	01-19	4.175	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2027	02-09	06-27	4.500	EUR	1,000,000.00	1,000,000.00
Loan from Banks 2009-2027	02-09	06-27	4.500	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2009-2027	02-09	06-27	4.500	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2027	02-09	06-27	4.500	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2009-2021	02-09	09-21	4.400	EUR	2,000,000.00	2,000,000.00
Loan from Banks 2009-2021	02-09	09-21	4.400	EUR	7,000,000.00	7,000,000.00
Loan from Banks 2009-2021	02-09	09-21	4.400	EUR	8,000,000.00	8,000,000.00
Loan from Banks 2009-2021	02-09	09-21	4.400	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2029	02-09	02-29	4.750	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2021	03-09	03-21	4.320	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2009-2020	03-09	03-20	4.220	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2009-2019	03-09	03-19	4.040	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2009-2027	03-09	03-27	4.775	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2024	03-09	03-24	4.600	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2009-2029	03-09	03-29	4.700	EUR	300,000.00	300,000.00
Loan from Banks 2009-2029	03-09	03-29	4.700	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2024	03-09	03-24	4.420	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2009-2019	03-09	03-19	4.000	EUR	55,000,000.00	55,000,000.00
Loan from Banks 2009-2027	03-09	07-27	4.810	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2009-2028	03-09	03-28	4.790	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2028	03-09	03-28	4.800	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2024	03-09	03-24	4.400	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2009-2022	04-09	04-22	4.210	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2009-2017	05-09	05-17	3.650	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2009-2023	05-09	05-23	4.260	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2029	05-09	05-29	4.620	EUR	80,000,000.00	80,000,000.00
Loan from Banks 2009-2019	05-09	05-19	4.105	EUR	23,000,000.00	23,000,000.00

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Banks 2009-2032	06-09	06-32	4.675	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2009-2021	06-09	06-21	4.250	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2009-2021	07-09	07-21	4.200	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2010-2026	06-10	06-26	4.660	EUR	17,000,000.00	17,000,000.00
Loan from Banks 2009-2022	07-09	07-22	4.225	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2027	07-09	07-27	4.550	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2026	07-09	07-26	4.450	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2009-2026	08-09	08-26	4.120	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2009-2027	09-09	09-27	4.220	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2009-2027	09-09	09-27	4.220	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2027	09-09	09-27	4.230	EUR	195,000,000.00	195,000,000.00
Loan from Banks 2009-2026	09-09	09-26	4.300	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2009-2027	09-09	09-27	4.350	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2029	09-09	09-29	4.320	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2030	09-09	09-30	4.355	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2030	09-09	09-30	4.355	EUR	2,500,000.00	2,500,000.00
Loan from Banks 2009-2027	10-09	10-27	4.310	EUR	15,000,000.00	15,000,000.00
Loan from Banks 2009-2029	09-09	09-29	4.330	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2009-2034	09-09	09-34	4.300	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2026	09-09	09-26	4.145	EUR	35,000,000.00	35,000,000.00
Loan from Banks 2009-2028	09-09	09-28	4.365	EUR	17,000,000.00	17,000,000.00
Loan from Banks 2009-2027	10-09	10-27	4.245	EUR	87,000,000.00	87,000,000.00
Loan from Banks 2009-2027	10-09	10-27	4.245	EUR	1,000,000.00	1,000,000.00
Loan from Banks 2009-2028	10-09	10-28	4.290	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2009-2024	10-09	03-24	4.030	EUR	48,000,000.00	48,000,000.00
Loan from Banks 2009-2028	10-09	10-28	4.280	EUR	200,000,000.00	200,000,000.00
Loan from Banks 2009-2032	11-09	11-32	4.220	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2009-2027	11-09	11-27	4.250	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2009-2027	11-09	11-27	4.250	EUR	15,000,000.00	15,000,000.00
Loan from Banks 2009-2029	11-09	11-29	4.250	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2009-2029	11-09	11-29	4.250	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2009-2029	11-09	11-29	4.250	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2039	12-09	12-39	4.230	EUR	15,000,000.00	15,000,000.00
Loan from Banks 2009-2028	12-09	12-28	4.080	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2039	12-09	12-39	4.250	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2013-2026	07-13	04-26	4.170	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2010-2026	01-10	04-26	4.170	EUR	1,000,000.00	1,000,000.00
Loan from Banks 2010-2025	01-10	01-25	4.040	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2010-2040	01-10	01-40	4.310	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2010-2025	01-10	01-25	4.005	EUR	22,000,000.00	22,000,000.00
Loan from Banks 2010-2030	01-10	01-30	4.190	EUR	23,000,000.00	23,000,000.00
Loan from Banks 2010-2025	01-10	01-25	4.030	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2010-2037	02-10	02-37	4.185	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2010-2028	02-10	02-28	4.032	EUR	66,500,000.00	66,500,000.00
Loan from Banks 2010-2030	02-10	02-30	4.114	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2010-2030	02-10	02-30	4.135	EUR	70,000,000.00	70,000,000.00
Loan from Banks 2010-2030	03-10	03-30	3.972	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2010-2030	03-10	03-30	4.000	EUR	35,000,000.00	35,000,000.00
Loan from Banks 2010-2035	05-10	05-35	3.640	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2010-2040	05-10	05-40	3.840	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2010-2030	06-10	06-30	3.700	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2010-2015	06-10	11-15	2.250	EUR	150,000,000.00	150,000,000.00
Loan from Banks 2010-2027	06-10	06-27	3.510	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2010-2050	10-10	10-50	3.112	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2011-2051	01-11	10-51	3.160	EUR	45,000,000.00	45,000,000.00
Loan from Banks 2011-2052	01-11	11-52	3.190	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2011-2039	01-11	01-39	3.765	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2011-2041	01-11	01-41	3.770	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2011-2036	11-11	11-36	3.670	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2011-2031	11-11	11-31	3.780	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2011-2031	11-11	11-31	4.000	EUR	53,000,000.00	53,000,000.00
Loan from Banks 2011-2034	11-11	12-34	4.000	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2011-2061	11-11	11-61	3.953	EUR	300,000,000.00	300,000,000.00
Loan from Banks 2011-2036	12-11	12-36	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2011-2026	12-11	12-26	3.920	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2011-2026	12-11	12-26	3.920	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2011-2036	12-11	12-36	3.974	EUR	55,000,000.00	55,000,000.00
Loan from Banks 2011-2026	12-11	12-26	3.800	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2011-2036	12-11	12-36	3.900	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2011-2036	12-11	12-36	3.800	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2012-2032	01-12	01-32	3.510	EUR	33,000,000.00	33,000,000.00
Loan from Banks 2012-2037	05-12	05-37	2.687	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2012-2032	11-12	11-32	2.320	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2012-2042	11-12	11-42	2.657	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2013-2069	02-13	02-69	2.910	EUR	70,000,000.00	70,000,000.00
Loan from Banks 2013-2022	06-13	06-22	1.580	EUR	70,000,000.00	70,000,000.00
Loan from Banks 2013-2020	06-13	06-20	1.560	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2013-2023	09-13	09-23	2.307	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2008-2028	05-08	05-28	4.700	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2009-2026	09-09	09-26	4.260	EUR	20,000,000.00	20,000,000.00
Loan from Banks 1994-2024	10-94	01-24	6.500	DEM	50,000,000.00	25,564,594.06
Loan from Banks 1995-2024	01-95	01-24	6.500	DEM	630,000,000.00	322,113,885.15
Loan from Banks 1995-2024	01-95	02-24	6.250	DEM	89,310,000.00	45,663,477.91
Loan from Banks 1995-2024	02-95	02-24	6.070	DEM	44,503,782.82	22,754,422.84
Loan from Banks 1996-2024	02-96	01-24	6.380	DEM	50,000,000.00	25,564,594.06
Loan from Banks 1985-2015	02-85	02-15	4.700	ATS	246,666,666.62	17,925,965.76
Loan from Banks 1985-2015	04-85	04-15	6.700	ATS	33,324,000.00	2,421,749.53
Loan from Banks 1985-2015	04-85	04-15	6.800	ATS	150,000,000.00	10,900,925.13
Loan from Banks 1985-2015	08-85	08-15	5.700	ATS	100,000,000.00	7,267,283.42
Loan from Banks 1985-2015	12-85	12-15	5.250	ATS	125,000,000.00	9,084,104.27
Loan from Banks 1986-2016	03-86	03-16	5.500	ATS	538,461,538.47	39,131,526.09
Loan from Banks 1986-2016	06-86	06-16	6.125	ATS	500,000,000.00	36,336,417.08
Loan from Banks 1986-2016	09-86	09-16	5.875	ATS	500,000,000.00	36,336,417.08
Loan from Banks 1986-2016	11-86	11-16	4.000	ATS	283,330,000.00	20,590,394.10
Loan from Banks 2005-2015	10-05	10-15	3.470										JPY	30,000,000,000.00	206,568,890.73
Loan from Banks 2005-2015	10-05	10-15	3.470							JPY	30,000,000,000.00	206,568,890.73
Loan from Banks 2009-2015	01-09	10-15	4.250										USD	90,358,724.13	74,424,449.49
Loan from Banks 2009-2015	01-09	10-15	4.250							USD	90,358,724.13	74,424,449.49
Loan from Banks 2014-2015	12-14	01-15	var.	EUR	420,230,000.00	420,230,000.00
Loan 2009-2015	07-09	07-15	3.360	EUR	250,000.00	250,000.00
Loan 2012-2027	05-12	05-27	3.000	EUR	3,000,000.00	3,000,000.00
Loan 2012-2022	05-12	05-22	2.520	EUR	3,000,000.00	3,000,000.00
Loan 2012-2019	05-12	05-19	2.050	EUR	3,000,000.00	3,000,000.00
Loan 2012-2027	07-12	07-27	2.780	EUR	371,250.00	371,250.00
Loan 2013-2027	07-13	07-27	2.230	EUR	371,250.00	371,250.00
Loan 2014-2027	07-14	07-27	1.650	EUR	371,250.00	371,250.00
Loan 2005-2015	10-05	10-15	var.										EUR	169,241,893.13	169,241,893.13
Loan 2005-2015	10-05	10-15	var.							EUR	169,241,893.13	169,241,893.13

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Government Bonds				EUR	190,423,329,867.93	190,423,329,867.93	EUR	8,950,974,700.46	8,950,974,700.46	EUR	1,065,093,478.21	1,065,093,478.21	EUR	3,018,769,171.91	3,018,769,171.91	EUR	9,527,006,000.00	9,527,006,000.00
				JPY	0.00	0.00	JPY	0.00	0.00	JPY	59,290,000,000.00	408,248,984.37	JPY	59,290,000,000.00	408,248,984.37	JPY	0.00	0.00
				CHF	900,000,000.00	748,502,994.01	CHF	300,000,000.00	249,500,998.00	CHF	1,388,500,000.00	1,154,773,785.76	CHF	788,500,000.00	655,771,789.75	CHF	0.00	0.00
				USD	1,000,000,000.00	823,655,382.59	USD	0.00	0.00	USD	1,000,000,000.00	823,655,382.59	USD	0.00	0.00	USD	0.00	0.00
				GBP	80,000,000.00	102,708,948.52	GBP	80,000,000.00	102,708,948.52	GBP	80,000,000.00	102,708,948.52	GBP	80,000,000.00	102,708,948.52	GBP	0.00	0.00
				NOK	2,500,000,000.00	276,487,502.76	NOK	0.00	0.00	NOK	2,500,000,000.00	276,487,502.76	NOK	0.00	0.00	NOK	0.00	0.00
				CAD	550,000,000.00	391,097,205.43	CAD	0.00	0.00	CAD	550,000,000.00	391,097,205.43	CAD	0.00	0.00	CAD	0.00	0.00
				AUD	0.00	0.00	AUD	0.00	0.00	AUD	0.00	0.00	AUD	0.00	0.00	AUD	0.00	0.00
Federal Obligations				EUR	1,472,260,000.00	1,472,260,000.00	EUR	0.00	0.00	EUR	0.00	0.00	EUR	106,236,181.25	106,236,181.25	EUR	0.00	0.00
				JPY	12,000,000,000.00	82,627,556.29	JPY	0.00	0.00	JPY	12,000,000,000.00	82,627,556.29	JPY	0.00	0.00	JPY	0.00	0.00
				ATS	550,000,000.00	39,970,058.79	ATS	0.00	0.00	ATS	0.00	0.00	ATS	0.00	0.00	ATS	0.00	0.00
Treasury Bills				EUR	3,900,000,000.00	3,900,000,000.00	EUR	0.00	0.00	EUR	0.00	0.00	EUR	4,660,058,923.04	4,660,058,923.04	EUR	1,903,662,639.36	1,903,662,639.36
				USD	5,532,000,000.00	4,556,461,576.48	USD	0.00	0.00	USD	5,532,000,000.00	4,556,461,576.48	USD	0.00	0.00	USD	0.00	0.00
				AUD	110,000,000.00	74,178,973.63	AUD	0.00	0.00	AUD	110,000,000.00	74,178,973.63	AUD	0.00	0.00	AUD	0.00	0.00
Loan from Insurances				EUR	891,735,925.82	891,735,925.82	EUR	0.00	0.00	EUR	0.00	0.00	EUR	0.00	0.00	EUR	0.00	0.00
Loan from Banks				EUR	12,513,530,000.00	12,513,530,000.00	EUR	0.00	0.00	EUR	0.00	0.00	EUR	0.00	0.00	EUR	0.00	0.00
				ATS	2,476,782,205.09	179,994,782.46	ATS	0.00	0.00	ATS	0.00	0.00	ATS	0.00	0.00	ATS	0.00	0.00
				DEM	863,813,782.82	441,660,974.02	DEM	0.00	0.00	DEM	0.00	0.00	DEM	0.00	0.00	DEM	0.00	0.00
Othe Loans				EUR	10,363,750.00	10,363,750.00	EUR	0.00	0.00	EUR	169,241,893.13	169,241,893.13	EUR	169,241,893.13	169,241,893.13	EUR	0.00	0.00
Total				EUR	209,211,219,543.75	209,211,219,543.75	EUR	8,950,974,700.46	8,950,974,700.46	EUR	1,234,335,371.34	1,234,335,371.34	EUR	7,954,306,169.33	7,954,306,169.33	EUR	11,430,668,639.36	11,430,668,639.36
				JPY	12,000,000,000.00	82,627,556.29	JPY	0.00	0.00	JPY	101,290,000,000.00	697,445,431.38	JPY	89,290,000,000.00	614,817,875.09	JPY	0.00	0.00
				CHF	900,000,000.00	748,502,994.01	CHF	300,000,000.00	249,500,998.00	CHF	1,388,500,000.00	1,154,773,785.76	CHF	788,500,000.00	655,771,789.75	CHF	0.00	0.00
				USD	6,532,000,000.00	5,380,116,959.06	USD	0.00	0.00	USD	6,622,358,724.13	5,454,541,408.56	USD	90,358,724.13	74,424,449.49	USD	0.00	0.00
				GBP	315,000,000.00	404,416,484.79	GBP	80,000,000.00	102,708,948.52	GBP	315,000,000.00	404,416,484.79	GBP	80,000,000.00	102,708,948.52	GBP	0.00	0.00
				NOK	2,500,000,000.00	276,487,502.76	NOK	0.00	0.00	NOK	2,500,000,000.00	276,487,502.76	NOK	0.00	0.00	NOK	0.00	0.00
				CAD	550,000,000.00	391,097,205.43	CAD	0.00	0.00	CAD	550,000,000.00	391,097,205.43	CAD	0.00	0.00	CAD	0.00	0.00
				AUD	110,000,000.00	74,178,973.63	AUD	0.00	0.00	AUD	110,000,000.00	74,178,973.63	AUD	0.00	0.00	AUD	0.00	0.00
				ATS	3,026,782,205.09	219,964,841.25	ATS	0.00	0.00	ATS	0.00	0.00	ATS	0.00	0.00	ATS	0.00	0.00
				DEM	863,813,782.82	441,660,974.02	DEM	0.00	0.00	DEM	0.00	0.00	DEM	0.00	0.00	DEM	0.00	0.00

						Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
					Grand Total Internal Debt	209,872,845,359.02			8,950,974,700.46			1,234,335,371.34			7,954,306,169.33			11,430,668,639.36
					Grand Total External Debt	7,357,427,675.98			352,209,946.52			8,452,940,792.32			1,447,723,062.86			0.00

					Grand Total Debt	217,230,273,035.01			9,303,184,646.98			9,687,276,163.66			9,402,029,232.19			11,430,668,639.36

					Financial debt before swap	Credit affiliates		Credit swaps	Debt swaps		Debt holding of own bonds	Financial debt after swap
Grand Total Internal Debt				EUR	209,872,845,359.02	8,950,974,700.46		1,234,335,371.34	7,954,306,169.33		11,430,668,639.36	196,211,172,817.19
Grand Total External Debt				EUR	7,357,427,675.98	352,209,946.52		8,452,940,792.32	1,447,723,062.86		0.00	0.00

Grand Total Debt				EUR	217,230,273,035.01	9,303,184,646.98		9,687,276,163.66	9,402,029,232.19		11,430,668,639.36	196,211,172,817.19

Total Internal Floating Rate Debt												10,451,989,560.58
Total External Floating Rate Debt												0.00

GUARANTEED DEBT

EXTERNAL GUARANTEED DEBT AS OF DECEMBER 31, 2014

Borrower	Amount (Millions of euros)
Export Guarantees(1)
Export Guarantees Act	2,589.13
Export Financing Guarantees Act	21,564.09
Transport and Infrastructure
ASFINAG	220.34
Austrian Railways (ÖBB)	77.84
Austrian Financial Market
Interbank Market Support Act (IBSG)	0.00
Financial Market Stability Act (FinStaG)	0.00
Other Liabilities
Loans to Federal Museums	530.11
Oil Stockholding Support Act	137.23

Total	25,118.74

(1)	Includes recognized but unpaid claims against the Republic under Export Guarantees.

DOMESTIC GUARANTEED DEBT AS OF DECEMBER 31, 2014

Borrower	Amount (Millions of euros)
Export Guarantees(1)
Export Guarantees Act(2)	25,878.09
Export Financing Guarantees Act	2,600.00
Transport and Infrastructure
ASFINAG	8,809.31
Austrian Railways (ÖBB)	17,082.71
Railway Infrastructure Services Company (SCHIG)	2.81
Austrian Financial Market
Interbank Market Support Act (IBSG)	0.00
Financial Market Stability Act (FinStaG)	3,445.20
European Financial Stability Facility (EFSF)	9,148.97
Promotion of Economic Development
Austria Wirtschaftsservice GesmbH (AWS)	848.64
Austrian Bank for Tourism Development (ÖHT)	237.17
Austrian Research Promotion Agency (FFG)	88.61
Act Strengthening Enterprise Liquidity (ULSG)	74.79
Other Liabilities
Loans to Federal Museums	501.99
Oil Stockholding Support Act	0.00
Nuclear Liability Act 1999	121.80
European Investmentbank (EIB)	60.04
Electric Utility Industry—Energy Bonds	0.14
Agricultural Investment Loans	0.00
Total(3)	68,900.27

(1)	Guarantees issued by the Republic of Austria under the Export Guarantees Act and the Export Financing Guarantees Act cover both the funding and, when assigned as collateral, the lending activities of Oesterreichische Kontrollbank AG (OeKB). Therefore, since cumulative payments out of both types of guarantees are very unlikely, the outstanding guaranteed amounts are counted only once to the extent they cover both sides of OeKB’s balance sheet. Following this economic approach the guaranteed debt for export guarantees amounted to EUR 4,513.51 million (external guaranteed debt) and EUR 26,110.12 million (domestic guaranteed debt) as of December 31, 2014.
(2)	Includes recognized but unpaid claims against the Republic under Export Guarantees.
(3)	In addition, the Republic is liable by law for all liabilities of the Austrian Postal Savings Bank assumed until December 31, 2000, which amounted to EUR 1.3 billion as of December 31, 2014.

SOURCES OF INFORMATION

Except as stated below, the information set forth herein with respect to Austria has been supplied by Mag. Silvia Maca, Director, Head of the Division for Export Financing and International Export Promotion Policy, Ministry of Finance of the Republic of Austria, in her official capacity and is included herein on her authority.

The information contained under the headings “Balance of Payments”, “Foreign Exchange”, “Banking System and Monetary Policy—Oesterreichische Nationalbank” and “Banking System and Monetary Policy—Monetary Policy” and the information in the tables set forth under “Balance of Payments”, “Foreign Exchange”, “Banking System and Monetary Policy” and “The Economy—Tourism” has been extracted from publications of the Oesterreichische Nationalbank and the Austrian Central Statistical Office, all of which are official documents published by Austrian authorities or the Oesterreichische Nationalbank.

The information in the tables set forth under “The Economy” and “Public Debt” has been extracted from publications of STATISTICS AUSTRIA (STATISTIK AUSTRIA), from publications of the Austrian Institute for Economic Research (Österreichisches Institut für Wirtschaftsforschung or WIFO), and from publications of the Oesterreichische Nationalbank (“OeNB”). STATISTIK AUSTRIA is an agency of Austria. OeNB is the Austrian central bank, 50% of which is owned by the Republic of Austria. WIFO is an independent, non-partisan and not-for-profit organization supported by numerous professional associations and institutions for economic policy.

Certain information contained under the heading “The Economy—Labor and Social Legislation” has been extracted from publications of Eurostat, the statistical office of the European Union.

The information in the tables under “Tables and Supplementary Information” has been extracted from the Federal Budget Laws of the Republic of Austria, which are official documents published by the Republic of Austria.

AUTHORIZED AGENT

The name and address of the authorized agent of the Bank and Austria in the United States is Dr. Wolfgang Waldner, Ambassador extraordinary and plenipotentiary of the Republic of Austria to the United States, Austrian Embassy, 3524 International Court, N.W., Washington, D.C. 20008.